Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 24, 2013

among

QS WHOLESALE, INC.

as the Lead Borrower

The Other Borrowers From Time to Time Party Hereto

The Guarantors From Time to Time Party Hereto

BANK OF AMERICA, N.A. (including through its global branches and affiliates)

as Administrative Agent,

BANK OF AMERICA, NATIONAL ASSOCIATION

as Australian Security Trustee,

BANK OF AMERICA, N.A.

GENERAL ELECTRIC CAPITAL CORPORATION

as Co-Collateral Agents,

and

The Other Lenders Party Hereto

GENERAL ELECTRIC CAPITAL CORPORATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

GE CAPITAL MARKETS, INC.

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers

and Joint Bookrunners

EXECUTION COPY

(i)

3.04	Increased Costs; Reserves on LIBO Rate Loans.	155
3.05	Compensation for Losses	157
3.06	Mitigation Obligations; Replacement of Lenders.	158
3.07	Survival	158
3.08	Designation of Lead Borrower as Borrowers’ Agent.	158

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		159
4.01	Conditions of Initial Credit Extension	159
4.02	Conditions to all Credit Extensions	164

ARTICLE V REPRESENTATIONS AND WARRANTIES		165
5.01	Existence, Qualification and Power	165
5.02	Authorization; No Contravention	166
5.03	Governmental Authorization; Other Consents	166
5.04	Binding Effect	166
5.05	Financial Statements; No Material Adverse Effect.	166
5.06	Litigation	167
5.07	No Default	168
5.08	Ownership of Property; Liens.	168
5.09	Environmental Compliance.	168
5.10	Insurance	169
5.11	Taxes	169
5.12	Plans.	170
5.13	Subsidiaries; Equity Interests	171
5.14	Margin Regulations; Investment Company Act.	171
5.15	Disclosure	171
5.16	Compliance with Laws	172
5.17	Intellectual Property; Licenses, Etc.	172
5.18	Labor Matters.	172
5.19	Security Documents.	173
5.20	Solvency.	174
5.21	Deposit Accounts; Credit Card Arrangements.	174
5.22	Brokers	174
5.23	Customer and Trade Relations	174
5.24	Material Contracts	174
5.25	Casualty	175
5.26	Anti-Social Forces	175
5.27	Tax Consolidation	176
5.28	Commercial benefit	176
5.29	No Immunity	176

(ii)

ARTICLE VI AFFIRMATIVE COVENANTS		177
6.01	Financial Statements	177
6.02	Certificates; Other Information	179
6.03	Notices	182
6.04	Payment of Obligations	183
6.05	Preservation of Existence, Etc.	183
6.06	Maintenance of Properties	184
6.07	Reserved.	184
6.08	Maintenance of Insurance.	184
6.09	Compliance with Laws	185
6.10	Books and Records.	186
6.11	Inspection Rights.	186
6.12	Use of Proceeds	187
6.13	Additional Loan Parties.	187
6.14	Cash Management.	189
6.15	Information Regarding the Collateral.	191
6.16	Physical Inventories.	192
6.17	Environmental Laws.	193
6.18	Further Assurances.	193
6.19	Maintenance of New York Process Agent.	194
6.20	Material Contracts	194
6.21	Canadian Pension Benefit Plans.	194
6.22	Compliance with Terms of Leaseholds.	195

ARTICLE VII NEGATIVE COVENANTS		195
7.01	Liens; Retention of Title, Constructive Transfers .	195
7.02	Investments	196
7.03	Indebtedness	196
7.04	Fundamental Changes	197
7.05	Dispositions	198
7.06	Restricted Payments	198
7.07	Prepayments of Indebtedness	199
7.08	Change in Nature of Business	199
7.09	Transactions with Affiliates	199
7.10	Burdensome Agreements	200
7.11	Use of Proceeds	201
7.12	Amendment of Material Documents.	201
7.13	Fiscal Year; Accounting Policies.	201
7.14	Deposit Accounts; Credit Card Processors.	201
7.15	Financial Covenant.	202
7.16	Anti-Social Force.	202

(iii)

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		202
8.01	Events of Default	202
8.02	Remedies Upon Event of Default	206
8.03	Application of Funds.	207
8.04	Waivers By Loan Parties	212

ARTICLE IX AGENTS AND LENDERS		213
9.01	Appointment and Authority.	213
9.02	Appointment of Australian Security Trustee by Foreign Credit Parties.	214
9.03	Rights as a Lender	220
9.04	Exculpatory Provisions	220
9.05	Reliance by Agents.	221
9.06	Delegation of Duties	221
9.07	Resignation of Agents	222
9.08	Non-Reliance on Agents and Other Lenders	223
9.09	No Other Duties, Etc	223
9.10	Administrative Agent May File Proofs of Claim	223
9.11	Collateral and Guaranty Matters	224
9.12	Notice of Transfer.	226
9.13	Reports and Financial Statements.	226
9.14	Agency for Perfection.	227
9.15	Indemnification of Agents.	227
9.16	Relation among Lenders	227
9.17	Risk Participation.	227
9.18	Actions In Concert	228
9.19	Collateral Issues	229

ARTICLE X MISCELLANEOUS		229
10.01	Amendments, Etc.	229
10.02	Notices; Effectiveness; Electronic Communications.	232
10.03	No Waiver; Cumulative Remedies	234
10.04	Expenses; Indemnity; Damage Waiver.	234
10.05	Reinstatement; Payments Set Aside	236
10.06	Successors and Assigns.	237
10.07	Treatment of Certain Information; Confidentiality	243
10.08	Right of Setoff	243
10.09	Interest Rate Limitation	244
10.10	Counterparts; Integration; Effectiveness	244
10.11	Survival	245
10.12	Severability	245
10.13	Replacement of Lenders	246

(iv)

10.14	Governing Law; Jurisdiction; Etc.	246
10.15	Waiver of Jury Trial	247
10.16	No Advisory or Fiduciary Responsibility	248
10.17	USA PATRIOT Act Notice; Proceeds of Crime Act	248
10.18	Foreign Asset Control Regulations	249
10.19	[Reserved].	249
10.20	Time of the Essence	249
10.21	Foreign Subsidiaries.	249
10.22	Press Releases.	250
10.23	Additional Waivers.	251
10.24	Judgment Currency	252
10.25	No Strict Construction	253
10.26	Attachments	253
10.27	Conflict of Terms.	253
10.28	Electronic Execution of Assignments and Certain Other Documents	253
10.29	Obligations and Collateral of the Foreign Loan Parties.	254
10.30	Language.	254
10.31	Keepwell.	254
10.32	Amendment and Restatement	254
10.33	Money Lending Business Law	255

SIGNATURES		S-1

(v)

SCHEDULES

1.01	Domestic Borrowers

1.02(a)	Guarantors of Domestic Facilities

1.02(b)	Guarantors of Foreign Facilities

1.03	Mandatory Cost Formulae

1.04	Existing Letters of Credit

1.05	Australasia Subsidiaries

1.06	Specified Account Debtors

2.01	Commitments and Applicable Percentages

4.01(a)(x)	Security Documents

4.01(a)(xi)	Other Loan Documents

5.01	Loan Parties’ Organizational Information

5.05	Material Indebtedness

5.08(b)(1)	Owned Real Estate

5.08(b)(2)	Leased Real Estate

5.10	Insurance

5.13	Subsidiaries, including Immaterial Subsidiaries; Other Equity Investments

5.18	Collective Bargaining Agreements

5.21(b)	Credit Card Arrangements

5.22	Brokers

5.24	Material Contracts

6.02	Financial and Collateral Reporting

6.14	Japanese Loan Parties’ Lessors

7.01	Existing Liens

7.02	Existing Investments

(vi)

7.03	Existing Indebtedness

7.10	Burdensome Agreements

10.02	Administrative Agent’s Offices; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Domestic Committed Loan Notice

A-2	Foreign Committed Loan Notice

B-1	Domestic Swing Line Loan Notice

B-2	Foreign Swing Line Loan Notice

C-1	Domestic Note

C-2	Canadian Note/Australian Note

C-3	Domestic Swing Line Note

C-4	Foreign Swing Line Note

D	Compliance Certificate

E-1	Assignment and Assumption – Domestic Lenders

E-2	Assignment and Assumption – Foreign Lenders

F-1	Joinder Agreement – Domestic Loan Parties

F-2	Joinder Agreement – Foreign Loan Parties

G-1	Domestic Borrowing Base Certificate

G-2	Canadian Borrowing Base Certificate

G-3	Australian Borrowing Base Certificate

G-4	Japanese Borrowing Base Certificate

H-1	Credit Card Notification (Domestic and Canadian)

H-2	Credit Card Notification (Australia)

H-3	Credit Card Notification (Japan)

(vii)

I	Lessor Notification

J-1	Collateral Access Agreement – Domestic Loan Parties

J-2	Collateral Access Agreement – Canadian Loan Parties

J-3	Collateral Access Agreement – Australian Loan Parties

J-4	Collateral Access Agreement – Japanese Loan Parties

K-1	Customs Broker Agent Agreement – Domestic Loan Parties

K-2	Customs Broker Agent Agreement – Canadian Loan Parties

L-1	Domestic Guarantee

L-2	Foreign Guarantee

M-1 – M-4        U.S. Tax Compliance Certificates

(viii)

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 24, 2013 among

QS WHOLESALE, INC., a California corporation (the “Lead Borrower”);

the Persons named on Schedule 1.01 hereto (collectively, with the Lead Borrower and each other Person that from time to time becomes a “Domestic Borrower” hereunder, the “Domestic Borrowers”);

QUIKSILVER CANADA CORP., a Nova Scotia unlimited liability company (the “Canadian Borrower”);

UG MANUFACTURING CO. PTY LTD, a proprietary limited company organized under the laws of Australia (the “Australian Borrower”);

QUIKSILVER JAPAN CO., LTD., a Japanese Kabushiki Kaisha (the “Japanese Borrower”);

QUIKSILVER, INC., a Delaware corporation (the “Parent”);

the Persons named on Schedules 1.02(a) and 1.02(b) hereto (collectively, with each other Person that from time to time becomes a “Guarantor” hereunder, the “Guarantors”);

each lender from time to time party hereto;

BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender;

BANK OF AMERICA, NATIONAL ASSOCIATION, as Australian Security Trustee; and

BANK OF AMERICA, N.A. and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agents.

PRELIMINARY STATEMENTS

Certain of the Loan Parties, the Administrative Agent, the Co-Collateral Agents and certain of the Lenders, among others, have entered into a Credit Agreement dated as of July 31, 2009 (as amended from time to time and currently in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”).

Such Loan Parties, the Administrative Agent, the Co-Collateral Agents and such Lenders desire to amend and restate the Existing Credit Agreement to modify certain of the provisions thereof, and certain additional Loan Parties and Lenders desire to become a party hereto, in each case upon the terms and subject to the conditions set forth herein, on the Effective Date (as defined herein).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under, and as defined in, the Existing Credit Agreement):

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“6.875% Notes” means the 6-7/8% senior unsecured notes due 2015 issued by the Parent and guaranteed by certain of its Subsidiaries, or any Permitted Amendment/Refinancing thereof.

“8.875% Notes” means the 8.875% senior unsecured notes due 2017 issued by Boardriders, S.A., guaranteed by the Parent and guaranteed by certain of its Subsidiaries, or any Permitted Amendment/Refinancing thereof.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Aggregate Availability for three consecutive Business Days at least equal to the greater of (x) twelve and one-half percent (12.5%) of the lesser of the Aggregate Total Commitments and the Aggregate Borrowing Base, or (y) $20,000,000. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Specified Event of Default is continuing, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to maintain Aggregate Availability as required in clause (ii) of the immediately preceding sentence, until Aggregate Availability has equaled or exceeded the greater of (x) twelve and one-half percent (12.5%) of the lesser of the Aggregate Total Commitments and the Aggregate Borrowing Base, or (y) $20,000,000, for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. For purposes of calculating Aggregate Availability with respect to an Accelerated Borrowing Base Delivery Event, Australian Availability and Japanese Availability shall not account for more than 40% of Aggregate Availability. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable BOL” means with respect to In-Transit Inventory, a tangible, negotiable bill of lading that (i) is issued by a common carrier which is not an Affiliate of the applicable foreign vendor or North America Borrowing Base Party and which is in actual possession of such In-Transit Inventory or by an Eligible NVOCC; (ii) covers only such In-Transit Inventory; (iii) is issued to the order of a North America Borrowing Base Party or, while an Event of Default exists, if so requested by any Agent, to the order of the Administrative Agent; (iv) is subject to the first priority Lien of an Agent and no other Lien that is not a Permitted Encumbrance; and (v) an Agent has not notified the applicable North America Borrowing Base Party that such bill of lading is not in form and content reasonably acceptable to the applicable Agent.

“Accommodation Payment” has the meaning provided in Section 10.23(d).

“Account” means “accounts” as defined in the UCC, in the PPSA (or to the extent governed by the Civil Code of Québec, defined as “claims” for the purposes of the Civil Code of Québec) and in the Australian PPSA, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card (including any claim against a credit card service provider), or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, province, territory, governmental unit of a state, province or territory, or person licensed or authorized to operate the game by a state, province, territory or governmental unit of a state, province or territory. The term “Account” includes health-care-insurance receivables.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person, (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of Store locations of any Person (which, for the avoidance of doubt, shall exclude leasehold improvements and Store build-outs) for which the aggregate consideration payable in connection with such acquisition is $5,000,000 or more in any single transaction or $10,000,000 or more in the aggregate during the Availability Period, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” has the meaning provided in Section 2.15(c).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter; provided that, the first Adjustment Date after the Effective Date shall be November 1, 2013.

“Administrative Agent” means Bank of America (including acting through its global branches and Affiliates, including, without limitation, its Canada branch and Hong Kong branch, as the context may require) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iii) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent(s)” means, individually, the Administrative Agent, the Australian Security Trustee, or any of the Co-Collateral Agents, and collectively means all of them.

“Aggregate Applicable Commitments” means, at any time of determination, the Aggregate Domestic Commitments, the Aggregate Australian Commitments, the Aggregate Canadian Commitments or the Aggregate Japanese Commitments, as the context may require.

“Aggregate Australian Commitments” means the Australian Commitments of all the Australian Lenders. As of the Effective Date, the Aggregate Australian Commitments are $25,000,000.

“Aggregate Availability” means, at any time of determination, the sum of Domestic Availability, Australian Availability, Canadian Availability and Japanese Availability.

“Aggregate Borrowing Base” means, at any time of determination, the sum of the Domestic Borrowing Base, the Australian Borrowing Base, the Canadian Borrowing Base and the Japanese Borrowing Base.

“Aggregate Canadian Commitments” means the Canadian Commitments of all the Canadian Lenders. As of the Effective Date, the Aggregate Canadian Commitments are $30,000,000.

“Aggregate Domestic Commitments” means the Domestic Commitments of all the Domestic Lenders. As of the Effective Date, the Aggregate Domestic Commitments are $160,000,000.

“Aggregate Japanese Commitments” means the Japanese Commitments of all the Japanese Lenders. As of the Effective Date, the Aggregate Japanese Commitments are $15,000,000.

“Aggregate Total Commitments” means, at any time of determination, the sum of the Aggregate Domestic Commitments, the Aggregate Australian Commitments, the Aggregate Canadian Commitments and the Aggregate Japanese Commitments. As of the Effective Date, the Aggregate Total Commitments are $230,000,000.

“Agreement” means this Amended and Restated Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.23(d).

“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollars, Australian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.09.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Americas/Foreign Consolidated” means, when used to modify a financial term, test, statement, or report of the Parent, the application or preparation of such term, test, statement or report (as applicable) based upon the financial condition or operating results of the Americas/Foreign Subsidiaries, calculated or prepared (as the case may be) as if such entities were a consolidated group.

“Americas/Foreign Subsidiaries” means, collectively, the Americas Subsidiaries, the Australian Borrower and each Australasia Subsidiary and the Japanese Borrower and each Japanese Subsidiary.

“Americas Subsidiaries” means, collectively, (a) each direct or indirect Domestic Subsidiary of the Parent; (b) each Canadian Subsidiary; (c) Quiksilver Industria e Comercio de Artigos Esportivos Ltda., (d) Quiksilver Mexico, S. de R. L. de C.V. (e) Quiksilver Mexico Service, S. de R. L. de C.V., and (f) Consultoria en Ventas Gama, S. de R.L. de C.V.

“Anti-Social Force” has the meaning specified in Section 5.26.

“Applicable Commitment” means, as to any Lender, its Domestic Commitment, Australian Commitment, Canadian Commitment or Japanese Commitment, as the context may require.

“Applicable Foreign Borrowing Base” means, with respect to each Foreign Revolving Facility, the Canadian Borrowing Base, the Australian Borrowing Base, or the Japanese Borrowing Base applicable to such Foreign Revolving Facility.

“Applicable Foreign Loan Cap” means, with respect to each Foreign Revolving Facility, the Canadian Loan Cap, the Australian Loan Cap, or the Japanese Loan Cap applicable to such Foreign Revolving Facility.

“Applicable L/C Fee Rate” means, with respect to any Letters of Credit, at any time of calculation, a per annum rate equal to the Applicable Margin for Loans which are LIBO Rate Loans, Canadian BA Rate Loans, TIBOR Rate Loans, or BBR Rate Loans.

“Applicable Margin” means:

(a) From and after the Effective Date until the first Adjustment Date after the Effective Date, the percentages set forth in Level II of the pricing grid below; and

(b) From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Aggregate Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; provided however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, any Agent may, and the Administrative Agent shall at the direction of the Required Lenders, immediately increase the Applicable Margin to the percentage set forth in Level III which shall apply for so long as such Event of Default is continuing (even if the Average Daily Aggregate Availability requirements for a different Level have been met and without limiting the right of the Administrative Agent or the Required Lenders to charge interest at the Default Rate as provided in Section 2.08(b)); provided further that, if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately and retroactively recalculated at such higher rate for any applicable periods and shall be due and payable (to the extent not already paid) on demand.

Level	Average Daily Aggregate Availability	Applicable Margin for LIBOR Rate, Canadian BA Rate, TIBOR Rate and BBR Rate Loans	Applicable Margin for Domestic Prime Rate, Canadian Prime Rate, Canadian Base Rate, Australian Base Rate and Japanese Base Rate Loans
I	Equal to or greater than 66% of the lesser of the Aggregate Total Commitments and the Aggregate Borrowing Base	1.75%	0.75%
II	Less than 66%, but equal to or greater than 33% of the lesser of the Aggregate Total Commitments and the Aggregate Borrowing Base	2.00%	1.00%
III	Less than 33% of the lesser of the Aggregate Total Commitments and the Aggregate Borrowing Base	2.25%	1.25%

“Applicable Percentage” means (a) with respect to any Canadian Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Canadian Commitments represented by the Canadian Commitment of such Canadian Lender at such time, (b) with respect to any Domestic Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Domestic Commitments represented by the Domestic Commitment of such Domestic Lender at such time, (c) with respect to any Australian Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Australian Commitments represented by the Australian Commitment of such Australian Lender at such time, (d) with respect to any Japanese Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Japanese Commitments represented by the Japanese Commitment of such Japanese Lender at such time, and (e) where applicable to all Obligations (excluding Other Liabilities), for each Lender that percentage which the sum of its Commitments represents of the Aggregate Total Commitments. As to each Lender, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 8.02 or if the Aggregate Total Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appraisal Percentage” means (a) with respect to the North America Borrowing Base Parties, ninety percent (90%), and (b) with respect to the Australian Borrower and the Japanese Borrower, eight-five percent (85%).

“Appraised Value” means the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Borrowing Base Parties’ Eligible Inventory as set forth in the Borrowing Base Parties’ inventory stock ledger, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by any Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) a Lender Affiliate of a Lender or (c) an entity or Lender Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, GE Capital Markets, Inc. and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Lender Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 (Assignment and Assumption – Domestic Lenders) or Exhibit E-2 (Assignment and Assumption – Foreign Lenders), as applicable, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, subject to the provisions of Section 1.03(a), (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than any Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended October 31, 2012, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“Australasia Subsidiary” means the Subsidiaries of the Parent listed on Schedule 1.05 hereto and any other Subsidiary organized in Australia or New Zealand.

“Australian Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a) the Australian Loan Cap,

minus

(b) the Total Australian Outstandings on such date.

In calculating Australian Availability at any time and for any purpose under this Agreement any amount calculated or referenced in Dollars shall also refer to the Alternative Currency Equivalent (to the extent such Alternative Currency is available to the Australian Borrower pursuant to Section 2.02(a)) for each such Alternative Currencies.

“Australian Bank Bill Rate” means, (a) the average bid rate (the “BBR Screen Rate”) displayed at or about 10:30 a.m. (Melbourne time) on the first day of an Interest Period on the Reuters screen BBSY page for a term equivalent to the Interest Period, or (b) to the extent the BBR Screen Rate is not displayed for a term equivalent to such Interest Period, then the Australian Bank Bill Rate will be the rate determined by the Administrative Agent in good faith and notified by it to the Australian Borrower on or prior to the close of business on the first day of the relevant Interest Period to be the arithmetic mean (rounded upward to four decimal places) of the buying rates quoted by three reference banks at or about that time on that date and as notified by the Administrative Agent to the Australian Borrower at that time).

“Australian Base Rate” means the greater of (a) Australian “cash rate” as determined by the Australian Reserve Bank Board, being the rate at which Australian banks borrow from and lend to each other on an overnight, unsecured basis as reflected at : http://www.rba.gov.au/ or (b) the Australian Bank Bill Rate for an Interest Period of one month plus one percent (1.00%) per annum. Any change in the Australian Base Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Australian Base Rate Loan” means a Loan that bears interest at the Australian Base Rate.

“Australian Borrower” has the meaning specified in the introductory paragraph hereto and shall include, as applicable, any Australian Subsidiary that becomes a Borrower after the Effective Date pursuant to Section 6.13(b).

“Australian Borrowing” means a Committed Australian Borrowing or a Swing Line Borrowing made to the Australian Borrower, as the context may require.

“Australian Borrowing Base” means, at any time of calculation, an amount in Australian Dollars (or the Dollar Equivalent thereof) equal to:

(a) the face amount of Eligible Trade Receivables of the Australian Borrower (net of Receivables Reserves applicable thereto) multiplied by the Receivables Advance Rate;

plus

(b) the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Australian Borrower, net of Inventory Reserves applicable thereto, multiplied by the Appraisal Percentage of the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Australian Borrower;

minus

(c) the then amount of all Availability Reserves applicable to the Australian Borrower. In no event shall the amount of Availability Reserves subtracted in calculating the Australian Borrowing Base be duplicative of Availability Reserves subtracted in calculating any other Borrowing Base.

“Australian Commitments” means, as to each Australian Lender, its obligation to (a) make Committed Australian Loans to the Australian Borrower pursuant to Section 2.01(b), (b) purchase participations in Australian L/C Obligations, and (c) purchase participations in Swing Line Loans made to the Australian Borrower, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Australian Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Australian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Australian Concentration Account” means the accounts maintained by the Australian Security Trustee in the name of the Australian Borrower at Bank of America, N.A. (Australia branch) into which cash receipts and collections of the Australian Loan Parties (including, without limitation, from the Collateral) are deposited to the extent required hereby or by any other Loan Document (it being understood that there are separate Australian Concentration Accounts for Australian Dollar deposits, New Zealand dollar deposits and Dollar deposits).

“Australian Credit Extensions” mean each of the following: (a) an Australian Borrowing and (b) an Australian L/C Credit Extension.

“Australian Credit Party” or “Australian Credit Parties” means (a) individually, (i) each Australian Lender and its Lender Affiliates, (ii) the Agents and their respective Lender Affiliates, (iii) each L/C Issuer of any Australian Letter of Credit, (iv) the Australian Security Trustee and its Lender Affiliates, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Australian Dollars” means the lawful currency of Australia.

“Australian Double Tax Treaty” means an ‘international tax agreement’ as defined in section 995-1 of the Income Tax Assessment Act 1997 (Cth).

“Australian Facility” means the revolving credit facility in favor of the Australian Borrower established pursuant to this Agreement.

“Australian L/C Borrowing” means an extension of credit resulting from a drawing under any Australian Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Australian Borrower pursuant to Section 2.03(c)(i) or refinanced as a Committed Australian Borrowing.

“Australian L/C Credit Extension” means, with respect to any Australian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Australian L/C Obligations” means, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding Australian Letters of Credit plus the aggregate of all Unreimbursed Amounts under Australian Letters of Credit, including all Australian L/C Borrowings.

“Australian Lenders” means the Lenders having Australian Commitments from time to time or at any time.

“Australian Letter of Credit” means each Letter of Credit issued hereunder for the account of the Australian Borrower.

“Australian Letter of Credit Sublimit” means an amount equal to $25,000,000. The Australian Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Australian Commitments. A permanent reduction of the Aggregate Australian Commitments shall not require a corresponding pro rata reduction in the Australian Letter of Credit Sublimit; provided, however, that if the Aggregate Australian Commitments are reduced to an amount less than the Australian Letter of Credit Sublimit, then the Australian Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Australian Borrower’s option, less than) the Aggregate Australian Commitments.

“Australian Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Australian Loan Party arising under any Loan Document or otherwise with respect to any Australian Loan or Australian Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Australian Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Australian Liabilities.

“Australian Loan” means an extension of credit by a Australian Lender to the Australian Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Australian Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Australian Commitments and (b) the Australian Borrowing Base.

“Australian Loan Parties” means, collectively, the Australian Borrower and each Australian Subsidiary that is a Guarantor of the Australian Liabilities. “Australian Loan Party” means any one of such Persons.

“Australian Note” means a promissory note made by the Australian Borrower in favor of a Australian Lender evidencing Australian Loans made by such Australian Lender, substantially in the form of Exhibit C-2 or Exhibit C-4, as the case may be.

“Australian Overadvance” means an Australian Credit Extension to the extent that, immediately after the making of such Australian Credit Extension, the aggregate principal balance of all Australian Credit Extensions then outstanding exceeds the Australian Loan Cap as then in effect.

“Australian Pension Plan” means a superannuation, retirement benefit or pension fund (whether established by deed or under any statute of Australia or any state or territory of Australia) contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Australian employees and officers or former employees and officers.

“Australian PPS Law” means: (a) the Australian PPSA; (b) regulations made under the Australian PPSA as amended from time to time; or (c) any amendment made at any time to any other legislation as a consequence of an Australian PPSA Law referred to in clauses (a) and (b) of this definition, including, amendments to the Corporations Act.

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian PPSR” has the meaning given to the term ‘register’ in the Australian PPSA.

“Australian Priority Payables Reserve” means, on any date of determination, a Reserve in such amount as any Agent from time to time determines in its Permitted Discretion as reflecting amounts secured by any Liens, choate or inchoate, or any rights, whether imposed by applicable Law in Australia or elsewhere (and including rights to the payment or reimbursement of any costs, charges or other amounts in connection with any proceeding of the type described in Section 8.01(f)), which rank or are capable of ranking in priority to the Liens in favor of the Administrative Agent or the Australian Security Trustee of and/or for amounts which may represent costs relating to the enforcement of Administrative Agent’s and/or the Australian Security Trustee’s Liens including, without limitation, to the extent applicable by operation of law, any such amounts due or which may become due and not paid for wages, long service leave, retrenchment, payment in lieu of notice, or vacation pay (including in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth)), any preferential claims as set out in the Corporations Act, amounts due or which may become due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Taxation Administration Act 1953 (Cth) (but excluding Pay as You Go income withholding tax) and amounts in the future, currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan.

“Australian Security Documents” means (a) the general security agreement dated on or about the date of this Agreement between the Australian Security Trustee and each Australian Loan Party; (b) each Blocked Account Agreement between the Australian Security Trustee, the Australian Borrower and a Blocked Account Bank; (c) the security trust deed dated on or prior to the date of this Agreement by and between, among others, the Australian Loan Parties and the Australian Security Trustee, (d) any other documents, incidental, collateral or supplementary to the security documents referred to in clauses (a) through and including (c) required by an Agent, including for purposes of payment of stamp duty and registration and any accession deed to the security trust deed referred to in clause (c), and (e) each other security agreement or other instrument or document executed and delivered by any Australian Loan Party to the Australian Security Trustee pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Australian Loan Party for the benefit of the Credit Parties (other than the Domestic Credit Parties), as security for the Foreign Liabilities.

“Australian Security Trustee” means Bank of America, National Association or any successor security trustee appointed in accordance with this Agreement.

“Australian Subsidiary” means any Subsidiary that is organized under the laws of Australia or any province or territory thereof.

“Australian Swing Line Note” means the promissory note of the Australian Borrower substantially in the form of Exhibit C-4, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by such Swing Line Lender to the Australian Borrower.

“Australian Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Australian Commitments. The Australian Swing Line Sublimit is part of, and not in addition to, the Aggregate Australian Commitments.

“Australian Treaty State” means a jurisdiction having an Australian Double Tax Treaty with Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Condition” means at the time of determination with respect to any specified transaction or payment, Aggregate Availability immediately preceding, and on a pro forma basis on the date thereof and a projected basis for the six (6) months immediately following, such transaction or payment was, and is projected to be, equal to or greater than the greater of (a) fifteen percent (15%) of the Aggregate Total Commitments and (b) $25,000,000. For purposes of calculating Aggregate Availability with respect to the “Availability Condition”, Australian Availability and Japanese Availability shall not account for more than 40% of Aggregate Availability.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Total Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as any Agent from time to time determines in its Permitted Discretion as reflecting (a) any impediments to any Agent’s ability to realize upon the Collateral included in any Borrowing Base, (b) claims and liabilities that any Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral included in any Borrowing Base, (c) criteria, events, conditions, contingencies or risks which adversely affect any component of any Borrowing Base, or the assets, business, financial performance or financial condition of any Borrowing Base Party, or (d) that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, by way of example and not limitation, Availability Reserves may include (but are not limited to), in any Agent’s Permitted Discretion, reserves based on, without duplication: (i) rent; (ii) customs duties, freight charges, taxes, tariffs insurance charges and other charges that may reasonably be expected to come due with respect to any Eligible In-Transit Inventory or any Inventory associated with any Eligible Letter of Credit and other costs associated with Inventory of any Borrowing Base Party which is being imported into the United States or Canada; (iii) outstanding Taxes and other governmental charges due and owing by any Borrowing Base Party but unpaid, including, without limitation, ad valorem, real estate, personal property, sales, goods and services, harmonized sales, claims of PBGC and other Governmental Authorities in respect of Plans and other Taxes due and owing by any Borrowing Base Party which may be subject to Liens that have priority over or are pari passu with the Liens of any Agent in the Collateral; (iv) salaries, wages, vacation pay and benefits due and owing to employees of any Loan Party but unpaid; (v) any Agent’s estimate of Canadian Priority Payable Reserves; (vi) Customer Credit Liabilities; (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals; (viii) unpaid warehousemen’s or bailee’s charges due and owing by any Borrowing Base Party relating to Inventory of any Borrowing Base Party and other Permitted Encumbrances which may have priority over or are pari passu with the Liens of any Agent in the Collateral; (ix) amounts due to vendors on account of consigned goods of any Borrowing Base Party; (x) Cash Management Reserves; (xi) Bank Products Reserves; (xii) Dilution

Reserves, (xiii) any Agent’s estimate of the Australian Priority Payables Reserve, (xiv) any Agent’s estimate of the Japanese Priority Payable Reserve, and (xv) any Agent’s estimate of amounts owed with respect to an asset which is the subject of a conditional sale or hire purchase arrangement, Lien or retention of title arrangement. Upon the determination by any Co-Collateral Agent in its Permitted Discretion that an Availability Reserve should be established or modified, such Co-Collateral Agent shall notify the Administrative Agent in writing and the Administrative Agent shall thereupon establish or modify such Availability Reserve, subject to the provisions of Section 2.01(e) and Section 9.19.

“Average Daily Aggregate Availability” means, as of any date of determination, the average daily Aggregate Availability for the immediately preceding Fiscal Quarter.

“Bank of America” means Bank of America, N.A., a national banking association, its global branches and Affiliates, and its successors.

“Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.

“Bank Products” means any services or facilities provided to any Loan Party by the Administrative Agent, any Lender or any of their respective Lender Affiliates, excluding Credit Extensions and Cash Management Services but including, without limitation, on account of (a) Swap Contracts, (b) leasing, and (c) supply chain finance services, (including those described in a letter between Bank of America and the Loan Parties of even date but otherwise only to the extent that the applicable Loan Party and the Credit Party furnishing such services or facilities notify the Administrative Agent in writing that such services or facilities are to be deemed Bank Products hereunder).

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Basel III” means:(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated.

“BBR Rate Loan” means a Committed Loan that bears interest at a rate based on the Australian Bank Bill Rate. BBR Rate Loans may be denominated in Dollars or in an Alternative Currency.

“Blocked Account” has the meaning provided in Section 6.14(a)(ii).

“Blocked Account Agreement” means, with respect to a Blocked Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the applicable Agent, establishing control (as defined in the UCC, in the PPSA or in the Australian PPSA, as applicable) of such Blocked Account by the applicable Agent (for the benefit of itself and the other applicable Credit Parties) and whereby the bank maintaining such account agrees to comply only with the instructions originated by the applicable Agent without the further consent of any Loan Party; provided that, with respect to the Domestic Loan Parties and the Canadian Loan Parties, instructions may be originated by the applicable Agent only upon the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the applicable Agent to the Lead Borrower and the Blocked Account Bank party to such agreement).

“Blocked Account Bank” means Bank of America, N.A., Bank of America, N.A. (acting through its Canada branch), Commonwealth Bank of Australia, and each other bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means, collectively, the Domestic Borrowers, the Australian Borrower, the Japanese Borrower and the Canadian Borrower.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, as the context may require, the Domestic Borrowing Base or the Applicable Foreign Borrowing Base.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibits G-1 through G-4 hereto (with such changes therein as may be required by any Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as being accurate and complete in accordance with the terms of the Borrowing Base Certificate, by a Responsible Officer of the Lead Borrower or the Parent (with respect to the Domestic Borrowing Base) and the applicable Foreign Loan Party or the Parent (with respect to any Foreign Borrowing Base) which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested in advance by any Agent.

“Borrowing Base Parties” means, collectively, the Domestic Borrowers, the Australian Borrower, the Japanese Borrower and the Canadian Loan Parties, and, in the singular, any one of them.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a LIBO Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBO Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBO Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a LIBO Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBO Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBO Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a TIBOR Rate Loan, means any such day on which banks are open for business in Tokyo, Japan and Hong Kong;

(d) if such day relates to any interest rate settings as to a LIBO Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a LIBO Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such LIBO Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

When used in connection with any Loan to or Letter of Credit issued for the account of the Canadian Borrower, the term “Business Day” shall also exclude any day on which banks are authorized or required to be closed in Toronto, Ontario, Canada or New York, New York. When used in connection with any Loan to or Letter of Credit issued for the account of the Australian Borrower, the term “Business Day” shall also exclude any day on which banks are authorized or required to be closed in any of Sydney or Melbourne, Australia or Hong Kong. When used in connection with any Loan to or Letter of Credit issued for the account of the Japanese Borrower, the term “Business Day” shall also exclude any day on which banks are authorized or required to be closed in either Tokyo, Japan or Hong Kong.

For purposes of Section 6.14, “Business Day” shall be determined by the location where the DDAs and Blocked Account Banks are located.

“Canadian Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a) the Canadian Loan Cap

minus

(b) the Total Canadian Outstandings on such date.

In calculating Canadian Availability at any time and for any purpose under this Agreement any amount calculated or referenced in Dollars shall also refer to the Alternative Currency Equivalent in CD$.

“Canadian BA Rate” means, with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term).

“Canadian BA Rate Loan” means any Canadian Loan in CD$ bearing interest at a rate determined by reference to the Canadian BA Rate in accordance with the provisions of Article II.

“Canadian BA Rate Loan Borrowing” means any Committed Borrowing comprised of Canadian BA Rate Loans.

“Canadian Base Rate” means, for any day, a floating rate equal to the annual rate of interest determined by the Administrative Agent which is equal to the greatest of (a) the annual rate of interest announced from time to time by the Administrative Agent (acting through its Canada branch), as being its reference rate or “base rate” in effect on such date (or if such date is not a Business Day, on the Business Day immediately preceding such date) for determining interest rates on Dollar denominated commercial loans made by it in Canada, in each case regardless of whether such bank actually charges such rate of interest in connection with extensions of credit in Dollars to debtors, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) and (c) the LIBOR Rate for a thirty (30) day interest period as determined on such day, plus 1.0%. Each change in any interest rate provided for in the Agreement based upon the Canadian Base Rate shall take effect at the time of such change in the Canadian Base Rate.

“Canadian Base Rate Loan” means a Loan or portion thereof made to the Canadian Borrower denominated in Dollars bearing interest at a rate based on the Canadian Base Rate.

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Borrowing” means a Committed Canadian Borrowing or a Swing Line Borrowing made to the Canadian Borrower, as the context may require.

“Canadian Borrowing Base” means, at any time of calculation, an amount in CD$ (or the Dollar Equivalent thereof, if applicable) equal to:

(a) the face amount of Eligible Credit Card Receivables of the Canadian Loan Parties multiplied by the Credit Card Advance Rate;

plus

(b) the face amount of Eligible Trade Receivables of the Canadian Loan Parties (net of Receivables Reserves applicable thereto) multiplied by the Receivables Advance Rate;

plus

(c) the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties, net of Inventory Reserves applicable thereto, multiplied by the Appraisal Percentage of the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties;

plus

(d) the lesser of (i) $2,250,000 and (ii) the sum of (x) the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties, net of Inventory Reserves applicable thereto, multiplied by the Appraisal Percentage of the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties, and (y) with respect to any Eligible Letter of Credit, the Appraisal Percentage of the Appraised Value of the Inventory of the Canadian Loan Parties supported by such Eligible Letter of Credit, multiplied by the Cost of such Inventory of the Canadian Loan Parties when completed, net of applicable Reserves;

minus

(e) the then amount of all Availability Reserves applicable to the Canadian Loan Parties. In no event shall the amount of Availability Reserves subtracted in calculating the Canadian Borrowing Base be duplicative of Availability Reserves subtracted in calculating any other Borrowing Base.

“Canadian Commitments” means, as to each Canadian Lender, its obligation to (a) make Committed Canadian Loans to the Canadian Borrower pursuant to Section 2.01(b), (b) purchase participations in Canadian L/C Obligations, and (c) purchase participations in Swing Line Loans made to the Canadian Borrower, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Concentration Account” means the account maintained by the Administrative Agent at Bank of America (acting through its Canada branch) into which cash receipts and collections of the Canadian Loan Parties (including, without limitation, from the Collateral) are deposited to the extent required hereby or by any other Loan Document.

“Canadian Credit Extensions” mean each of the following: (a) a Canadian Borrowing and (b) a Canadian L/C Credit Extension.

“Canadian Credit Party” or “Canadian Credit Parties” means (a) individually, (i) each Canadian Lender and its Lender Affiliates, (ii) the Agents and their respective Lender Affiliates, (iii) each L/C Issuer of any Canadian Letter of Credit and (iv) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Canadian Facility” means the revolving credit facility in favor of the Canadian Borrower established pursuant to this Agreement.

“Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Canadian Borrower pursuant to Section 2.03(c)(i) or refinanced as a Committed Canadian Borrowing.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian L/C Obligations” means, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding Canadian Letters of Credit plus the aggregate of all Unreimbursed Amounts under Canadian Letters of Credit, including all Canadian L/C Borrowings.

“Canadian Lenders” means the Lenders having Canadian Commitments from time to time or at any time. Any Person may be a Canadian Lender only if it is a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Loan Party for purposes of the Income Tax Act (Canada).

“Canadian Letter of Credit” means each Letter of Credit issued hereunder for the account of the Canadian Borrower.

“Canadian Letter of Credit Sublimit” means an amount equal to $12,500,000. The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Canadian Commitments. A permanent reduction of the Aggregate Canadian Commitments shall not require a corresponding pro rata reduction in the Canadian Letter of Credit Sublimit; provided, however, that if the Aggregate Canadian Commitments are reduced to an amount less than the Canadian Letter of Credit Sublimit, then the Canadian Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Canadian Borrower’s option, less than) the Aggregate Canadian Commitments.

“Canadian Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Loan or Canadian Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Canadian Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Canadian Liabilities.

“Canadian Loan” means an extension of credit by a Canadian Lender to the Canadian Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Canadian Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Canadian Commitments and (b) the Canadian Borrowing Base.

“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Canadian Subsidiary that is a Guarantor of the Canadian Liabilities. “Canadian Loan Party” means any one of such Persons.

“Canadian Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Lender evidencing Canadian Loans made by such Canadian Lender, substantially in the form of Exhibit C-2 or Exhibit C-4, as the case may be.

“Canadian Overadvance” means a Canadian Credit Extension to the extent that, immediately after the making of such Canadian Credit Extension, the aggregate principal balance of all Canadian Credit Extensions then outstanding exceeds the Canadian Loan Cap as then in effect.

“Canadian Pension Plan” means an employee pension benefit plan or pension plan that is covered by the Laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) or subject to minimum funding standards and that is either (a) maintained or sponsored by any Canadian Loan Party or any Canadian Subsidiary for employees, (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Loan Party or any Canadian Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions or (c) any other plan with respect to which any Canadian Loan Party has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority, including the FSCO. “Canadian Pension Plan” shall not include the group registered retirement savings plan in which the employees of any Canadian Loan Party or any Canadian Subsidiary participate and which is not subject to any pension benefits standards legislation or the registered pension plan provisions of the Income Tax Act (Canada).

“Canadian Prime Rate” means the per annum rate of interest equal to the greatest of (a) the rate of interest in effect for such day or so designated from time to time by Bank of America (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; (b) the Bank of Canada Overnight Rate for such day, plus 0.50%; or (c) the Canadian BA Rate for a 30-day interest period as determined on such day plus 1.00%. Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof. Each interest rate based on the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Canadian Priority Payable Reserves” means, without duplication of any other Reserves with respect to the Canadian Loan Parties, such reserves as any Co-Collateral Agent or the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect any obligations, liabilities and indebtedness at such time which have, or would in any proceeding have, a trust, deemed trust, right of garnishment, right of distress, charge or statutory Lien imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Liabilities on any of the Collateral under federal, provincial, state, county, territorial, municipal, or local law including, to the extent that there is such a trust, statutory Liens or Liens in respect of the specified item that has or is capable of having such rank, claims for unremitted and accelerated rents, utilities, taxes (including goods and services tax, provincial sales taxes, and harmonized sales taxes (“HST”), value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), excise taxes, and taxes payable pursuant to Part IX of the Excise Tax Act (Canada) or similar provincial or territorial Law), the claims of a clerk, servant, travelling salesperson, labourer or worker (whether full-time or part-time) who is owed wages (including any amounts protected by the Wage Earner Protection Program Act (Canada)), salaries, commissions, disbursements, compensation or other amounts (such as union dues payable on behalf of employees) by the Canadian Loan Parties (but only to the extent that the claims of such parties may rank or be capable of ranking senior to or pari passu with Liens securing the Foreign Liabilities on any of the Collateral), vacation pay, severance pay, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations (including claims of the FSCO and all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan, the Canada Pension Plan or under the Pension Benefits Act (Ontario) or any similar Law) (but only to the extent ranking or capable of ranking senior to or pari passu with Liens securing the Foreign Liabilities on any of the Collateral), together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any federal, provincial, state, county, municipal, territorial or local law, where such supplier’s right may have priority over Liens securing the Foreign Liabilities including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or the Civil Code of Quebec, and amounts currently or past due and owing by any Canadian Loan Party and not paid for realty, municipal or similar Taxes (to the extent impacting personal property).

“Canadian Security Documents” means each General Security Agreement, Deed of Hypothec and each other security agreement or other instrument or document executed and delivered by any Canadian Loan Party to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Loan Party for the benefit of the Canadian Credit Parties, as security for the Foreign Liabilities.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Canadian Swing Line Note” means the promissory note of the Canadian Borrower substantially in the form of Exhibit C-4, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender to the Canadian Borrower.

“Canadian Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Canadian Commitments. The Canadian Swing Line Sublimit is part of, and not in addition to, the Aggregate Canadian Commitments.

“Capital Expenditures” means, without duplication and with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) capitalized on the balance sheet of such Person under GAAP, but excluding Capital Lease Obligations incurred by a Person during such period. For purposes of this definition, the purchase price of Equipment that is purchased substantially contemporaneously with the trade-in or sale of similar Equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the Equipment being traded in by the seller of such new Equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means an account established by one or more of the Loan Parties with the Administrative Agent, for its own benefit and the benefit of the other Credit Parties, at Bank of America under the sole and exclusive dominion and control of the Administrative Agent, in the name of the Administrative Agent or as the Administrative Agent shall otherwise direct, in which deposits are required to be made by the applicable Borrowers in respect of the L/C Obligations in accordance with Section 2.17 or Section 8.02(c).

“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the L/C Issuer or any applicable Lenders, as collateral for any applicable L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain North American Availability for five (5) consecutive Business Days at least equal to the greater of (x) ten percent (10%) of the North American Loan Cap or (y) $15,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Specified Event of Default is continuing, and/or (ii) if such Cash Dominion Event arises as a result of the Borrowers’ failure to maintain North American Availability as required under clause (ii) of the immediately preceding sentence, until North American Availability is at least equal to the greater of (x) ten percent (10%) of the North American Loan Cap or (y) $15,000,000 for thirty (30) consecutive days; in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event may be discontinued only on five (5) occasions after the Effective Date (even if a Specified Event of Default is no longer continuing and/or North American Availability exceeds the required amount for thirty (30) consecutive days). The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalent” means an Investment of any type specified in clauses (a) through (h) in the definition below of the term “Permitted Investment”.

“Cash Management Reserves “ means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Administrative Agent or any Lender or any of their respective Lender Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards and (f) credit or debit card products.

“CD$” or “Canadian Dollars” means lawful money of Canada.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CFC” means (a) a Subsidiary that is a controlled foreign corporation under Section 957 of the Code, (b) a Subsidiary substantially all of whose assets consist of Equity Interests in Subsidiaries described in clause (a) of this definition, or (c) a Subsidiary treated as disregarded for United States federal income tax purposes that owns more than 65% of the voting Equity Interests of a Subsidiary described in clauses (a) or (b) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, (or with respect to any Lender, if later, the date upon which such Person becomes a Lender) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, requiring compliance by any Credit Party (or any lending office of such Credit Party or by such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. A Change in Law shall not include the application or effect of any regulations promulgated and any interpretation or other guidance issued in connection with Sections 1471 or 1472 of the Code.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) Rhône Capital L.P. and its Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any “change in control” as defined in any document governing Material Indebtedness of any Loan Party; or

(d) the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than (i) the Liens in favor of any Agent under the Security Documents, and (ii) Liens securing obligations in respect of the Term Loan Credit Agreement and loan documents relating thereto).

“Co-Collateral Agents” means, collectively, Bank of America and GECC, acting in their capacity as co-collateral agents, each for its own benefit and the benefit of the other Credit Parties, or any successor collateral agent.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, each as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property of any Loan Party that is or is intended under the terms of the Security Documents to be subject to Liens in favor of any Agent (for the benefit of itself and the other Credit Parties).

“Collateral Access Agreement” means an agreement substantially in the form attached hereto as Exhibit J-1 (Collateral Access Agreement – Domestic Loan Parties), Exhibit J-2 (Collateral Access Agreement – Canadian Loan Parties), Exhibit J-3 (Collateral Access Agreement – Australian Loan Parties), Exhibit J-4 (Collateral Access Agreement – Japanese Loan Parties) or otherwise reasonably satisfactory in form and substance to the Agents, executed by (a) a bailee or other Person in possession of Collateral, or (b) a landlord of Real Estate leased by any Borrowing Base Party, in each case, pursuant to which such landlord, bailee or other Person (i) other than with respect to the Australian Loan Parties, acknowledges the Lien granted to the applicable Agent on the Collateral, (ii) other than with respect to the Australian Loan Parties and the Japanese Loan Parties, releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the applicable Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, and (iv) as to any landlord (x) provides the applicable Agent with access to the Collateral located in or on such Real Estate and a reasonable time to sell and dispose of the Collateral from such Real Estate, and (y) other than with respect to the Australian Loan Parties and the Japanese Loan Parties, agrees to give the applicable Agent reasonable prior notice before terminating the lease covering such Real Estate and an opportunity to cure any default of the applicable tenant if the applicable Agent so elects.

“Collateral Issues” has the meaning given such term in Section 9.19.

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, bankers’ acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its Domestic Commitment, its Canadian Commitment, its Australian Commitment and its Japanese Commitment.

“Commitment Fee” has the meaning set forth in Section 2.09.

“Commitment Fee Adjustment Date” means the first day of each calendar quarter.

“Commitment Increase” has the meaning provided in Section 2.15(a).

“Committed Australian Borrowing” means a borrowing consisting of simultaneous Committed Australian Loans of the same Type, in the same currency and, in the case of BBR Rate Loans or LIBO Rate Loans, having the same Interest Period made by each of the Australian Lenders pursuant to Section 2.01.

“Committed Australian Loan” means any loan at any time made by any Australian Lender pursuant to Section 2.01.

“Committed Borrowing” means, as the context may require, each Committed Canadian Borrowing, each Committed Domestic Borrowing, each Committed Australian Borrowing and each Committed Japanese Borrowing.

“Committed Canadian Borrowing” means a borrowing consisting of simultaneous Committed Canadian Loans of the same Type, in the same currency and, in the case of Canadian BA Rate Loans or LIBO Rate Loans, having the same Interest Period made by each of the Canadian Lenders pursuant to Section 2.01.

“Committed Canadian Loan” means any loan at any time made by any Canadian Lender pursuant to Section 2.01.

“Committed Domestic Borrowing” means a borrowing consisting of simultaneous Committed Domestic Loans of the same Type, in the same currency and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Domestic Lenders pursuant to Section 2.01.

“Committed Domestic Loan” means any loan at any time made by any Domestic Lender pursuant to Section 2.01.

“Committed Japanese Borrowing” means a borrowing consisting of simultaneous Committed Japanese Loans of the same Type, in the same currency and, in the case of TIBOR Rate Loans or LIBO Rate Loans, having the same Interest Period made by each of the Japanese Lenders pursuant to Section 2.01.

“Committed Japanese Loan” means any loan at any time made by any Japanese Lender pursuant to Section 2.01.

“Committed Loan” means, as the context may require, any Committed Domestic Loan, any Committed Canadian Loan, any Committed Australian Loan and any Committed Japanese Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of a Committed Loan from one Type to the other, or (c) a continuation of a LIBO Rate Loan, a Canadian BA Rate Loan, a BBR Rate Loan or a TIBOR Rate Loan, as applicable, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1 (Domestic Committed Loan Notice) or Exhibit A-2 (Foreign Committed Loan Notice), as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor Law.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” means (a) individually, each North American Concentration Account and each Foreign Concentration Account, and (b) collectively, all of the foregoing.

“Connection Income Tax” means Other Connection Taxes that are imposed or measured by income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” means (a) actual written consent given by a Lender from whom such consent is sought; or (b) the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice that such Lender objects to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Parent and its Americas/Foreign Subsidiaries on an Americas/Foreign Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) costs, fees and expenses in connection with the Loan Documents and the other transactions occurring on or about the Effective Date, (vi) impairment charges and asset write-offs pursuant to GAAP and any non-cash stock compensation expenses, and (vii) other non-cash restructuring, severance and integration charges reducing such Consolidated Net Income (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent in such future period) (in each case of or by the Parent and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such

Consolidated Net Income: (i) federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Americas/Foreign Subsidiaries for such Measurement Period), all as determined on an Americas/Foreign Consolidated basis, in accordance with GAAP, as applicable.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period minus (ii) Capital Expenditures paid in cash during such Measurement Period minus (iii) the aggregate amount of Federal, state, local, provincial, territorial, municipal and foreign income taxes paid in cash during such Measurement Period (net of federal, state, local, provincial, territorial, municipal and foreign income tax refunds received in cash during such Measurement Period) to (b) the sum of (i) Debt Service Charges for such Measurement Period plus (ii) the aggregate amount of all Restricted Payments paid in cash by the Parent during such Measurement Period, in each case, of or by the Parent and, other than with respect to clause (b)(ii) above, its Americas/Foreign Subsidiaries, and determined on an Americas/Foreign Consolidated basis, in accordance with GAAP, as applicable.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest, in accordance with GAAP in each case of or by the Parent and its Americas/Foreign Subsidiaries for the most recently completed Measurement Period, all as determined on an Americas/Foreign Consolidated basis.

“Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Americas/Foreign Subsidiaries for the most recently completed Measurement Period, all as determined on an Americas/Foreign Consolidated basis, in accordance with GAAP, as applicable; provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of the Parent or any of its Americas/Foreign Subsidiaries or is merged into or consolidated with the Parent or any of its Americas/Foreign Subsidiaries or that Person’s assets are acquired by the Parent or any of its Americas/Foreign Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and (b) in respect of the Australian Loan Parties, “control” as defined in section 50AA of the Corporations Act. “Controlling” and “Controlled” have meanings correlative thereto.

“Controller” has the meaning given to it in section 9 of the Corporations Act.

“Corporations Act” means the Corporations Act 2001 (Cth) of Australia as, (a) amended or re-enacted, (b) any statute, regulation or provision enacted in replacement of that Law, (c) another regulation or other statutory instrument made or issued under that Law, and (d) any amendment made to a statute, regulation or provision referred to in clauses (a) through (c) of this definition as a consequence of another statute, regulation or provision.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Administrative Agent, which practices are in effect on the Effective Date as such calculated cost is determined from invoices received by the Borrowing Base Parties, the Borrowing Base Parties’ purchase journals or the Borrowing Base Parties’ stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowing Base Parties’ calculation of cost of goods sold.

“Covenant Compliance Event” means, as of any date, Aggregate Availability at any time is less than the greater of (x) ten percent (10%) of the lesser of (i) the Aggregate Total Commitments or (ii) the Aggregate Borrowing Base, or (y) $15,000,000. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Aggregate Availability is at least equal to the greater of (x) ten percent (10%) of the lesser of (i) the Aggregate Total Commitments or (ii) the Aggregate Borrowing Base, or (y) $15,000,000 for thirty (30) consecutive calendar days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement. For purposes of calculating Aggregate Availability with respect to a “Covenant Compliance Event”, Australian Availability and Japanese Availability shall not account for more than 40% of Aggregate Availability. The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Advance Rate” means ninety percent (90%).

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party or any Affiliate thereof) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agents (such approval not to be unreasonably withheld).

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrowing Base Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided in Section 6.14(a)(i).

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a North America Borrowing Base Party resulting from charges by a customer of a North America Borrowing Base Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a North America Borrowing Base Party, or services performed by a North America Borrowing Base Party, in each case in the ordinary course of its business.

“Credit Extension” means each of (a) a Foreign Credit Extension and (b) a Domestic Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Foreign Credit Party, (ii) each Domestic Credit Party, (iii) the Arrangers, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) each Lender Affiliate of any Lender or the Administrative Agent providing Cash Management Services or Bank Products to a Loan Party, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means: (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Australian Security Trustee, MLPFS and their respective Lender Affiliates, in connection with this Agreement and the other Loan Documents, including, without limitation (but in any event subject to the limitations described below), (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the Administrative Agent, the Australian Security Trustee, and MLPFS (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction, (B) outside consultants for the Administrative Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such out-of-pocket expenses incurred during any workout or restructuring negotiations in respect of the Obligations, (ii) all reasonable and documented out-of-pocket expenses incurred in connection with (A) the syndication of the credit facility provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the other Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout or restructuring negotiations in respect of any Obligations, and (iii) all customary fees and charges (as adjusted from time to time) of the

Administrative Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith; and (b) with respect to the L/C Issuer and its Lender Affiliates, all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (c) with respect to General Electric Capital Corporation in its capacity as Co-Collateral Agent, all reasonable and documented out-of-pocket expenses incurred in connection with the preparation and negotiation, execution and delivery of this Agreement and the other Loan Documents but in no event in excess of $30,000 in the aggregate, and (d) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Administrative Agent, MLPFS, the L/C Issuer or any Lender Affiliate of any of them in connection with the enforcement of the Credit Parties’ rights and remedies under any of the Loan Documents or applicable Law including in the course of any work-out or restructuring of the Loans or other Obligations during the pendency of any Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Currency Recalculation” has the meaning set forth in Section 2.05(k).

“Customer Credit Liabilities” means, at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowing Base Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits (including, without limitation, on account of layaway transactions) of the Borrowing Base Parties.

“Customs Broker Agreement” means an agreement substantially in the form attached hereto as Exhibit K-1 (with respect to any Domestic Borrower), Exhibit K-2 (with respect to any Canadian Loan Party), or otherwise in form and substance reasonably satisfactory to the Agents and (if a party thereto) the Administrative Agent, among a North America Borrowing Base Party, a customs broker, NVOCC or carrier, and the Administrative Agent, in which the customs broker, NVOCC or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent, and agrees, upon notice from the Administrative Agent to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.

“DDA” means any checking, savings or other deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral or the proceeds of Collateral and the Credit Parties shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means, for any Measurement Period, the sum of (a) Consolidated Interest Charges required to be paid in cash for such Measurement Period, plus (b) the principal amount of all scheduled amortization payments required to be made in cash by the Parent or its Subsidiaries on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, any Capital Lease Obligations) during such Measurement Period, in each case determined on an Americas/Foreign Consolidated basis, in accordance with GAAP, as applicable.

“Debtor Relief Laws” means each of (i) the Bankruptcy Code of the United States, (ii) the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada), (iii) with respect to Japan, the Bankruptcy Act (Japan), the Civil Rehabilitation Act (Japan) and the Corporate Reorganization Act (Japan), (iv) with respect to Australia, the Corporations Act, and (v) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada, Australia, Japan or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, or Foreign Liabilities, an interest rate equal to (i) the Prime Rate plus (ii) the Applicable Margin, if any, applicable to Domestic Prime Rate Loans, plus (iii) two percent (2%) per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost) otherwise applicable to such LIBO Rate Loan plus two percent (2%) per annum; (b) when used with respect to Foreign Liabilities other than Letter of Credit Fees, an interest rate equal to (i) the Canadian Prime Rate plus (ii) the Applicable Margin, if any, applicable to Canadian Prime Rate Loans, plus (iii) two percent (2%) per annum; provided, however, that with respect to a (A) LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost) otherwise applicable to such LIBO Rate Loan plus two percent (2%) per annum, and (B) Canadian Base Rate Loan, Canadian BA Rate Loan, BBR Rate Loan, Australian Base Rate Loan, Japanese Base Rate Loan, or TIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost) otherwise applicable to such Canadian BA Rate Loan, BBR Rate Loan, Australian Base Rate Loan, Japanese Base Rate Loan, or TIBOR Rate Loan, plus two percent (2%) per annum; and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable L/C Fee Rate plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within one Business Day of the date when due, (b) has notified the Lead Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a

Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, interim receiver and manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Lead Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Determination Date” shall mean the date upon which each of the following has occurred:

(a) The Commitments have been terminated by the Required Lenders (or are deemed terminated) upon the occurrence of an Event of Default; or

(b) The Obligations and/or any of the Foreign Liabilities have been declared to be due and payable (or have become automatically due and payable) pursuant to Section 8.02 and have not been paid in accordance with the terms of this Agreement.

“Dilution Percent” means, for any period, that percentage reasonably determined by the Agents in their Permitted Discretion by dividing (a) the amount of charge-offs, returns of goods purchased from the Borrowing Base Parties and any other non-cash reductions to trade receivables during such period which had, at the time of sale, resulted in the creation of a trade receivable, by (b) the amount of sales (exclusive of sales and other similar taxes) of the Borrowing Base Parties during such period.

“Dilution Reserve” means a Reserve in amounts established by any Agent from time to time in its Permitted Discretion as being appropriate to reflect that the Dilution Percent is or is reasonably anticipated to be greater than five percent (5%).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the any Loan Party may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and “$” mean the lawful currency of the United States.

“Domestic Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a) the Domestic Loan Cap

minus

(b) the Total Domestic Outstandings on such date.

“Domestic Borrowers” has the meaning specified in the introductory paragraph hereto.

“Domestic Borrowing” means a Committed Domestic Borrowing or a Swing Line Borrowing made to the Domestic Borrowers, as the context may require.

“Domestic Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables of the Domestic Borrowers multiplied by the Credit Card Advance Rate;

plus

(b) the face amount of Eligible Trade Receivables of the Domestic Borrowers (net of Receivables Reserves applicable thereto) multiplied by the Receivables Advance Rate;

plus

(c) the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers, net of Inventory Reserves applicable thereto, multiplied by the Appraisal Percentage of the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers;

plus

(d) the lesser of (i) $27,750,000 and (ii) the sum of (x) the Cost of Eligible In-Transit Inventory of the Domestic Borrowers, net of Inventory Reserves applicable thereto, multiplied by the Appraisal Percentage of the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers, and (y) with respect to any Eligible Letter of Credit, the Appraisal Percentage of the Appraised Value of the Inventory of the Domestic Borrowers supported by such Eligible Letter of Credit, multiplied by the Cost of such Inventory of the Domestic Borrowers when completed, net of applicable Reserves;

minus

(e) the then amount of all Availability Reserves applicable to any of the Loan Parties. In no event shall (i) any Availability Reserve attributable to a Foreign Loan Party be established (other than Availability Reserves required pursuant to Section 2.01(c)), except upon three (3) Business Days’ prior notice to, and after consultation with, each applicable Borrower (to the extent such notice and consultation is required under Section 2.01(e)); and (ii) the amount of Availability Reserves subtracted in calculating the Domestic Borrowing Base be duplicative of Availability Reserves subtracted in calculating any other Borrowing Base.

“Domestic Commitments” means, as to each Domestic Lender, its obligation to (a) make Committed Domestic Loans to the Domestic Borrowers pursuant to Section 2.01, (b) purchase participations in Domestic L/C Obligations, and (c) purchase participations in Swing Line Loans made to the Domestic Borrowers, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Domestic Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Domestic Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Domestic Concentration Account” means the account maintained by the Administrative Agent at Bank of America into which cash receipts and collections of the Domestic Loan Parties (including, without limitation, from the Collateral) are deposited to the extent required hereby or by any other Loan Document.

“Domestic Credit Extensions” mean each of the following: (a) a Domestic Borrowing and (b) a Domestic L/C Credit Extension.

“Domestic Credit Party” or “Domestic Credit Parties” means (a) individually, (i) each Domestic Lender and its Lender Affiliates, (ii) the Agents and their respective Lender Affiliates, (iii) each L/C Issuer of any Domestic Letter of Credit and (iv) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Domestic Facility” means the revolving credit facility in favor of the Domestic Borrowers established pursuant to this Agreement.

“Domestic L/C Borrowing” means an extension of credit resulting from a drawing under any Domestic Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Domestic Borrowers pursuant to Section 2.03(c)(i) or refinanced as a Committed Domestic Borrowing.

“Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Domestic L/C Obligations” means, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding Domestic Letters of Credit plus the aggregate of all Unreimbursed Amounts under Domestic Letters of Credit, including all Domestic L/C Borrowings.

“Domestic Lenders” means the Lenders having Domestic Commitments from time to time or at any time.

“Domestic Letter of Credit” means each Letter of Credit issued hereunder for the account of the Domestic Borrowers.

“Domestic Letter of Credit Sublimit” means an amount equal to $92,500,000. The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Domestic Commitments. A permanent reduction of the Aggregate Domestic Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit; provided, however, that if the Aggregate Domestic Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit, then the Domestic Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Domestic Commitments.

“Domestic Loan” means an extension of credit by a Domestic Lender to the Domestic Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Domestic Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Domestic Commitments and (b) the Domestic Borrowing Base.

“Domestic Loan Parties” means, collectively, the Parent, the Domestic Borrowers and each Domestic Subsidiary that is a Guarantor of the Obligations. “Domestic Loan Party” means any one of such Persons.

“Domestic Note” means a promissory note made by the Domestic Borrowers in favor of a Domestic Lender evidencing Domestic Loans made by such Domestic Lender, substantially in the form of Exhibit C-1 or Exhibit C-3, as the case may be.

“Domestic Overadvance” means a Domestic Credit Extension to the extent that, immediately after the making of such Domestic Credit Extension, the aggregate principal balance of all Domestic Credit Extensions then outstanding exceeds the Domestic Loan Cap as then in effect.

“Domestic Prime Rate Loan” means a Loan that bears interest based on the Prime Rate.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Domestic Swing Line Note” means the promissory note of the Domestic Borrowers substantially in the form of Exhibit C-3, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by such Swing Line Lender to the Domestic Borrowers.

“Domestic Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Domestic Commitments. The Domestic Swing Line Sublimit is part of, and not in addition to, the Aggregate Domestic Commitments.

“E-Commerce Agreement” means that certain Amended and Restated E-Commerce Agreement dated as of September 6, 2011 by and between QS Retail, Inc. and GSI.

“Effective Date” means May 24, 2013.

“Eligible Assignee” means (a) a Lender or any of its Lender Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Lender Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless a Specified Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of its Subsidiaries or other Affiliates.

“Eligible Credit Card Receivables” means, at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a North America Borrowing Base Party from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such North America Borrowing Base Party, and (ii) in each case is acceptable to the Agents in their Permitted Discretion, and is not ineligible for inclusion in the calculation of the Canadian Borrowing Base or the Domestic Borrowing Base, as applicable, pursuant to any of clauses (a) through (k) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a North America Borrowing Base Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication of any Reserve or any of clauses (a) through (k) below or otherwise, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a North America Borrowing Base Party may be obligated to rebate to a customer, a Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable North America Borrowing Base Party to reduce the amount of such Credit Card Receivable. Any Credit Card Receivable meeting the foregoing criteria shall be deemed to be an Eligible Credit Card Receivable but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable, unless otherwise agreed by the Agents:

(a) Credit Card Receivables which do not constitute an “Account” (as defined in the UCC or the PPSA, as applicable);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables with respect to which a North America Borrowing Base Party does not have good and valid title, free and clear of any Lien (other than Liens granted to the Administrative Agent pursuant to the Security Documents and other Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of the Administrative Agent under applicable Law);

(d) Credit Card Receivables that are not subject to a first priority Lien in favor of the Administrative Agent pursuant to the Security Documents (other than Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of the Administrative Agent under applicable Law) (it being the intent that chargebacks in the ordinary course by such processors shall not be deemed violative of this clause);

(e) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such disputed amount, claim, counterclaim, offset or chargeback);

(f) Credit Card Receivables as to which the Credit Card Processor or Credit Card Issuer has the right under certain circumstances to require a North America Borrowing Base Party to repurchase the Accounts from such Credit Card Processor or Credit Card Issuer;

(g) Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any proceeding under any Debtor Relief Law;

(h) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(i) Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables or which are not payable in Dollars (with respect to Credit Card Receivables of a Domestic Borrower) or in Dollars or CD$ (with respect to Credit Card Receivables of a Canadian Loan Party);

(j) Credit Card Receivables which are evidenced by chattel paper or an instrument of any kind unless such chattel paper or instrument is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; or

(k) Credit Card Receivables which any Agent determines in its Permitted Discretion to be uncertain of collection.

Subject to Section 2.01(e) and Section 9.19, the Agents shall have the right to establish or modify or eliminate Reserves against Eligible Credit Card Receivables from time to time in their Permitted Discretion.

“Eligible GSI Consignment Inventory” means Inventory of QS Retail, Inc. held on consignment by GSI in its capacity as e-commerce fulfillment service provider, in accordance with the terms of the E-Commerce Agreement, which Inventory satisfies each of the following conditions:

(a) possession of such Inventory is maintained by GSI until such time as GSI shall ship Specified Inventory to customers of a Domestic Borrower upon purchase thereof through e-commerce transactions fulfilled by GSI in accordance with the E-Commerce Agreement;

(b) but for the application of clause (b) of the definition of Eligible Inventory, such Inventory constitutes Eligible Inventory;

(c) QS Retail, Inc., as consignor, has a first-priority perfected Lien in such Inventory, which Lien has been effectively assigned to the Administrative Agent to secure the Obligations; and

(d) such Inventory is subject to the terms of that certain Warehouse Bailment Agreement dated as of September 6, 2011 among, inter alia, the Administrative Agent, QS Retail, Inc. and GSI, or such other Collateral Access Agreement reasonably acceptable to the Administrative Agent.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) Which satisfies all of the requirements for Eligible Inventory other than the requirement that it be located in the United States (with respect to In-Transit Inventory of a Domestic Borrower) or Canada (with respect to In-Transit Inventory of a Canadian Loan Party);

(b) Which has been fully paid for by the applicable North America Borrowing Base Party, or, alternatively, for which the full purchase price thereof is secured by a Commercial Letter of Credit issued under this Agreement;

(c) For which title to such In-Transit Inventory has passed to such North America Borrowing Base Party;

(d) For which the purchase order is in the name of such North America Borrowing Base Party;

(e) Which is scheduled for delivery within thirty (30) days or less from the date of shipment;

(f) For which an Acceptable BOL has been issued and in each case as to which the Administrative Agent has possession of the Acceptable BOL which evidences ownership of the subject In-Transit Inventory (which possession requirement can be satisfied by the delivery of a Customs Broker Agreement from any third party with possession over such Acceptable BOL);

(g) Which is in the possession of a common carrier or Eligible NVOCC which issued the Acceptable BOL in respect of such In-Transit Inventory;

(h) The common carrier (to the extent an NVOCC has not engaged such common carrier), NVOCC and customs broker (as applicable) with respect to such In-Transit Inventory has entered into a Customs Broker Agreement which is then in effect; and

(i) Which is fully insured by marine cargo and other insurance in accordance with Section 5.10 and Section 6.08.

Subject to Section 2.01(e) and Section 9.19, the Agents shall have the right to establish or modify or eliminate Reserves against Eligible In-Transit Inventory from time to time in their Permitted Discretion.

“Eligible Inventory” means, as of the date of determination thereof, without duplication of Eligible In-Transit Inventory, items of Inventory of a Borrowing Base Party that are raw materials (consisting solely of blank t-shirts) or finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Agents in their Permitted Discretion, to be eligible for inclusion in the calculation of any Borrowing Base (including blank t-shirts which otherwise satisfy the requirements set forth in this definition), in each case that, except as otherwise agreed by the Agents, complies in all material respects with each of the representations and warranties respecting Inventory made by a Borrowing Base Party in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agents, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrowing Base Party or a Borrowing Base Party does not have good and valid title thereto (including, without limitation, as a result of retention of title to such Inventory by the supplier thereof);

(b) Inventory that is leased by or is on consignment to a Borrowing Base Party or, other than Eligible GSI Consignment Inventory, that is consigned by a Borrowing Base Party to (or is subject to retention of title in favor of a Borrowing Base Party with respect to) a Person which is not a Loan Party;

(c) Inventory (other than Eligible In-Transit Inventory) that (i) is not located in the United States in the case of Inventory of a Domestic Borrower (excluding territories or possessions thereof) or Canada (in the case of Inventory of the Canadian Borrower), Australia (in the case of Inventory of the Australian Borrower) or Japan (in the case of Inventory of the Japanese Borrower) (excluding territories or possessions thereof), (ii) is in transit, (iii) is located at a location that is not owned or leased by a Borrowing Base Party, except either (x) with respect to the North America Borrowing Base Parties, to the extent that a Collateral Access Agreement executed by the Person owning any such location is delivered to the Administrative Agent, or (y) with respect to any Borrowing Base Party, the Agents have established an Availability Reserve or an Inventory Reserve with respect thereto (it being understood that notwithstanding the delivery of a Collateral Access Agreement by a North America Borrowing Base Party, the Agents may establish an Availability Reserve or an Inventory Reserve for any location at which, pursuant to such Collateral Access Agreement or otherwise, the Agents may be responsible for any charges for any period of time other than during the actual occupancy of the premises by the Agents), or (iv) is in the possession of any Person who is a processor;

(d) Inventory that is located in a distribution center leased by a Borrowing Base Party except either (x) with respect to the North America Borrowing Base Parties, to the extent that a Collateral Access Agreement executed by the applicable lessor is delivered to the Administrative Agent, or (y) with respect to any Borrowing Base Party, the Agents have established an Availability Reserve or an Inventory Reserve with respect thereto (it being understood that notwithstanding the delivery of a Collateral Access Agreement by a North America Borrowing Base Party, the Agents may establish an Availability Reserve or an Inventory Reserve for any location at which, pursuant to such Collateral Access Agreement or otherwise, the Agents may be responsible for any charges for any period of time other than during the actual occupancy of the premises by the Agents);

(e) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials (but excluding blank t-shirts), or that constitute spare parts, display, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrowing Base Party’s business, (iv) are seasonal in nature and which have been packed away for sale in a subsequent season, (v) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (vi) are bill and hold goods, or (vii) are of a type which is not held for sale by the Borrowing Base Parties in the ordinary course of their business;

(f) Inventory that is not subject to a perfected first-priority security interest in favor of the applicable Agent (and with respect to Inventory of the Japanese Borrower, each of the Japanese Secured Parties) pursuant to the Security Documents (other than Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of such Agent (and with respect to Inventory of the Japanese Borrower, each of the Japanese Secured Parties) under applicable Law, or having priority but acceptable to the Co-Collateral Agents in their Permitted Discretion);

(g) Inventory that consists of samples, labels, bags, and other similar non-merchandise categories;

(h) Inventory that is not insured in compliance with the provisions of Section 5.10 and Section 6.08 hereof;

(i) Inventory that has been sold but not yet delivered or as to which a Borrowing Base Party has accepted a deposit;

(j) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party which any Borrowing Base Party or any of their Subsidiaries has received notice of a dispute in respect of any such agreement or which would require the payment of fees or royalties to or the consent of the licensor under such agreement for any sale or other disposition of such Inventory by the Agents, unless the Agents have reviewed the underlying agreements and determined the terms to be acceptable, and subject to the imposition of a Reserve for the payment of any such fees or royalties;

(k) Inventory, the assignment or pledge of which is prohibited under agreements between any Loan Party and lessors of any leased premises or other third party locations if, unless otherwise agreed by the Agents in their Permitted Discretion, consent from such lessor has not been obtained to the reasonable satisfaction of the Administrative Agent; or

(l) Inventory acquired in a Permitted Acquisition or series of related Permitted Acquisitions if the aggregate fair market value of the Inventory of the Borrowing Base Parties acquired in connection with such Permitted Acquisition or series of related Permitted Acquisitions exceeds $5,000,000, unless and until the Co-Collateral Agents have (i) completed or received an appraisal of such Inventory from appraisers reasonably satisfactory to the Co-Collateral Agents, and such other due diligence as the Co-Collateral Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Co-Collateral Agents, and (ii) established an Inventory advance rate and Inventory Reserves (if applicable) therefor, and (iii) otherwise agreed that such Inventory shall be deemed Eligible Inventory in their Permitted Discretion.

Subject to Section 2.01(e) and Section 9.19, the Agents and, if applicable, the Administrative Agent shall have the right to establish or modify or eliminate Reserves against Eligible Inventory from time to time in their Permitted Discretion.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit issued for the account of a North America Borrowing Base Party which supports the full purchase price of Inventory (other than In-Transit Inventory), (a) which Inventory does not constitute Eligible In-Transit Inventory and for which no Acceptable BOL or other documents of title have then been issued; (b) which Commercial Letter of Credit (i) has an expiry within thirty (30) days of the date of determination, and (ii) provides that such Commercial Letter of Credit may be drawn only after the Inventory is completed and after an Acceptable BOL has been issued for such Inventory; and (c) with respect to the Inventory to be purchased with such Commercial Letter of Credit, such Inventory satisfies all of the requirements for Eligible In-Transit Inventory other than the requirement set forth in clause (e) of the definition of the term herein.

“Eligible NVOCC” means, with respect to any In-Transit Inventory, an NVOCC for such In-Transit Inventory that (i) is not an Affiliate of a Borrowing Base Party or the applicable foreign vendor and is otherwise acceptable to the Agents; (ii) is engaged by a Domestic Borrower or a Canadian Loan Party as freight forwarder with respect to such In-Transit Inventory; (iii) has received from the carrier a tangible bill of lading with respect to such In-Transit Inventory that names such NVOCC as consignee; (iv) has issued an Acceptable BOL to the order of a North America Borrowing Base Party in respect of such In-Transit Inventory; and (v) has entered into a Customs Broker Agreement which is then in effect.

“Eligible Trade Receivables” means Accounts arising from the sale of a Borrowing Base Party’s Inventory (other than those consisting of Credit Card Receivables) that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrowing Base Party from an account debtor, and in each case originated in the ordinary course of business of such Borrowing Base Party, and (ii) in each case is acceptable to the Agents in their Permitted Discretion, and is not ineligible for inclusion in the calculation of any Borrowing Base pursuant to any of clauses (a) through (v) below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Borrowing Base Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrowing Base Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Borrowing Base Party to reduce the amount of such Eligible Trade Receivable. Any Account meeting the foregoing criteria shall be deemed to be an Eligible Trade Receivable but only as long as such Account is not included within any of the following categories, in which case such Account shall not constitute an Eligible Trade Receivable, unless otherwise agreed by the Agents:

(a) Accounts that are not evidenced by an invoice;

(b) Accounts (i) that have been outstanding for more than ninety (90) days from the original invoice date (or, (x) with respect to Accounts of the Domestic Borrowers and/or the Australian Borrower having an aggregate face amount not in excess of $10,000,000, more than one hundred twenty (120) days from the original invoice date, and (y) with respect to Accounts of the Domestic Borrowers and/or the Australian Borrower, without duplication of the Accounts described in clause (x), Accounts having an aggregate face amount not in excess of $1,000,000, more than one hundred eighty (180) days from the original invoice date) or (ii) that are more than sixty (60) days past the due date;

(c) Accounts due from any account debtor if fifty percent (50%) or more of Accounts due from account debtor are ineligible under the provisions of clause (b) above;

(d) Accounts with respect to which a Borrowing Base Party does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agents pursuant to the Security Documents and other Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of the Agents under applicable Law);

(e) Accounts that are not subject to a first priority security interest in favor of the applicable Agent (and with respect to Accounts of the Japanese Borrower, each of the Japanese Secured Parties) pursuant to the Security Documents (other than Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of such Agent (and with respect to Accounts of the Japanese Borrower, each of the Japanese Secured Parties) under applicable Law);

(f) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g) Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of a Borrowing Base Party;

(h) Accounts which are owed by any account debtor whose principal place of business is not within (i) the United States (with respect to the Domestic Borrowers), (ii) Canada (with respect to the Canadian Loan Parties), (iii) Australia (with respect to the Australian Borrower), or (iv) Japan (with respect to the Japanese Borrower);

(i) Accounts which are owed by any Affiliate or any employee of a Loan Party;

(j) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agents have not been duly obtained, effected or given and are not in full force and effect;

(k) Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(l) Accounts due from (i) the federal government of the United States of America unless such Accounts have been assigned by the applicable Borrowing Base Party to the Administrative Agent in accordance with the Federal Assignment of Claims Act of 1940 or (ii) the federal government of Canada or a political subdivision thereof, or any province or territory, or any municipality or department or agency or instrumentality thereof unless the provisions of the Financial Administration Act (Canada) or any applicable provincial, territorial or municipal law of similar purpose and effect restricting the assignment thereof, as the case may be, have been complied with, or any other Governmental Authority except to the extent reasonably acceptable to the Co-Collateral Agents and, if applicable, the Administrative Agent; and in any event such Accounts described in this subsection shall not exceed $6,000,000 at any time outstanding;

(m) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Agents, or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(n) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis (other than Accounts due from GSI arising in connection with the Disposition of Eligible GSI Consignment Inventory) or subject to any right of return;

(o) Accounts arising out of sales to account debtors outside (i) the United States (with respect to Accounts of a Domestic Borrower), (ii) Canada (with respect to Accounts of a Canadian Loan Party), (iii) Australia (with respect to Accounts of the Australian Borrower), or (iv) Japan (with respect to Accounts of the Japanese Borrower), unless, in each case, such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, reasonably acceptable to the Agents;

(p) Accounts payable other than (i) in Dollars (with respect to Accounts of a Domestic Borrower), (ii) in Dollars or CD$ (with respect to Accounts of a Canadian Loan Party), (iii) in Australian Dollars (with respect to Accounts of the Australian Borrower), or (iv) Yen (with respect to Accounts of the Japanese Borrower);

(q) Accounts evidenced by a judgment, chattel paper, promissory note or other instrument;

(r) Accounts consisting of amounts due from vendors as rebates or allowances, or as finance or interest charges;

(s) Accounts which are in excess of the credit limit for such account debtor established by a Borrowing Base Party in the ordinary course of business and consistent with past practices;

(t) Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(u) Accounts due from an account debtor and its Affiliates, where the aggregate amount due on such Accounts to the Borrowing Base Parties under any Revolving Facility at any time exceeds fifteen percent (15%) of the total Eligible Trade Receivables then due to such Borrowing Base Parties, only to the extent of such amount in excess of fifteen percent (15%) of the total Eligible Trade Receivables due to such Borrowing Base Parties; provided that the foregoing shall not apply to the account debtors listed on Schedule 1.06 (who shall rather be subject to the percentages set forth therein);

(v) Accounts owing from any Embargoed Person or from any Person located in a jurisdiction other than that in which the applicable Borrower is organized, which, in either case, a Lender notifies the Loan Parties in writing shall be ineligible;

(w) Accounts, the assignment or pledge of which is prohibited under agreements between any Loan Party and lessors of any leased premises or with any Account debtor, if, unless otherwise agreed by the Agents in their Permitted Discretion, consent from such lessor or Account debtor has not been obtained to the reasonable satisfaction of the Administrative Agent; or

(x) Accounts which any Agent determines in its Permitted Discretion to be unacceptable for borrowing.

Subject to Section 2.01(e) and Section 9.19, the Agents and, if applicable, the Administrative Agent, shall have the right to establish or modify or eliminate Reserves against Eligible Trade Receivables from time to time in their Permitted Discretion.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“Environmental Laws” means any and all federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, final and enforceable rules, judgments, orders, decrees or governmental restrictions governing pollution and the protection of the environment or the release of any materials into the environment, including those governing Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement imposing liability under Environmental Law or for Hazardous Materials.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equipment” shall mean “equipment”, as defined in the UCC or in the PPSA, and shall also mean all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Loan Party’s (or any applicable Subsidiary’s) business, and any and all accessions or additions thereto, and substitutions therefor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person.

“Equivalent Amount” means, with respect to any Alternative Currency, the equivalent amount thereof determined by the Administrative Agent at such time on the basis of the Spot Rate.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Domestic Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Domestic Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Interbank Market” means any lawful recognized market in which deposits of Dollars and the relevant Alternative Currencies are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations are customarily conducted.

“European Subsidiary” means any Subsidiary of the Parent organized under the laws of any European Governmental Authority.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) in which such Recipient is organized, has its principal office, or in which it is otherwise doing business or, in the case of any Lender, the jurisdiction (or any political subdivision thereof) in which its Lending Office is located, or (ii) that are Other Connection Taxes, (b) in the case of (A) a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or, if such Lender is an intermediary, partnership, or other flow-through entity for Japanese tax purposes, the later of the date on which such Lender acquires such interest in the Loan or Commitment and the date on which the relevant beneficiary, partner or member of such Lender becomes such a beneficiary, partner or member (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment) to receive additional amounts from the Loan Parties with respect to such withholding, pursuant to Section 3.01(a)(ii), (B) any Agent, L/C Issuer or other Recipient of a payment by or on account of any obligation or any Loan Party under any Loan Document, any withholding tax that is imposed on amounts payable to such Person at the time such Person becomes a party to this Agreement (or changes its Lending Office), (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (e) any withholding Taxes imposed pursuant to FATCA, and (f) in the case of a Non-Qualifying Japanese Lender, any Japanese withholding Tax that is imposed on amounts payable hereunder to such Non-Qualifying Japanese Lender or its designee. For the avoidance of doubt, any Participant that is entitled to the benefits of Section 3.01(a) shall be treated as a Lender for purposes of this defined term.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Increasing Lender” shall have the meaning provided in Section 2.15(b).

“Existing Letters of Credit” means the letters of credit outstanding on the Effective Date issued under the Existing Credit Agreement and described on Schedule 1.04 hereto.

“Existing Revolver Tranche” has the meaning provided in Section 2.16(a).

“Extended Commitments” has the meaning provided in Section 2.16(a).

“Extending Lender” has the meaning provided in Section 2.16(b).

“Extension Amendment” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(b).

“Extension Request” has the meaning provided in Section 2.16(a).

“Extension Series” has the meaning provided in Section 2.16(a).

“Facility Guaranty” means (a) a Guarantee of the Obligations made by a Guarantor which is a Domestic Loan Party in favor of the Administrative Agent and the other Credit Parties, in substantially the form attached hereto as Exhibit L-1 or otherwise in form reasonably satisfactory to the Agents, and (b) a Guarantee of the Australian Liabilities, the Canadian Liabilities and the Japanese Liabilities made by a Guarantor which is a Foreign Loan Party in favor of the Administrative Agent and the other Foreign Credit Parties, in substantially the form attached hereto as Exhibit L-2 or otherwise in form reasonably satisfactory to the Agents.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the amended and restated letter agreement, dated as of the Effective Date, among the Parent, the Administrative Agent, and MLPFS.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on October 31st of any calendar year.

“Foreign Assets Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Availability” means (a) individually, Australian Availability, Canadian Availability and Japanese Availability, and (b) collectively, the sum of Australian Availability, Canadian Availability and Japanese Availability.

“Foreign Borrower” means (a) individually, the Australian Borrower, the Canadian Borrower and the Japanese Borrower, and (b) collectively, all of the foregoing.

“Foreign Commitment” means (a) individually, the Commitment of a Foreign Lender to make Australian Credit Extensions, the Commitment of a Foreign Lender to make Canadian Credit Extensions or the Commitment of a Foreign Lender to make Japanese Credit Extensions, as the context may require, and (b) collectively, all of the foregoing.

“Foreign Concentration Account” means (a) individually, each Australian Concentration Account, each Canadian Concentration Account, and each Japanese Concentration Account, and (b) collectively, all of the foregoing.

“Foreign Credit Party” or “Foreign Credit Parties” means (a) individually, each Australian Credit Party, each Canadian Credit Party and each Japanese Credit Party, and (b) collectively, all of the foregoing.

“Foreign Credit Extension” means (a) individually, each Australian Credit Extension, each Canadian Credit Extension and each Japanese Credit Extension, and (b) collectively, all of the foregoing.

“Foreign Guarantors” means (a) individually, each Foreign Loan Party which is a Guarantor of the Australian Liabilities, the Canadian Liabilities and the Japanese Liabilities, and (b) collectively, all of the foregoing.

“Foreign L/C Borrowing” means (a) individually, any Australian L/C Borrowing, any Canadian L/C Borrowing and any Japanese L/C Borrowing as the context may require, and (b) collectively, all of the foregoing.

“Foreign L/C Obligations” means (a) individually, the Australian L/C Obligations, the Canadian L/C Obligations and the Japanese L/C Obligations as the context may require, and (b) collectively, all of the foregoing.

“Foreign Lenders” means the Lenders having Foreign Commitments from time to time or at any time.

“Foreign Letter of Credit” means (a) individually, each Australian Letter of Credit, each Canadian Letter of Credit and each Japanese Letter of Credit, and (b) collectively, all of the foregoing.

“Foreign Letter of Credit Sublimit” means (a) individually, the Australian Letter of Credit Sublimit, the Canadian Letter of Credit Sublimit and Japanese Letter of Credit Sublimit, and (b) collectively, all of the foregoing.

“Foreign Liability” or “Foreign Liabilities” means (a) individually, each Australian Liability, each Canadian Liability and each Japanese Liability as the context may require, and (b) collectively, all of the foregoing.

“Foreign Loan” means (a) individually, each Australian Loan, each Canadian Loan and each Japanese Loan, and (b) collectively, all of the foregoing.

“Foreign Loan Cap” means (a) individually, the Australian Loan Cap, the Canadian Loan Cap and the Japanese Loan Cap as the context may require and (b) collectively, all of the foregoing.

“Foreign Loan Party” or “Foreign Loan Parties” means (a) individually, each of the Australian Loan Parties, each of the Canadian Loan Parties and each of the Japanese Loan Parties, and (b) collectively, all of them.

“Foreign Note” means (a) individually, each Australian Note and each Canadian Note, and (b) collectively, all of the foregoing.

“Foreign Overadvance” means (a) individually, each Australian Overadvance, each Canadian Overadvance and each Japanese Overadvance, and (b) collectively, all of the foregoing

“Foreign Revolving Facilities” means (a) individually, the Australian Facility, the Canadian Facility and the Japanese Facility, and (b) collectively, all of the foregoing.

“Foreign Subsidiary” means each Subsidiary other than a Domestic Subsidiary.

“Foreign Swing Line Note” means (a) individually, each Australian Swing Line Note and each Canadian Swing Line Note, and (b) collectively, all of the foregoing.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(i).

“FSCO” means the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the Supplemental Pension Plans Act (Quebec) or the Pension Benefits Act (Ontario) or any Governmental Authority of any other Canadian jurisdiction exercising similar functions in respect of any Canadian Pension Plan of any Canadian Loan Party and any Governmental Authority succeeding to the functions thereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that, (a) with respect to Foreign Subsidiaries of Parent organized under the laws of Canada, or any province or territory thereof, unless GAAP is being applied, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made, (b) with respect to the Australian Loan Parties and other Foreign Subsidiaries of the Parent incorporated in Australia, unless GAAP is being applied, “GAAP” shall mean the generally accepted accounting principles, standards and practices in Australia, and (c) with respect to the Japanese Loan Parties and other Foreign Subsidiaries of the Parent incorporated in Japan, unless GAAP is being applied, “GAAP” shall mean the generally accepted accounting principles, standards and practices in Japan.

“GECC” means General Electric Capital Corporation, a Delaware corporation, and its successors.

“General Security Agreements” means each General Security Agreement dated as of the Effective Date among the respective Canadian Loan Parties and the Administrative Agent for the benefit of the Foreign Credit Parties.

“Governmental Authority” means the government of the United States, Canada, Australia, Japan, or any other nation, or any political subdivision thereof, whether state, local, provincial, territorial or municipal and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GSI” means GSI Commerce Solutions, Inc.

“GST” means any goods or services tax, value added tax, consumption tax or similar tax including as that term is defined in the GST Act.

“GST Act” means A New Tax System (Goods and Services Tax) Act 1999 (Cth) of Australia as, (a) amended or re-enacted, (b) any statute, regulation or provision enacted in replacement of that Law, (c) another regulation or other statutory instrument made or issued under that Law, and (d) any amendment made to a statute, regulation or provision as a consequence of another statute, regulation or provision.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for the payment of money for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) with respect to the Obligations (including, without limitation, the Foreign Liabilities), the Parent and each direct Domestic Subsidiary of any Domestic Loan Party that shall be required to execute and deliver a Facility Guaranty or Facility Guaranty supplement pursuant to Section 6.13(a) and (b) with respect to the Foreign Liabilities, each Foreign Borrower and each Foreign Subsidiary of any Foreign Loan Party (but only to the extent that such Foreign Subsidiary is organized under the Laws of Canada or a province thereof, Japan or Australia) that shall be required to execute and deliver a Facility Guaranty or Facility Guaranty supplement pursuant to Section 6.13(b), and (c) with respect to any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 10.31, but subject in all respects to Section 10.29) under the Facility Guaranty, the Borrowers.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means (a) Caribbean BRC Pty Ltd., as long as its sole assets consist of the Real Estate at 27 Baines Crescent, Torquay, Victoria, Australia, and all assets ancillary or related thereto, and substitutions and replacements thereof or otherwise meets the requirements under the following clause (b), and (b) each Subsidiary of any Loan Party which has assets with a fair market value of less than $1,000,000, and owns no assets of the type included in any Borrowing Base; provided that the total assets of all Immaterial Subsidiaries shall not exceed two percent (2%) of the consolidated total assets of the Parent and its Americas/Foreign Subsidiaries at any time. Schedule 5.13 specifically identifies those Immaterial Subsidiaries constituting Domestic Subsidiaries or Subsidiaries organized under the Laws of Canada or a province thereof, Japan or Australia in existence as of the Effective Date.

“Increase Effective Date” has the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty (60) days (or with respect to the Japanese Borrower, 125 days) after the date on which such trade account payables were created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Stock; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited under applicable Law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Certificate” means that certain information certificate dated as of the Effective Date by the Loan Parties in favor of the Administrative Agent and the other Credit Parties.

“Intellectual Property” means all: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, designs, logos, slogans, indicia of origin and other source identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs), unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; any Loan Party’s rights in any license agreements related to any of the foregoing and income therefrom; intellectual property rights in books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data and databases; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means, as applicable, the Intellectual Property Security Agreement dated as of the Effective Date among the applicable Domestic Loan Parties and the Administrative Agent.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of the Effective Date, between the Administrative Agent and the Term Loan Agent and shall include any other intercreditor agreement with any Persons who, contemporaneously or within twelve months after the payment of the obligations under the Term Loan Credit Agreement, refund, replace or refinance all or any portion of the obligations under the Term Loan Credit Agreement or provide Permitted Indebtedness of the type described in clause (k) of the definition thereof, in each case, which is secured by Permitted Encumbrances of the type described in clause (x) of the definition thereof, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan, or Canadian BA Rate Loan, the last day of each Interest Period applicable to such LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan, or Canadian BA Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan, or Canadian BA Rate Loan exceeds three months, the date that falls every three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Prime Rate Loan (including a Swing Line Loan), the first day of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan, or Canadian BA Rate Loan, the period commencing on the date such Committed Borrowing is disbursed, converted into or continued as such Type of Committed Borrowing and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower or the applicable Foreign Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing, BBR Rate Loan, TIBOR Rate Loan, or a Canadian BA Rate Loan, as applicable, would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Committed Borrowing initially shall be the date on which such Committed Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Committed Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a North America Borrowing Base Party that is in the possession of a common carrier and is in transit from a foreign location to either (a) with respect to Inventory of a Domestic Borrower, a location of such Domestic Borrower (or a location designated by such Domestic Borrower) that is in the United States or (b) with respect to Inventory of a Canadian Loan Party, a location of such Canadian Loan Party (or a location designated by such Canadian Loan Party) that is in Canada.

“Inventory” means all “inventory” as defined in the UCC, the PPSA or the Australian PPSA, as applicable, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by any Agent in its Permitted Discretion with respect to the determination of the saleability, at retail or wholesale, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Permitted Discretion of any Agent, include (but are not limited to) reserves based on:

(a)	obsolescence;

(b)	seasonality;

(c)	Shrink;

(d)	imbalance;

(e)	change in Inventory character;

(f)	change in Inventory composition;

(g)	change in Inventory mix;

(h)	mark-downs (both permanent and point of sale);

(i)	retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events;

(j)	out-of-date and/or expired Inventory; and

(k)	seller’s reclamation or repossession rights under any Debtor Relief Laws.

Upon the determination by any Agent, in its Permitted Discretion, that an Inventory Reserve should be established or modified, such Agent shall notify the Administrative Agent in writing and the Administrative Agent shall thereupon establish or modify such Inventory Reserve, subject to the provisions of Section 2.01(e) and Section 9.19 of this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or Equity Interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Collateral” means “IP Collateral”, as such term is defined in the Intellectual Property Security Agreement, any Intellectual Property rights subject to the Australian Security Documents, and any Intellectual Property rights subject to the Japanese Law governed Japanese Security Documents.

“IP Rights Agreement” means that certain letter agreement dated as of the Effective Date among QS Holdings, S.à.r.l. and 54th Street Holdings S.à.r.l. and the Administrative Agent regarding certain license agreements between QS Holdings, S.à.r.l. and 54th Street Holdings S.à.r.l. and the Australian Borrower and the Japanese Borrower, respectively.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Japanese Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a) the Japanese Loan Cap,

minus

(b) the Total Japanese Outstandings on such date.

In calculating Japanese Availability at any time and for any purpose under this Agreement any amount calculated or referenced in Dollars shall also refer to the Alternative Currency Equivalent in Yen.

“Japanese Base Rate” means the greater of (a) the “basic loan rate” established by the Bank of Japan from time to time as reflected at : http://www.boj.or.jp/en/statistics/boj/other/discount/discount.htm/, or (b) the TIBOR Rate for an Interest Period of one month plus one percent (1.00%) per annum.

“Japanese Base Rate Loan” means a Loan that bears interest at the Japanese Base Rate.

“Japanese Borrower” has the meaning specified in the introductory paragraph hereto and shall include, as applicable, any Japanese Subsidiary that becomes a Borrower after the Effective Date pursuant to Section 6.13(b).

“Japanese Borrowing” means a Committed Japanese Borrowing or a Swing Line Borrowing made to the Japanese Borrower, as the context may require.

“Japanese Borrowing Base” means, at any time of calculation, an amount in Yen (or the Dollar Equivalent thereof) equal to:

(a) the face amount of Eligible Trade Receivables of the Japanese Borrower (net of Receivables Reserves applicable thereto) multiplied by the Receivables Advance Rate;

plus

(b) the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Japanese Borrower, net of Inventory Reserves applicable thereto, multiplied by the Appraisal Percentage of the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Japanese Borrower;

minus

(c) the then amount of all Availability Reserves applicable to the Japanese Borrower. In no event shall the amount of Availability Reserves subtracted in calculating the Japanese Borrowing Base be duplicative of Availability Reserves subtracted in calculating any other Borrowing Base.

“Japanese Commitments” means, as to each Japanese Lender, its obligation to (a) make Committed Japanese Loans to the Japanese Borrower pursuant to Section 2.01, (b) purchase participations in Japanese L/C Obligations, and (c) purchase participations in Swing Line Loans made to the Japanese

Borrower, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Japanese Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Japanese Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Japanese Concentration Account” means the account maintained by the Administrative Agent at Bank of America, N.A. (Japan branch) into which cash receipts and collections of the Japanese Loan Parties (including, without limitation, from the Collateral) are deposited to the extent required hereby or by any other Loan Document.

“Japanese Credit Extensions” mean each of the following: (a) a Japanese Borrowing and (b) a Japanese L/C Credit Extension.

“Japanese Credit Party” or “Japanese Credit Parties” means (a) individually, (i) each Japanese Lender and its Lender Affiliates, (ii) the Agents and their respective Lender Affiliates, (iii) each L/C Issuer of any Japanese Letter of Credit, and (iv) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Japanese Depository Banks” means each of The Bank of Tokyo – Mitsubishi UFJ Ltd., Mizuho Bank Ltd., Sumitomo Mitsui Banking Corporation, Tokyo Tomin Bank, The Bank of Yokohama, Ltd. and Resona Bank, Limited.

“Japanese Facility” means the revolving credit facility in favor of the Japanese Borrower established pursuant to this Agreement.

“Japanese L/C Borrowing” means an extension of credit resulting from a drawing under any Japanese Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Japanese Borrower pursuant to Section 2.03(c)(i) or refinanced as a Committed Japanese Borrowing.

“Japanese L/C Credit Extension” means, with respect to any Japanese Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Japanese L/C Obligations” means, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding Japanese Letters of Credit plus the aggregate of all Unreimbursed Amounts under Japanese Letters of Credit, including all Japanese L/C Borrowings.

“Japanese Lenders” means the Lenders having Japanese Commitments from time to time or at any time.

“Japanese Letter of Credit” means each Letter of Credit issued hereunder for the account of the Japanese Borrower.

“Japanese Letter of Credit Sublimit” means an amount equal to $15,000,000. The Japanese Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Japanese Commitments. A permanent reduction of the Aggregate Japanese Commitments shall not require a corresponding pro rata reduction in the Japanese Letter of Credit Sublimit; provided, however, that if the Aggregate Japanese

Commitments are reduced to an amount less than the Japanese Letter of Credit Sublimit, then the Japanese Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Japanese Borrower’s option, less than) the Aggregate Japanese Commitments.

“Japanese Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Japanese Loan Party arising under any Loan Document or otherwise with respect to any Japanese Loan or Japanese Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Japanese Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Japanese Liabilities.

“Japanese Loan” means an extension of credit by a Japanese Lender to the Japanese Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Japanese Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Japanese Commitments, and (b) the Japanese Borrowing Base.

“Japanese Loan Parties” means, collectively, the Japanese Borrower and each Japanese Subsidiary that is a Guarantor of the Japanese Liabilities. “Japanese Loan Party” means any one of such Persons.

“Japanese Overadvance” means a Japanese Credit Extension to the extent that, immediately after the making of such Japanese Credit Extension, the aggregate principal balance of all Japanese Credit Extensions then outstanding exceeds the Japanese Loan Cap as then in effect.

“Japanese Priority Payable Reserve” means, on any date of determination, a reserve in such amount as the Administrative Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s and/or the Japanese Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s or the Japanese Secured Parties’ Liens.

“Japanese Secured Parties” means “Secured Parties” as such term is defined in each of the Japanese Security Documents.

“Japanese Security Documents” means each (a) movable assets security agreement (with respect to Equipment and Inventory), (b) account receivables security agreement, (c) trademark security agreement, (d) bank account pledge agreement, (e) insurance claims pledge agreement, and (f) each other security agreement or other instrument or document executed and delivered by any Japanese Loan Party to an Agent and/or each of the Japanese Secured Parties pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Japanese Loan Party for the benefit of the Japanese Secured Parties, as security for the Foreign Liabilities.

“Japanese Subsidiary” means any Subsidiary that is organized under the laws of Japan.

“Japanese Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Japanese Commitments. The Japanese Swing Line Sublimit is part of, and not in addition to, the Aggregate Japanese Commitments.

“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit F-1 (Joinder Agreement – Domestic Loan Parties), Exhibit F-2 (Joinder Agreement – Foreign Loan Parties), or such other form as is reasonably satisfactory to the Agents, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as applicable.

“Landlord Lien State” means (a) Pennsylvania, Virginia, Washington and such other state(s) determined by the Agents in their Permitted Discretion in which a landlord’s claim for rent may have priority over the Liens of the Administrative Agent in any of the Eligible Inventory of the Domestic Borrowers, under the Security Documents and (b) Ontario, Nova Scotia, Alberta, Manitoba and British Columbia and such other province(s) determined by the Agents in their Permitted Discretion in which a landlord’s claim for rent may have priority over the Liens of the Administrative Agent on any of the Eligible Inventory of the Canadian Loan Parties under the Security Documents.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest termination date of any Extended Commitment or New Commitment, as applicable, as extended in accordance with this Agreement from time to time.

“Laws” means each international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means (a) individually, each of a Domestic L/C Borrowing, an Australian L/C Borrowing, a Canadian L/C Borrowing and a Japanese L/C Borrowing, and (b) collectively, all of the foregoing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means (a) each of a Domestic L/C Credit Extension, an Australian L/C Credit Extension, a Canadian L/C Credit Extension and a Japanese L/C Credit Extension, and (b) collectively, means all of the foregoing.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Administrative Agent in its discretion and reasonably acceptable to the Lead Borrower). The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Lender Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Lender Affiliate with respect to Letters of Credit issued by such Lender Affiliate.

“L/C Obligations” means, collectively, the Australian L/C Obligations, the Canadian L/C Obligations, the Japanese L/C Obligations and the Domestic L/C Obligations. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lease” means any written agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” means each Domestic Lender, each Canadian Lender, each Australian Lender and each Japanese Lender, and, as the context requires, includes the Swing Line Lender.

“Lender Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Lessor Notification” has the meaning specified in Section 6.14(a)(iii).

“Letter of Credit” means each Standby Letter of Credit, each Commercial Letter of Credit, each Existing Letter of Credit, each documentary banker’s acceptance and, to the extent applicable, each foreign guarantee issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“LIBO Borrowing” means a Committed Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means,

(a) for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Domestic Prime Rate Loan or a Canadian Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Domestic Prime Rate Loan or Canadian Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate. LIBO Rate Loans may be denominated in Dollars or in an Alternative Currency.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, pledge, hypothecation, assignment in the nature of a security interest, deposit arrangement in the nature of a security interest, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing relating to such asset) and, with respect to the Canadian Loan Parties, also includes any deemed trust or prior claim in, on or of such asset, and, with respect to the Australian Loan Parties, also includes any ‘security interest’ as defined in sections 12 (1) and 12(2) of the Australian PPSA and, with respect to the Japanese Loan Parties, includes any constructive transfers (joto tampo by way of senyu kaitei), and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Administrative Agent, the Australian Security Trustee, or the Co-Collateral Agents, as applicable, of those rights and remedies accorded to such Persons under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agents, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral as well as the collection or other disposition of any of the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidation Percentage” shall mean, for any Lender, a fraction, the numerator of which is the sum of such Lender’s and its Lender Affiliates’ Commitments immediately prior to the Determination Date and the denominator of which is the Aggregate Total Commitments immediately prior to the Determination Date.

“Loan” means a Domestic Loan and an extension of credit to a Foreign Borrower pursuant to Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Security Documents, each Facility Guaranty, the Post-Closing Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17, and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith.

“Loan Parties” means, collectively, the Domestic Loan Parties and the Foreign Loan Parties. “Loan Party” means any one of such Persons.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London Eurodollar Interbank Market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.03.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of any Agent or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents to which it is a party. In determining whether any individual event would result in a Material Adverse

Effect for the purposes of determining compliance with any representation, warranty, covenant or event of default under this Agreement, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events subject to such representation, warranty, covenant or event of default would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party, the breach or termination of which would (or would be reasonably likely to) result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $15,000,000 (including, for purposes of calculating such amount, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement). Without limitation of the foregoing, the Indebtedness under the Term Loan Credit Agreement, the 6.875% Notes, the 8.875% Notes and any credit facility in favor of any European Subsidiary in an aggregate principal amount exceeding $15,000,000 (if any Loan Party is an obligor thereunder, whether as a guarantor or otherwise) shall be deemed Material Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Maturity Date” means, subject to the proviso below, the later of (a) May 24, 2018 and (b) with respect to any Lender which participates in any Extension Series pursuant to Section 2.16, such extended maturity date relating to such Extension Series as determined pursuant to such Section 2.16; provided, that if: (i) any 6.875% Notes have not been defeased, repurchased, refinanced (pursuant to a Permitted Amendment/Refinancing) or redeemed on or before the date that is 91 days prior to the final stated maturity date of the 6.875% Notes (such prior date, the “Trigger Date”), then the Maturity Date shall be automatically amended to be the Trigger Date, or (ii) any 8.875% Notes have not been defeased, repurchased, refinanced (pursuant to a Permitted Amendment/Refinancing) or redeemed on or before the date that is 91 days prior to the final stated maturity date of the 8.875% Notes (such prior date, the “8.875% Notes Trigger Date”), then the Maturity Date shall be automatically amended to be the 8.875% Notes Trigger Date.

“Maximum Rate” has the meaning provided in Section 10.09.

“Measurement Period” means, at any date of determination, the twelve (12) Fiscal Months most recently ended for which financial statements are available.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means:

(a) with respect to any Disposition by any Loan Party described in clause (b), (h) or (p) of the definition of “Permitted Disposition”, the excess, if any, of (i) the sum of cash and cash equivalents received by any Loan Party in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than another Loan Party or an Affiliate of any Loan Party), (C) any taxes paid or amounts provided as a funded reserve to pay taxes not then due but reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Proceeds), and (D) any funded reserve for any amounts reasonably estimated to be payable for adjustments in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by any Loan Party or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that in the case of clauses (C) and (D) any amounts in the funded reserve accounts in excess of the amounts ultimately determined to be necessary to pay the obligations described therein shall constitute Net Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received by any Loan Party in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket fees and expenses, incurred by such Loan Party in connection therewith to third parties (other than another Loan Party or an Affiliate of any Loan Party).

“New Commitment” has the meaning provided in Section 2.16(c).

“New Commitment Lender” has the meaning provided in Section 2.16(c).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Qualifying Japanese Lender” means a Japanese Lender other than:

(a) a Japanese Lender that exists, is created or organized under the Laws of Japan and is either lending from an office in Japan or a branch office outside of Japan;

(b) a Japanese Lender that is not created or organized under the Laws of Japan but is acting through a branch or other permanent establishment located in Japan and holds a valid Certificate of Exemption for Withholding Tax for Foreign Corporations issued by the relevant Tax authorities in Japan; and

(c) a Japanese Lender which is treated as an eligible resident of a jurisdiction having entered into a double taxation treaty with Japan which double taxation treaty is in effect and which provides for exemption from Japanese withholding tax imposed on all interest and other payments hereunder and under the other Loan Documents.

“Non-U.S. Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.

“North America Borrowing Base Party” means (a) individually, each of the Domestic Borrowers and the Canadian Loan Parties, and (b) collectively, all of the foregoing.

“North American Availability” means the sum of Domestic Availability and Canadian Availability.

“North American Concentration Account” means (a) individually, each Canadian Concentration Account and each Domestic Concentration Account, and (b) collectively, all of the foregoing.

“North American Loan Cap” means the lesser of (a) the sum of the Aggregate Canadian Commitments and the Aggregate Domestic Commitments, or (b) the sum of the Canadian Borrowing Base and the Domestic Borrowing Base.

“Note” means either a Domestic Note or a Foreign Note, as the context may require.

“Novation Deed” means the Novation Deed by and among DC Shoes Australia Pty Ltd, DC Shoes, Inc., Ug Manufacturing Co. Pty Ltd and the Australian Security Trustee dated as of May 24, 2013 regarding that certain Amended and Restated DC Shoes, Inc. License and Services Agreement dated November 1, 2011.

“NPL” means the National Priorities List under CERCLA.

“NVOCC” means with respect to any In-Transit Inventory, a non-vessel operating common carrier engaged as a freight forwarder or otherwise to assist in the importation of In-Transit Inventory.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Liabilities. Without limiting the foregoing, for purposes of clarity, whenever used herein the term “Obligations” shall (i) include all Foreign Liabilities, and (ii) as to any Loan Party, exclude any Excluded Swap Obligations with respect to such Loan Party (but not Obligations of any other Loan Party with respect thereto).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, (d) with respect to any unlimited liability company, the memorandum of association and articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (e) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests.

“Organized Crime Group Member Etc.” has the meaning specified in Section 5.26.

“Other Australian Liabilities” means any obligation on account of: (a) any Cash Management Services furnished to any of the Australian Loan Parties or any of their Australian Subsidiaries and/or (b) any transaction which arises out of any Bank Product entered into with any Australian Loan Party or any of its Australian Subsidiaries.

“Other Canadian Liabilities” means any obligation on account of: (a) any Cash Management Services furnished to any of the Canadian Loan Parties or any of their Canadian Subsidiaries and/or (b) any transaction which arises out of any Bank Product entered into with any Canadian Loan Party or any of its Canadian Subsidiaries.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed solely as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Domestic Liabilities” means any obligation on account of: (a) any Cash Management Services furnished to any of the Domestic Loan Parties or any of their Domestic Subsidiaries and/or (b) any transaction which arises out of any Bank Product entered into with any Domestic Loan Party or any of its Domestic Subsidiaries.

“Other Japanese Liabilities” means any obligation on account of: (a) any Cash Management Services furnished to any of the Japanese Loan Parties or any of their Japanese Subsidiaries and/or (b) any transaction which arises out of any Bank Product entered into with any Japanese Loan Party or any of its Japanese Subsidiaries.

“Other Liabilities” means, collectively, all Other Canadian Liabilities, all Other Domestic Liabilities, all Other Australian Liabilities and all Other Japanese Liabilities.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06) or with respect to a participation.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts, or the refinancing of such unreimbursed amounts as Committed Borrowings.

“Overadvance” means a Canadian Overadvance, a Domestic Overadvance, an Australian Overadvance or a Japanese Overadvance.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in Canadian Dollars, the Bank of Canada Overnight Rate, and (c) with respect to any amount denominated in any other Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.06(e)(i).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, and (b) either (i) Aggregate Availability immediately preceding, and on a pro forma basis on the date thereof and on a projected basis for the six (6) months immediately following such transaction or payment was, and is projected to be at least 30% of the Aggregate Total Commitments, or (ii) (A) the Availability Condition has been satisfied, and (B) the Consolidated Fixed Charge Coverage Ratio, calculated for the Measurement Period most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.01 is (x) with respect to any Restricted Payment, equal to or greater than 1.1:1.0, immediately preceding, and on a pro forma basis on the date thereof, after giving effect to such Restricted Payment and (y) with respect to any Investments or Acquisitions or any voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), equal to or greater than 1.0:1.0, in each case, immediately preceding, and on a pro forma basis on the date thereof, after giving effect to such transaction or payment. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Lead Borrower shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (b) in the preceding sentence on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agents. For purposes of calculating Aggregate Availability with respect to the “Payment Conditions”, Australian Availability and Japanese Availability shall not account for more than 40% of Aggregate Availability.

“Payment in Full” means (a) the payment in full in cash of all Obligations (or with respect to the Foreign Borrowers, all Foreign Liabilities), including, without limitation, with respect to amounts available to be drawn under outstanding Letters of Credit, the cancellation of such Letters of Credit or the delivery or provision of money or backstop irrevocable letters of credit, in form, on terms, and issued by a financial institution reasonably acceptable to the Administrative Agent, in respect thereof in an amount equal to 103% of the L/C Obligations, and (b) the termination of all obligations of the L/C Issuer to issue Letters of Credit and the termination of all Commitments hereunder. The term “Paid in Full” shall have a correlative meaning.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Domestic Loan Party or any ERISA Affiliate or to which a Domestic Loan Party or any ERISA Affiliate has maintained, contributed to, or been obligated to make contributions during the preceding five plan years and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by any Loan Party or any Subsidiary thereof in which all of the following conditions are satisfied:

(a) No Default exists at the time of or immediately after giving effect to the consummation of such Acquisition;

(b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c) In the case of a Permitted Acquisition, or a series of related Permitted Acquisitions, involving consideration in the aggregate in excess of $10,000,000, the Lead Borrower shall have furnished the Administrative Agent with at least thirty (30) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the documents, instruments and agreements contemplated to be executed in connection with such Acquisition (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on an Americas/Foreign Consolidated basis), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(d) In the case of a Permitted Acquisition, or a series of related Permitted Acquisitions, by a Loan Party (or a Subsidiary which is required to become a Loan Party pursuant to Section 6.13) involving consideration in the aggregate in excess of $10,000,000, either (i) the legal structure of such Acquisition shall be reasonably acceptable to the Administrative Agent in its Permitted Discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(e) After giving effect to such Acquisition, if such Acquisition is an Acquisition of the Equity Interests, a Loan Party or a Subsidiary shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f) Any assets acquired shall be utilized in, and if such Acquisition involves a merger, amalgamation, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrowing Base Party under this Agreement;

(g) Intentionally Omitted;

(h) The business and assets acquired in such Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(i) No Indebtedness shall be incurred or assumed by any Loan Party in connection with or as a result of such Acquisition (other than Permitted Indebtedness); and

(j) The Loan Parties shall have satisfied the Payment Conditions with respect to such Acquisition.

“Permitted Amendment/Refinancing” means, in respect of any Indebtedness, any amendments, restatements, refinancings, refundings, renewals, extensions or replacements of such Indebtedness; provided that (i) except to the extent that such excess amount of Indebtedness otherwise constitutes Permitted Indebtedness or with respect to the Term Loan in effect on the Effective Date only, such excess amount is the result of the increase of the principal amount of the Term Loan to a principal amount not in excess of $40,000,000, the principal amount of such Indebtedness is not increased at the time of such amendment, restatement, refinancing, refunding, renewal, extension or replacement except by an amount equal to any premium or other amount paid, interest then due, and fees and expenses incurred, in connection with such amendment, restatement, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder, (ii) the result of such amendment, restatement, refinancing, refunding, renewal, extension or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the other terms and conditions (including, if applicable, relating to collateral (if any) and subordination (if any), but excluding as to interest rate, prepayment premium and redemption premium) of any such amended, restated, modified, refinanced, refunded, renewed, extended or replacement Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being amended, restated, modified, refinanced, refunded, renewed, extended or replaced; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided further that the foregoing shall not prevent any payment in the form of equity securities (not constituting Indebtedness) in consideration of any such amendment, restatement, refinancing, refunding, renewal, extension or replacement.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment in accordance with customary business practices for comparable asset based lending transactions.

“Permitted Disposition” means each of the following:

(a) Dispositions of Inventory in the ordinary course of business solely for cash consideration;

(b) bulk sales or other Dispositions of the Inventory of any Loan Party or any Subsidiary solely for cash consideration in connection with Store closings, at arm’s length, provided, that, in the case of any Loan Party, such Store closures and related Inventory Dispositions shall not exceed (i) in any period of twelve (12) consecutive months, thirty-five (35) Stores (net of new Store openings) and (ii) in the aggregate from and after the Effective Date, seventy-five (75) Stores (net of new Store openings), provided that at any time after the Disposition by the Loan Parties of an aggregate of twenty-five (25) or more Stores, in addition to the number of appraisals that may be conducted in accordance with Section 6.10, upon the request of either Co-Collateral Agent, an additional inventory appraisal may be required to be performed at the expense of the Loan Parties; provided, further that, if reasonably required by either of the Co-Collateral Agents, all sales of Inventory by the Loan Parties in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; provided, further that an amount equal to the Net Proceeds received by any Loan Party in connection therewith is applied to the prepayment of Loans in the manner and to the extent required by Section 2.05(h);

(c) licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, in each case, subject to any rights of the Agents to use such Intellectual Property pursuant to any Loan Document or agreement with any Affiliate of a Loan Party;

(d) licenses for the conduct of licensed departments within any Loan Party’s or Subsidiary’s Stores in the ordinary course of business; provided that, in the case of any Loan Party, if requested by the Agents, the applicable Loan Party shall have used commercially reasonable efforts to cause the Person operating such licensed department to enter into an intercreditor agreement with the Administrative Agent, on terms and conditions reasonably satisfactory to the Agents;

(e) Dispositions of Equipment and other assets (including abandonment of or other failures to maintain, preserve, renew, protect or keep in full force and effect Intellectual Property) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f) Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) Dispositions of Real Estate of any Loan Party or any Subsidiary (or Dispositions of any Person or Persons created to hold such Real Estate or the equity interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (i) such Disposition is made for fair market value, and (ii) an amount equal to the Net Proceeds of such Disposition received by any Loan Party is applied to the prepayment of Loans in the manner and to the extent required by Section 2.05(h);

(i) Dispositions consisting of the compromise, settlement or collection of Accounts receivable in the ordinary course of business, consistent with past practices;

(j) leases, subleases, space leases, licenses or sublicenses of Real Estate (and terminations of any of the foregoing), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries, taken as a whole;

(k) Dispositions of cash, cash equivalents and Permitted Investments described in clauses (a) through (h) of the definition of “Permitted Investments” contained in this Agreement, in each case on ordinary business terms and, to the extent constituting a Disposition, the making of Permitted Investments;

(l) any Disposition of Real Estate to a Governmental Authority as a result of the condemnation of such Real Estate;

(m) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(n) to the extent constituting a Disposition, (i) transactions permitted by Section 7.04, (ii) Restricted Payments permitted by Section 7.06 and (iii) Liens permitted by Section 7.01;

(o) Dispositions of Investments in joint ventures;

(p) other Dispositions for consideration not exceeding $7,500,000 in the aggregate during any consecutive twelve (12) month period so long as no Event of Default has occurred and is continuing or would immediately result therefrom, provided that an amount equal to the Net Proceeds of such Disposition received by any Loan Party is applied to the prepayment of Loans in the manner and to the extent required by Section 2.05(h);

(q) early termination of leases or subleases; provided that an amount equal to the Net Proceeds of such Disposition received by any Loan Party is applied to the prepayment of Loans in the manner and to the extent required by Section 2.05(h);

(r) Dispositions disclosed to the Administrative Agent in writing on or about the Effective Date; and

(s) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral included in any Borrowing Base, such replacement property shall constitute Collateral included in a Borrowing Base.

“Permitted Domestic Overadvance” means a Domestic Overadvance made by the Administrative Agent, in its Permitted Discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to any Loan Party hereunder or any other Loan Document; and

(d) together with all other Permitted Domestic Overadvances then outstanding, shall not (i) exceed at any time the lesser of $10,000,000 or ten percent (10%) of the Domestic Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than thirty (30) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding each Domestic Lender’s obligations with respect to Domestic Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Domestic Overadvance) for “inadvertent Domestic Overadvances” (i.e. where a Domestic Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the value of Collateral)), and such “inadvertent Domestic Overadvances” shall not reduce the amount of Permitted Domestic Overadvances allowed hereunder, and provided further, that in no event shall the Administrative Agent make a Domestic Overadvance, if after giving effect thereto, the principal amount of the Domestic Credit Extensions would exceed the Aggregate Domestic Commitments (as in effect prior to any termination of the Domestic Commitments pursuant to Section 2.06 hereof).

“Permitted Encumbrances” means any of the following:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, movables seller’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA or any other applicable Law relating to Plans;

(d) deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that do not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent, the other Loan Parties and their Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Parent and its Americas/Foreign Subsidiaries, taken as a whole;

(g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed other than after-acquired property affixed or incorporated thereto and proceeds or products thereof, (ii) the amount secured or benefited thereby is not increased except to the extent permitted hereunder, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted hereunder;

(h) Liens on fixed or capital assets acquired by any Loan Party or any Subsidiary securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition (other than refinancing thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additions and accessions to such property and the proceeds and the products thereof; provided that individual financings of Equipment provided by one lender may be cross-collateralized with other financings of Equipment provided by such lender;

(i) Liens in favor of the Agents under the Security Documents for its own benefit and the benefit of the other Credit Parties, as applicable;

(j) landlords’ and lessors’ Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such Liens (i) attach only to such Investments or other Investments held by such broker or dealer and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens (if any) arising from precautionary UCC or PPSA filings or similar filings regarding “true” operating leases, or the consignment of goods to a Loan Party or any Subsidiary;

(n) voluntary Liens on property (other than property of any Loan Party of the type included in any Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Investment or on such property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Investment; provided that such Liens are not incurred in connection with, or in anticipation of, such Permitted Investment and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p) Liens on cash advances or any cash earnest money deposits in favor of the seller of any property to be acquired in any Permitted Acquisition or other Permitted Investment;

(q) leases or subleases granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(r) any interest or title of a licensor, sublicensor, lessor or sublessor under licenses, leases, sublicenses, or subleases entered into by the Parent or any of its Subsidiaries in the ordinary course of business provided such interest or title is limited to the property that is the subject of such transaction;

(s) Liens in respect of the licensing and sublicensing of Intellectual Property in the ordinary course of business;

(t) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Parent or any of its Subsidiaries;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(v) Liens arising out of any sale and leaseback transaction permitted hereunder in the real property and related improvements that are the subject of such transaction and securing the related Indebtedness under clause (f) of the definition of “Permitted Indebtedness”;

(w) Liens securing Indebtedness in respect of the Term Loan Documents (or any Permitted Amendment/Refinancing in respect of any of the foregoing); provided to the extent such Liens encumber Collateral, such Liens are subject to the Intercreditor Agreement (or, in the case of any Permitted Amendment/Refinancing thereof, the Intercreditor Agreement or another intercreditor agreement containing terms that are at least as favorable to the Credit Parties as those contained in the Intercreditor Agreement);

(x) Liens securing Indebtedness permitted under clause (k) of the definition of “Permitted Indebtedness”; provided that, in the case of any such Indebtedness incurred by a Loan Party, if reasonably requested by the Administrative Agent, the holder of such Indebtedness (or an agent or representative thereof) shall have entered into an intercreditor agreement on substantially the same terms as the Intercreditor Agreement or on other terms reasonably satisfactory to the Administrative Agent;

(y) in respect of each Australian Loan Party, as long as no Event of Default exists at the time of incurrence thereof, any Lien arising prior to or after the Effective Date, which arises by the operation of the Australian PPSA in respect of an asset or in the proceeds of an asset which is the subject of a conditional sale or hire purchase arrangement or retention of title arrangement or any commingled product or mass of which it becomes part, where the obligation secured by that Lien is limited to the unpaid balance of purchase money for the original asset and that unpaid balance is not overdue by more than thirty (30) days or is being contested in compliance with Section 6.04;

(z) in respect of each Japanese Loan Party, as long as no Event of Default exists at the time of incurrence thereof, any Lien arising prior to or after the Effective Date, which is the subject of a retention of title arrangement or any commingled product or mass of which it becomes part, where the obligation secured by that Lien is limited to the unpaid balance of purchase money for the original asset and that unpaid balance is not overdue by more than thirty (30) days or is being contested in compliance with Section 6.04; and

(aa) other Liens securing obligations in an aggregate outstanding principal amount not to exceed $7,500,000; provided that, if such Lien secures Indebtedness in excess of $500,000 and is secured by any of the Collateral of the type included in any Borrowing Base, if reasonably requested by the Administrative Agent, the holder of such Indebtedness (or an agent or representative thereof) shall have entered into an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent.

“Permitted Foreign Overadvance” means a Foreign Overadvance made by the Administrative Agent (including acting through its global branches and Lender Affiliates), in its Permitted Discretion, which:

(a) is made to maintain, protect or preserve the Collateral of any of the Foreign Loan Parties and/or the Foreign Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) is made to enhance the likelihood of, or maximize the amount of, repayment of any of the Foreign Liabilities; or

(c) is made to pay any other amount chargeable to any Foreign Loan Party hereunder or under any other Loan Document; and

(d) together with all other Permitted Foreign Overadvances to any particular Foreign Borrower then outstanding, shall not (i) exceed at any time the lesser of $1,000,000 or ten percent (10%) of the Borrowing Base of such Foreign Borrower at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than thirty (30) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding each Foreign Lender’s obligations with respect to Foreign Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent or its branches or Lender Affiliates (regardless of the amount of any Foreign Overadvance) for “inadvertent Foreign Overadvances” (i.e. where a Foreign Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the value of Collateral)), and such “inadvertent Foreign Overadvances” shall not reduce the amount of Permitted Foreign Overadvances allowed hereunder, and provided further, that in no event shall the Administrative Agent, its branches or Lender Affiliates make a Foreign Overadvance, if after giving effect thereto, the principal amount of the Foreign Credit Extensions to any Foreign Borrower would exceed the Aggregate Applicable Commitments for such Foreign Borrower (as in effect prior to any termination of the Commitments for such Foreign Borrower pursuant to Section 2.06 hereof).

“Permitted Indebtedness” means, without duplication, each of the following:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any Permitted Amendment/Refinancing thereof;

(b) Indebtedness (i) of any Loan Party to any other Loan Party; (ii) of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; and (iii) of any Subsidiary that is not a Loan Party to any Loan Party in an aggregate principal amount not to exceed $10,000,000 outstanding at any time;

(c) without duplication of Indebtedness described in clause (f) of this definition, purchase money Indebtedness of any Loan Party or any Subsidiary to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Amendment/Refinancings of any such Indebtedness, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $25,000,000 at any time outstanding; provided further that, with respect to the Loan Parties only, if reasonably requested by any Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness (or an agent or representative thereof) to enter into a Collateral Access Agreement in favor of the Administrative Agent;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with fluctuations in interest rates or foreign exchange rates or commodities pricing, and not for purposes of speculation or taking a “market view”;

(e) Indebtedness in respect of performance bonds, bid bonds, customs and appeal bonds, surety bonds, performance and completion guarantees and similar obligations related thereto, in each case provided in the ordinary course of business;

(f) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party or any Subsidiary (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder), provided that, (i) in the case of any sale-leaseback transaction, an amount equal to the Net Proceeds received by any Loan Party in connection with any such Indebtedness is applied to the outstanding Loans in the manner and to the extent required by Section 2.05(h) and (ii) with respect to the Loan Parties only, if reasonably requested by the Agents, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness (or an agent or representative thereof) to enter into a Collateral Access Agreement in favor of the Administrative Agent or the Australian Security Trustee, as the case may be;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Investment permitted hereunder, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agents;

(h) Indebtedness of any Person that becomes a Subsidiary in a Permitted Acquisition or any other Investment permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary);

(i) the Obligations;

(j) unsecured Guarantees by the Parent in connection with Indebtedness of any Foreign Subsidiaries of the Parent, so long as the aggregate principal amount of the obligations Guaranteed pursuant to this clause (j) does not exceed $200,000,000;

(k) other Indebtedness in a principal amount not to exceed $500,000,000 at any time outstanding;

(l) (i) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Dispositions; and (ii) Indebtedness consisting of obligations of any Loan Party or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(m) Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business of any Loan Party or any Subsidiary;

(n) Guarantees (i) of any Indebtedness of any Loan Party or any Subsidiary thereof described in clause (a) hereof, (ii) by any Loan Party of any Indebtedness of another Loan Party permitted hereunder, (iii) by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted pursuant to Section 7.02, and (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party;

(o) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent to the extent permitted by Section 7.06;

(p) Indebtedness consisting of obligations of any Loan Party or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment to the extent permitted under Section 7.02;

(q) obligations in respect of Bank Products and Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements;

(r) Indebtedness incurred by any Loan Party or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any such Indebtedness of a Loan Party shall be unsecured;

(s) without duplication of any Indebtedness described in clause (a) through (r) above, other Indebtedness in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(t) Indebtedness in respect of the Term Loan Documents and any Permitted Amendment/Refinancing thereof; provided that the Term Loan in effect as of the Effective Date may be increased to a principal amount not to exceed $40,000,000; and

(t) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.

“Permitted Investments” means each of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed) (or by any agency or instrumentality of the United States of America or such other country, as applicable) having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America or such other country, as applicable, is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America, (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed) and rated, at the time of acquisition thereof, at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed) or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of acquisition thereof, as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above at the time of acquisition thereof or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed), by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition;

(g) marketable short-term money market and similar securities or funds having, at the time of acquisition thereof, a rating of at least A-2 from S&P (or, if at any time S&P shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) Investments, classified in accordance with GAAP as current assets of the Loan Parties or any Subsidiary, in any money market fund, mutual fund, or other shares of investment companies that are registered under the Investment Company Act of 1940, and which invest primarily in one or more of the types of securities described in clauses (a) through (g) above;

(i) Investments existing on the Effective Date and set forth on Schedule 7.02, and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this clause is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by Section 7.02;

(j) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, and (iii) by any Loan Party in any Subsidiary or joint venture that is not a Loan Party; provided that all such Investments pursuant to this clause (iii) shall not exceed $45,000,000 in the aggregate at any one time outstanding;

(k)(i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof; (ii) additional Investments by any Loan Party and any Subsidiary in any Loan Party, and (iii) Investments in an amount not to exceed $15,000,000 in the aggregate for the purposes disclosed to the Administrative Agent in writing on or about the Effective Date;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) Guarantees constituting Permitted Indebtedness;

(n) Investments in Swap Contracts permitted hereunder;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(p)(i) advances of payroll payments to employees in the ordinary course of business and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $100,000 to any individual at any time or in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided, however, that an individual’s use of a cashless exercise procedure to pay the exercise price and required tax withholding (or either of them) in connection with such individual’s exercise of a compensatory option to purchase stock issued by the Parent shall not give rise to a loan or advance for the purposes of this clause (ii) to the extent that all funds representing full payment of such option exercise price and required tax withholding are actually remitted to the Parent before the close of business on either (x) the date of exercise of the stock option or (y) the date of issuance of the stock pursuant to the option exercise;

(q) Investments constituting Permitted Acquisitions and earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(r) capital contributions made by any Loan Party to another Loan Party;

(s) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with the Parent or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation, amalgamation or merger;

(t) Guarantees of leases or other obligations of any Loan Party or any Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Permitted Investments shall also include (i) investments of the type described in clauses (a) through (h) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (h) above;

(v) promissory notes and other non-cash consideration that is received in connection with any Permitted Disposition;

(w) other Investments in an aggregate amount not to exceed $20,000,000 at any time outstanding; and

(x) other Investments as long as the Payment Conditions are satisfied at the time of consummation thereof;

provided, however, that notwithstanding the foregoing, (i) except as otherwise provided in any Security Document, no Investment of any Loan Party of a type specified in clauses (a) through (h) above (each, a “Cash Equivalent”) shall constitute a Permitted Investment unless such Investment is pledged to the Administrative Agent (and, with respect to any Investment by a Japanese Loan Party, to each of the

Japanese Secured Parties) as additional collateral for the applicable Obligations pursuant to such security and control agreements as may be reasonably required by any Agent and (ii) no Cash Equivalent of any Domestic Loan Party or Canadian Loan Party shall constitute a Permitted Investment after the occurrence and during the continuance of a Cash Dominion Event while any Loans are outstanding unless such Cash Equivalent is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan or a Canadian BA Rate Loan and the proceeds of such Cash Equivalent will be applied to the outstanding Loans (if any), in the manner provided in Section 2.05, after the expiration of such Interest Period if a Cash Dominion Event then exists and is continuing.

“Permitted Overadvance” means either a Permitted Domestic Overadvance or a Permitted Foreign Overadvance.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means (a) in respect of the Domestic Loan Parties, any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate or any such Plan to which a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, or any ERISA Affiliate is required to contribute on behalf of any of its employees, or (b) in respect of the Canadian Loan Parties, any Canadian Pension Plan or other pension benefit or retirement savings plan maintained by any of the Canadian Loan Parties for its employees or its former employees to which any of the Canadian Loan Parties contributes or are required to contribute with respect to which any of the Canadian Loan Parties have incurred or may incur liability, including contingent liability.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date among the Domestic Loan Parties party thereto and the Administrative Agent.

“Post-Closing Letter” means that certain letter dated as of the Effective Date among the Administrative Agent and the Loan Parties with respect to certain matters to be finalized and delivered subsequent to the Effective Date.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests or other applicable Liens.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party described in clause (b), (h), (p), (q) or, to the extent agreed in writing by the Administrative Agent and the Lead Borrower on or about the Effective Date, (r) of the definition of “Permitted Disposition”; provided that with respect to the North America Borrowing Base Parties, unless a Cash Dominion Event then exists only Net Proceeds in excess of $1,000,000 shall be the subject of a Prepayment Event;

(b) any casualty, expropriation or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party generating Net Proceeds in excess of $1,000,000, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the applicable Agent, or (ii) except while a Cash Dominion Event exists, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced; or

(c) the incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness.

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) or (c) the Adjusted LIBO Rate for a one month interest period as determined on such day plus one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loan” means a Canadian Prime Rate Loan, a Canadian Base Rate Loan, a Domestic Prime Rate Loan, a Japanese Base Rate Loan or an Australian Base Rate Loan, as the context may require.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Australian Treaty Party” means an Australian Credit Party which:

(a) is treated as a resident of a Australian Treaty State for the purposes of the relevant Australian Double Tax Treaty;

(b) does not perform its role as an Australian Credit Party at or through a permanent establishment in Australia; and

(c) fulfills any other conditions which must be fulfilled under the relevant Australian Double Tax Treaty by residents of the Australian Treaty State for such residents to obtain a full exemption from taxation imposed in Australia in respect of the relevant payment.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party or any Subsidiary, including all easements, rights-of-way, and similar rights relating thereto.

“Receivables Advance Rate” means eighty-five percent (85%).

“Receivables Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such Reserves as may be established from time to time by any Agent in its Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables. Upon the determination by any Agent in its Permitted Discretion that a Receivables Reserve should be established or modified, such Agent shall notify the Administrative Agent in writing and the Administrative Agent shall thereupon establish or modify such Receivables Reserve, in all cases subject to the provisions of Section 2.01(e) and Section 9.19.

“Recipient” means any Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(d).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.13(b).

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders (excluding Affiliates) holding more than fifty percent (50%) of the Aggregate Total Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders (excluding Affiliates) holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Inventory Reserves, Availability Reserves and Receivables Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director or secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Loan Party or any Subsidiary shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Loan Party or such Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a LIBO Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a LIBO Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Facility” or “Revolving Facilities” means (a) individually, the Australian Facility, Canadian Facility, the Domestic Facility and the Japanese Facility, and (b) collectively, all of the foregoing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means, collectively, the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB; and all applicable securities laws in each province and territory of Canada and the respective regulations, rules regulations, blanket orders and blanket rulings under such laws together with applicable published policy statements and notices of the securities regulator of each such province and territory.

“Security Agreement” means the Security Agreement dated as of the Effective Date among the Domestic Loan Parties and the Administrative Agent.

“Security Documents” means the Security Agreement, the Canadian Security Documents, the Australian Security Documents, the Japanese Security Documents, the Pledge Agreement, the Intellectual Property Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, the IP Rights Agreement, the Novation Deed, and each other security agreement or other instrument or document executed and delivered by or on behalf of any Loan Party to the applicable Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations or the Foreign Liabilities, as applicable.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries or the Parent and its Americas/Foreign Subsidiaries, as applicable, as of that date determined in accordance with GAAP.

“Shrink” means Inventory of the Borrowing Base Parties which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (f) such Person (i) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code (ii) in the case of any Canadian Loan Party, is not an “insolvent person” within the meaning of such term in the Bankruptcy and Insolvency Act (Canada), (iii) in the case of an Australian Loan Party, is not ‘insolvent’ within the meaning of section 95A(2) of the Corporations Act and, (iv) in the case of a any Japanese Loan Party, is not “shiharai funou” (unable to pay debts), “shiharai teishi” (having suspended payments) or “saimu choka” (insolvent) (as such terms are defined in or used in connection with the Bankruptcy Act (Japan), the Civil Rehabilitation Act (Japan) or the Corporate Reorganization Act (Japan), as applicable). The amount of all guarantees or other contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a), 8.01(b) (with respect to occurrences relating to Section 6.01, Sections 6.02(b), (c), and (f), Section 6.05(a) with respect to a Loan Party, Section 6.08, Section 6.11, Section 6.12, Section 6.13, Section 6.14, Section 6.15 and Article VII) , 8.01(d), 8.01(f), clause (i) of 8.01(h) (as applicable to any Loan Party), 8.01(o), or 8.01(p).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.31).

“Spot Rate” means the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Administrative Agent’s principal foreign exchange trading office for the first currency.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Stated Amount” means at any time, the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or, as applicable, any Subsidiary; provided that with respect to the provisos to clause (b) of the definition of “Permitted Disposition”, “Store” does not include kiosks, temporary stores, seasonal stores, pop-up stores or “shops within a shop.”

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, with respect to the Australian Subsidiaries means a subsidiary within the meaning given in Part 1.2 Division 6 of the Corporations Act. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Substantial Liquidation” means either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.

“Supermajority Lenders” means, as of any date of determination, at least two (2) Lenders holding more than 66 2/3% of the Aggregate Total Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two (2) Lenders holding in the aggregate more than 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Lender Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America (including acting through its global branches and Affiliates, including, without limitation, its Canada branch, the Australian branch, the Japan branch and Hong Kong branch, as the context may require), in its capacity as provider of Swing Line Loans to the Borrowers, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a), and shall include all such Loans made by the Swing Line Lender to the Borrowers.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B-1 (Domestic Swing Line Loan Notice), or Exhibit B-2 (Foreign Swing Line Loan Notice), as applicable.

“Swing Line Note” means the Domestic Swing Line Note and each Foreign Swing Line Note, as the context may require.

“Swing Line Sublimit” means (a) individually, the Domestic Swing Line Sublimit, the Canadian Swing Line Sublimit, the Australian Swing Line Sublimit, and the Japanese Swing Line Sublimit, as the context may require, and (b) collectively, all of the foregoing.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Consolidated Group” means a Consolidated Group or an MEC Group as defined in (a) the Income Tax Assessment Act 1997 (Cth) of Australia as amended or re-enacted, (b) any statute, regulation or provision enacted in replacement of that Law, (c) another regulation or other statutory instrument made or issued under that Law, and (d) any amendment made to a statute, regulation or provision referred to in clauses (a) through (c) of this definition as a consequence of another statute, regulation or provision.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the term loans made pursuant to the Term Loan Credit Agreement.

“Term Loan Agent” means Bank of America, in its capacity as administrative agent under the Term Loan Documents, together with any successor agent (including pursuant to any Permitted Amendment/Refinancing of the Term Loan Credit Agreement).

“Term Loan Credit Agreement” means that certain Credit Agreement dated as of October 27, 2010 among the Parent, the Lead Borrower, the lenders party thereto and the Term Loan Agent (and any Permitted Amendment/Refinancing thereof).

“Term Loan Documents” means any and all documents executed in connection with the Term Loan Credit Agreement or the Term Loan.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the date of the occurrence of any Event of Default pursuant to Section 8.01(f).

“TIBOR Rate” means, in relation to any TIBOR Rate Loan or other sum and in relation to a particular Interest Period therefor:

(a)(i) in relation to any Interest Period, the percentage rate of interest per annum offered for deposits in the relevant currency for period comparable to that Interest Period that appears on Reuters screen page DTIBOR01 (or such other screen display or service as may replace it for the purposes of displaying Tokyo interbank offered rates of prime banks for deposits in the relevant currency) at or about 11:00 a.m. two (2) Business Days prior to the first day of the relevant Interest Period therefor;

(ii) in relation to an Interest Period of less than one month, the percentage rate of interest per annum offered for deposits in the relevant currency for a period of one month that appears on Reuters screen page DTIBOR01 (or such other screen display or service as may replace it for the purposes of displaying Tokyo interbank offered rates of prime banks for deposits in the relevant currency), in each case at or about 11:00 a.m. two (2) Business Days prior to the first day of the relevant Interest Period therefor.

(b) If no such interest rate is available on Reuters screen page DTIBOR01 (or such replacement), the arithmetic mean (rounded upwards to 4 decimal places) of the rates per annum (as quoted to the Administrative Agent by three reference banks, at its request) at which each reference bank was offering deposits in the relevant currency in an amount comparable with that Loan or other sum, as the case may be, to leading banks in the Tokyo interbank market for a period equal to that Interest Period at or about 11:00 a.m. two (2) Business Days prior to the first day of the relevant Interest Period therefor.

“TIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the TIBOR Rate. TIBOR Rate Loans may be denominated in Yen or in another Alternative Currency.

“Total Australian Outstandings” means, without duplication, the aggregate Outstanding Amount of all Australian Loans and all Australian L/C Obligations.

“Total Canadian Outstandings” means, without duplication, the aggregate Outstanding Amount of all Canadian Loans and all Canadian L/C Obligations.

“Total Domestic Outstandings” means, without duplication, the aggregate Outstanding Amount of all Domestic Loans and all Domestic L/C Obligations.

“Total Japanese Outstandings” means, without duplication, the aggregate Outstanding Amount of all Japanese Loans and all Japanese L/C Obligations.

“Total Outstandings” means (a) individually, all Total Canadian Outstandings, all Total Domestic Outstandings, all Total Australian Outstandings and all Total Japanese Outstandings, as the context may require, and (b) collectively, the aggregate of the foregoing.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to a Committed Loan, its character as a Prime Rate Loan, a LIBO Rate Loan, a BBR Rate Loan, a TIBOR Rate Loan or a Canadian BA Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York and all terms used in this Agreement or any other Loan Document and not otherwise defined herein or therein shall have the respective meanings (if any) given such terms in the UCC; provided that, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 10.23(d).

“UFTA” has the meaning specified in Section 10.23(d).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Article and Section headings used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

(d) Any other undefined term contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meaning provided for such term in the Uniform Commercial Code as in effect in the State of New York, the PPSA or the Australian PPSA, as the context may require, to the extent the same are used or defined therein.

(e) Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a Capital Lease Obligation or Attributable Indebtedness on a balance sheet of such Person under GAAP as in effect on the Effective Date shall not be treated as a Capital Lease Obligation or Attributable Indebtedness as a result of the adoption of changes in GAAP or changes in the application of GAAP.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent for distribution to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references (a) to Eastern time (daylight or standard, as applicable) with respect to the Domestic Loan Parties and the Canadian Loan Parties, (b) to Tokyo, Japan time with respect to the Japanese Loan Parties and (c) to Sydney, Australia time with respect to the Australian Loan Parties.

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

1.08 Exchange Rates; Currency Equivalents Generally.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a LIBO Rate Loan, BBR Rate Loan, Canadian BA Rate Loan or TIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, LIBO Rate Loan, BBR Rate Loan, Canadian BA Rate Loan or TIBOR Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.09 Additional Alternative Currencies.

(a) Each Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative

Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Lead Borrower.

1.10 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any Participating Member State of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such Participating Member State, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such Participating Member State adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such Participating Member State is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any Participating Member State of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

(d) The Administrative Agent shall use commercially reasonable efforts to promptly advise the Lead Borrower of any changes of construction pursuant to clauses (b) and (c) hereof, but any failure to do so shall not limit the Administrative Agent’s rights or any changes made under such clauses.

1.11 Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “security” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” security or security interest shall include a reference to an “opposable” or “set up” hypothec, security or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction security” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership”, and (t) “accounts” shall include “claims”.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves.

(a) Subject to the terms and conditions set forth herein, each Domestic Lender severally agrees to make Committed Domestic Loans to the Domestic Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of the Domestic Commitment of such Domestic Lender, or (y) the Applicable Percentage of the Domestic Borrowing Base for such Domestic Lender; subject in each case to the following limitations:

(i) after giving effect to any Committed Domestic Borrowing, the Total Domestic Outstandings shall not exceed the Domestic Loan Cap,

(ii) after giving effect to any Committed Domestic Borrowing, the aggregate Outstanding Amount of the Committed Domestic Loans of any Domestic Lender, plus (without duplication) the Applicable Percentage of the Outstanding Amount of all Domestic L/C Obligations for such Domestic Lender, plus such Domestic Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans made to the Domestic Borrowers shall not exceed the Domestic Commitment of such Domestic Lender, and

(iii) the Outstanding Amount of all Domestic L/C Obligations shall not at any time exceed the Domestic Letter of Credit Sublimit.

Within the limits of the Domestic Commitment for each Domestic Lender, and subject to the other terms and conditions hereof, the Domestic Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Domestic Loans may be Domestic Prime Rate Loans or LIBO Rate Loans, as further provided herein.

(b) Subject to the terms and conditions set forth herein, each Foreign Lender severally agrees to make Committed Foreign Loans to the applicable Foreign Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of the applicable Foreign Commitment of such Foreign Lender to such Foreign Borrower, or (y) the Applicable Percentage of the applicable Borrowing Base for such Foreign Borrower; subject in each case to the following limitations:

(i) after giving effect to any Committed Foreign Borrowing, the Total Outstandings for any Foreign Borrower shall not exceed such Foreign Borrower’s Foreign Loan Cap,

(ii) with respect to each Foreign Borrower, after giving effect to any Committed Foreign Borrowing made to such Foreign Borrower, the aggregate Outstanding Amount of the Committed Foreign Loans of any Foreign Lender to such Foreign Borrower, plus (without duplication) such Foreign Lender’s Applicable Percentage of the Outstanding Amount of all Foreign L/C Obligations for such Foreign Borrower, plus such Foreign Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans made to such Foreign Borrower, shall not exceed the applicable Foreign Commitment of such Foreign Lender, and

(iii) the Outstanding Amount of all Foreign L/C Obligations for each Foreign Lender shall not at any time exceed the Foreign Letter of Credit Sublimit for each such Foreign Borrower.

Within the limits of the applicable Foreign Commitments for each Foreign Lender, and subject to the other terms and conditions hereof, each Foreign Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Foreign Loans may be Prime Rate Loans, LIBO Rate Loans (if in Dollars), BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans, as further provided herein.

(c) Notwithstanding the limitations contained in Section 2.01(b), but subject to the terms and conditions set forth herein, each Foreign Borrower may obtain Overadvances (which shall not reduce the amount of Permitted Foreign Overadvances which the Administrative Agent may make with respect to such Foreign Borrower) from time to time only if and to the extent that the following conditions are satisfied:

(i) such Foreign Borrower must have utilized all then remaining Foreign Availability under its Applicable Foreign Borrowing Base;

(ii) after giving effect to the proposed Overadvance by such Foreign Borrower, the Total Outstandings of such Foreign Borrower shall not exceed such Foreign Borrower’s Aggregate Applicable Commitment;

(iii) an Availability Reserve shall have been established under the Domestic Borrowing Base in an amount equal to the principal amount of the Overadvance made to such Foreign Borrower (so long as such Overadvance is outstanding) and after imposition of such Availability Reserve, Domestic Availability shall be at least $1.00; and

(iv) all other conditions precedent to the obtaining of Credit Extensions by the Borrowers (other than the conditions set forth in Section 4.02(c) with respect to such Foreign Borrower only) shall have been satisfied.

(d) The Inventory Reserves and Availability Reserves as of the Effective Date are set forth in the Borrowing Base Certificates delivered to the Administrative Agent pursuant to Section 4.01(c).

(e) Subject to the provisions of Section 9.19, any Agent shall have the right, at any time and from time to time after the Effective Date, in its Permitted Discretion to establish new, or modify or eliminate any existing Reserves. Availability Reserves will not be established or changed except upon three (3) Business Days’ prior notice to the applicable Borrower (during which period the Agents shall be available to discuss any proposed Availability Reserve with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for the Availability Reserve no longer exists); provided that no such prior notice shall be required (i) after the occurrence and during the continuance of a Cash Dominion Event or if a Cash Dominion Event would arise from the establishment or change of such Availability Reserve, (ii) for changes to any Availability Reserves resulting solely by virtue of mathematical calculations of the amount of the Availability Reserve in accordance with the methodology of calculation previously utilized, (iii) for the establishment of any Reserves in an amount equal to the unpaid balance relating to any Liens permitted under clauses (y) and (z) of the definition of Permitted Encumbrances, or (iv) if a Material Adverse Effect is reasonably likely to arise by any delay in implementing such Availability Reserve.

2.02 Committed Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Domestic Loans shall be made in Dollars and shall be either Domestic Prime Rate Loans or LIBO Rate Loans, as the Lead Borrower or the Parent, on behalf of the Domestic Borrowers, may request subject to and in accordance with this Section 2.02. All Swing Line Loans made to the Domestic Borrowers shall be only Domestic Prime Rate Loans made in Dollars. Committed Canadian Loans shall be made in Dollars or Canadian Dollars and shall be either Canadian Prime Rate Loans, Canadian Base Rate Loans, LIBO Rate Loans (if in Dollars only and not in an Alternative Currency) or Canadian BA Rate Loans, as the Canadian Borrower or the Parent, on behalf of the Canadian Borrower, may request subject to and in accordance with this Section 2.02. All Swing Line Loans made to the Canadian Borrower shall be only Canadian Prime Rate Loans made in Canadian Dollars. Committed Australian Loans shall be made in Dollars or Australian Dollars and shall be either Australian Base Rate Loans, LIBO Rate Loans (if in Dollars) or BBR Rate Loans, as the Australian Borrower or the Parent, on behalf of the Australian Borrower, may request subject to and in accordance with this Section 2.02. All Swing Line Loans made to the Australian Borrower shall be only Australian Base Rate Loans made in Australian Dollars, provided that up to twenty-five percent (25%) of the Australian Swing Line Sublimit may be utilized for Swing Line Loans to be made in Euros or Sterling. Committed Japanese Loans shall be made in Yen and shall be either Japanese Base Rate Loans or TIBOR Rate Loans, as the Japanese Borrower or the Parent, on behalf of the Japanese Borrower, may request subject to and in accordance with this Section 2.02. All Swing Line Loans made to the Japanese Borrower shall be only Japanese Base Rate Loans made in Yen. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) Each Committed Borrowing, each conversion of a Committed Loan from one Type to the other, and each continuation of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans and Canadian BA Rate Loans shall be made upon the irrevocable notice of the applicable Borrower or the Parent on behalf of the applicable Borrower to the Administrative Agent which may be given by electronic transmission. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans, or Canadian BA Rate Loans or of any conversion of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans, or Canadian BA Rate Loans to Prime Rate Loans, (ii) four Business Days (or, without duplication of the time periods set forth in Section 1.09(b), five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of LIBO Rate Loans, BBR Rate Loans, or TIBOR Rate Loans denominated in Alternative Currencies, and (iii) one Business Day prior to the requested date of any Committed Borrowing of any Prime Rate Loans. Each electronic notice by the Parent or the applicable Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent or the applicable Borrower (and, with respect to the Japanese Borrower, a written Committed Loan Notice may be delivered to the Administrative Agent via facsimile). Each Committed Borrowing of, conversion to or continuation of LIBO Rate Loans, BBR Rate Loans or TIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Borrowing of, conversion to or continuation of Canadian BA Rate Loans shall be in a principal amount of CD$500,000 or a whole multiple of CD$100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether electronic or written) shall specify (i) whether the request is for a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Committed Loans to be borrowed. If the request fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars (except that any Japanese Borrowing shall only be made in Yen). If the request fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Parent or the applicable Borrower, as the case may be, fails to give a timely notice of a conversion or continuation of a LIBO Rate Loan, a BBR Rate Loan, a TIBOR Rate Loan or a Canadian BA Rate Loan, then the applicable Committed Loans shall be made as, or converted to, Prime Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans. If a Borrower requests a Committed Borrowing of, conversion to, or continuation of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan, a BBR Rate Loan, a TIBOR Rate Loan or a Canadian BA Rate Loan. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by a Borrower or the Parent, on behalf of a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Prime Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(b). Each applicable Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the applicable Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting either the account of the applicable Borrower on the books of Bank of America, with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent; provided, however, that if, on the date a Committed Loan Notice with respect to a Committed Borrowing denominated in Dollars is given by a Borrower or the Parent on behalf of a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(d) In the event that any Borrower, after receipt of an invoice therefor, fails to pay any interest, fee, service charge, Credit Party Expenses, or other payment to which any Lender or any Agent is entitled from the Loan Parties pursuant hereto when due, or at any time after the occurrence and during the continuance of a Cash Dominion Event, or the Administrative Agent’s reasonable determination that an Event of Default is likely to occur, the Administrative Agent, without the request of any Borrower, may advance such interest, fee, service charge, Credit Party Expenses, or other payment to which any Lender or any Agent is entitled from the applicable Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account with respect to such Credit Extensions, notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the applicable Borrower of any such advance or charge by the Administrative Agent promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the applicable Credit Party’s rights and the applicable Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the applicable Loan Account as provided in this Section 2.02(d) shall be deemed to be a Prime Rate Loan.

(e) Except as otherwise provided herein, a LIBO Rate Loan, a BBR Rate Loan, a TIBOR Rate Loan or a Canadian BA Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan or Canadian BA Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans (whether in Dollars or any Alternative Currency) without the Consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBO Rate Loans, BBR Rate Loans, Canadian BA Rate Loans, and TIBOR Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(f) The Administrative Agent shall promptly notify the Lead Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans, BBR Rate Loans, Canadian BA Rate Loans and TIBOR Rate Loans upon determination of such interest rate. At any time that Prime Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the applicable Lenders of any change in Bank of America’s (or its applicable branch’s) prime rate used in determining the applicable prime rate promptly following the public announcement of such change.

(g) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to Committed Loans.

(h) Except as provided in Section 2.01(c), the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its Permitted Discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and the L/C Issuer and each applicable Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the applicable Borrower and shall constitute a Prime Rate Loan and an Obligation and shall be repaid by the applicable Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the Collateral value)) regardless of the amount of any such Overadvance(s).

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Borrower or any of its respective Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; (B) each Domestic Lender severally agrees to participate in Domestic Letters of Credit and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Domestic Letter of Credit, (x) the Total Domestic Outstandings shall not exceed the Domestic Loan Cap, (y) the aggregate Outstanding Amount of the Committed Domestic Loans of any Domestic Lender, plus (without duplication) such Domestic Lender’s Applicable Percentage of the Outstanding

Amount of all Domestic L/C Obligations, plus such Domestic Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans made to the Domestic Borrowers shall not exceed such Domestic Lender’s Domestic Commitment, and (z) the Outstanding Amount of the Domestic L/C Obligations shall not exceed the Domestic Letter of Credit Sublimit; and (C) each Foreign Lender severally agrees to participate in its applicable Borrower’s Foreign Letters of Credit and any drawings thereunder; provided that, after giving effect to any Foreign L/C Credit Extension, (x) the Total Outstandings of any such Foreign Borrower shall not exceed such Foreign Borrower’s Loan Cap, (y) with respect to each Foreign Borrower, (i) the aggregate Outstanding Amount of the Committed Loans of such Foreign Lender to such Foreign Borrower, plus (without duplication) (ii) such Foreign Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations of such Foreign Borrower, plus (iii) such Foreign Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans made to such Foreign Borrower shall not exceed such Foreign Lender’s Foreign Commitment with respect to such Foreign Borrower, and (z) the Outstanding Amount of the L/C Obligations of such Foreign Borrower shall not exceed the Letter of Credit Sublimit for such Foreign Borrower. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than 365 days after the date of issuance or last extension, unless the Administrative Agent has approved such expiry date; or

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than 180 days after the date of issuance or last extension, unless the Administrative Agent has approved such expiry date; or

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to issuance of such Letter of Credit (or such other time as the Administrative Agent may agree but in no event after the Letter of Credit Expiration Date) or all the Lenders have approved such expiry date.

(ii) The L/C Issuer shall not issue any Letter of Credit without the prior consent of the Administrative Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C

Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the applicable Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(D) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the applicable Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall act on behalf of the applicable Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower or the Parent on behalf of a Borrower or any of their respective Subsidiaries, delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower or the Parent. Such Letter of Credit Application may be sent by facsimile, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) whether such Letter of Credit is to be a Domestic Letter of Credit or a Foreign Letter of Credit, and the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the Borrower for the account of which such Letter of Credit is requested to be issued; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent, or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of Section 2.03(a)(i) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each applicable Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally severally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in any Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the L/C Issuer or the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is fifteen (15) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the L/C Issuer and the applicable Lenders with respect to any such payment. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Lead Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first (1st) Business Day after the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an aggregate principal amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the applicable Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the applicable Borrower fails to timely reimburse the L/C Issuer by the Honor Date, the Administrative Agent shall promptly notify each applicable Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Applicable Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice delivered pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Prime Rate Loans. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each applicable Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the L/C Issuer or the Administrative Agent receives for the account of the L/C Issuer, receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the L/C Issuer shall distribute any payment it receives to the Administrative Agent and the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding), in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the L/C Issuer by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each applicable Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive Payment in Full and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of their respective Subsidiaries (other than reimbursement in full of such drawing or L/C Borrowing); or

(x) the fact that any Event of Default shall have occurred and be continuing.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Person and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document; or (v) for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will be binding upon the Loan Parties and the Lenders; provided that the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to punitive, consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (x) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, each in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable L/C Fee Rate multiplied by the Dollar Equivalent of the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable L/C Fee Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable L/C Fee Rate separately for each period during such quarter that such Applicable L/C Fee Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all Letter of Credit Fees shall accrue at the Default Rate and thereafter such Letter of Credit Fees shall accrue at the Default Rate to the fullest extent permitted by applicable Law so long as such Event of Default is continuing.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit, at a rate equal to 0.125% per annum, computed on the Dollar Equivalent of the outstanding amount of such Letter of Credit, and payable on a quarterly basis in arrears. Such Fronting Fees shall be due and payable on the first Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Existing Letters of Credit. Each Existing Letter of Credit shall for all purposes hereunder and under the other Loan Documents, be deemed to be a Letter of Credit issued under this Agreement and shall be subject to all of the terms of this Agreement with respect to Letters of Credit.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, from time to time on any Business Day during the Availability Period, to make loans (each such loan, a “Swing Line Loan”) to a Borrower in an aggregate principal amount not to exceed at any time outstanding the amount of the applicable Swing Line Sublimit for such Borrower, notwithstanding the fact that the Outstanding Amount of such Swing Line Loans made to such Borrower, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans to such Borrower and L/C Obligations of the Lender with respect to such Borrower acting as Swing Line Lender, may exceed the amount of such Lender’s Applicable Commitment to such Borrower; provided, however, that after giving effect to any Swing Line Loan made to any Borrower, (x) the Total Outstandings of such Borrower shall not exceed the Domestic Loan Cap or the Applicable Foreign Loan Cap, as applicable, and (y) the aggregate Outstanding Amount of the Committed Loans of any Lender to such Borrower at such time, plus (without duplication) such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations of such Borrower at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans made to such Borrower at such time, shall not exceed such Lender’s Applicable Commitment to such Borrower. No Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and the Swing Line Lender shall not be obligated to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Prime Rate, the Australian Base Rate, the Japanese Base Rate or the Canadian Prime Rate, as applicable. Immediately upon the making of a Swing Line Loan to any Borrower, each applicable Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan made to such Borrower. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Swing Line Borrowing Procedures. Each Swing Line Borrowing shall be made upon the irrevocable notice of the applicable Borrower or the Parent on behalf of the applicable Borrower to the Swing Line Lender and the Administrative Agent, which may be given electronically. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. the standard time where the respective Swing Line Lender is located on the requested Swing Line Borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or the Alternative Currency Equivalent thereof in the applicable Alternative Currency with respect to any Foreign Borrower, and (ii) the requested borrowing date, which shall be a Business Day. Each such electronic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower or the Parent (and, with respect to the Japanese Borrower, a written Swing Line Loan Notice may be delivered to the Administrative Agent via facsimile).

Promptly after receipt by the Swing Line Lender of any electronic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 12:00 p.m. the standard time where the respective Swing Line Lender is located on the requested Swing Line Borrowing date (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso in clause (i) or clause (ii) to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender shall use its reasonable efforts to make the amount of its Swing Line Loan available to the applicable Borrower not later than 2:00 p.m. the standard time where the respective Swing Line Lender is located on the Swing Line Borrowing date specified in such Swing Line Loan Notice either (i) by crediting the account of such Borrower or such other account as directed by the Parent or the applicable Borrower, as applicable, on the books of the Swing Line Lender in Same Day Funds, or (ii) by wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender, at any time in its sole and absolute discretion, may request, on behalf of the applicable Borrower (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each applicable Lender make a Prime Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding to such Borrower. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Prime Rate Loans, but subject to the unutilized portion of the Commitments, as applicable, and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each applicable Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice (or the Dollar Equivalent thereof) available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each such Lender that so makes funds available shall be deemed to have made a Prime Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Prime Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the applicable Lenders fund its risk participation in the relevant Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender, or the Administrative Agent receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute such payment to the Administrative Agent and the Administrative Agent shall distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender, or the Administrative Agent on behalf of the Swing Line Lender, in respect of principal or interest on any Swing Line Loan made to a Borrower is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Domestic Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive Payment in Full and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Prime Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender at the office specified by the Swing Line Lender in writing to the Lead Borrower.

2.05 Prepayments.

(a) Each Borrower may, upon irrevocable notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of LIBO Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Prime Rate Loans; (ii) any voluntary prepayment of LIBO Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any voluntary prepayment of BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans shall be in a principal amount of $500,000 (or the Alternative Currency Equivalent thereof) or a whole multiple of $100,000 (or the Applicable Currency Equivalent thereof) in excess thereof; and (iv) any voluntary prepayment of Prime Rate Loans shall be in a principal amount of $500,000 (or the Applicable Currency Equivalent thereof) or a whole multiple of $100,000 (or the Applicable Currency Equivalent thereof) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, the applicable Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan, a BBR Rate Loan, a TIBOR Rate Loan or a Canadian BA Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Each Borrower may, upon irrevocable notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 (or the Alternative Currency Equivalent thereof) or CD$100,000, as applicable, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Domestic Outstandings at any time exceed the Domestic Loan Cap as then in effect, the Domestic Borrowers shall immediately prepay Committed Domestic Loans, Swing Line Loans made to the Domestic Borrowers and Domestic L/C Borrowings and/or Cash Collateralize the Domestic L/C Obligations (other than Domestic L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Domestic Borrowers shall not be required to Cash Collateralize the Domestic L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Domestic Loans the Total Domestic Outstandings exceed the lesser of the Aggregate Domestic Commitments or the Domestic Borrowing Base, each as then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(d) Except as provided in Section 2.01(c), if for any reason the Total Canadian Outstandings at any time exceed the Canadian Loan Cap as then in effect, the Canadian Borrower shall immediately prepay Committed Canadian Loans, Swing Line Loans made to the Canadian Borrower and Canadian L/C Borrowings and/or Cash Collateralize the Canadian L/C Obligations (other than Canadian L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Canadian Borrower shall not be required to Cash Collateralize the Canadian L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Canadian Loans the Total Canadian Outstandings exceed the lesser of the Aggregate Canadian Commitments or the Canadian Borrowing Base, each as then in effect; and further provided that notwithstanding the foregoing, to the extent that the Canadian Borrower is required to prepay loans and cash collateralize Letters of Credit solely as a result of a Currency Recalculation, such payments and cash collateral shall be due and payable two (2) Business Days after the Canadian Borrower receives notice of such Currency Recalculation.

(e) Except as provided in Section 2.01(c), if for any reason the Total Australian Outstandings at any time exceed the Australian Loan Cap as then in effect, the Australian Borrower shall immediately prepay Committed Australian Loans, Swing Line Loans made to the Australian Borrower and Australian L/C Borrowings and/or Cash Collateralize the Australian L/C Obligations (other than Australian L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Australian Borrower shall not be required to Cash Collateralize the Australian L/C Obligations pursuant to this Section 2.05(e) unless after the prepayment in full of the Australian Loans the Total Australian Outstandings exceed the lesser of the Aggregate Australian Commitments or the Australian Borrowing Base, each as then in effect; and further provided that notwithstanding the foregoing, to the extent that the Australian Borrower is required to prepay loans and cash collateralize Letters of Credit solely as a result of a Currency Recalculation, such payments and cash collateral shall be due and payable two (2) Business Days after such Borrower receives notice of such Currency Recalculation.

(f) Except as provided in Section 2.01(c), if for any reason the Total Japanese Outstandings at any time exceed the Japanese Loan Cap as then in effect, the Japanese Borrower shall immediately prepay Committed Japanese Loans, Swing Line Loans made to the Japanese Borrower and Japanese L/C Borrowings and/or Cash Collateralize the Japanese L/C Obligations (other than Japanese L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Japanese Borrower shall not be required to Cash Collateralize the Japanese L/C Obligations pursuant to this Section 2.05(f) unless after the prepayment in full of the Japanese Loans the Total Japanese Outstandings exceed the lesser of the Aggregate Japanese Commitments or the Japanese Borrowing Base, each as then in effect; and further provided that notwithstanding the foregoing, to the extent that the Japanese Borrower is required to prepay loans and cash collateralize Letters of Credit solely as a result of a Currency Recalculation, such payments and cash collateral shall be due and payable two (2) Business Days after such Borrower receives notice of such Currency Recalculation.

(g) The Borrowers shall prepay the Loans in accordance with the provisions of Section 6.14 hereof.

(h) The North America Borrowing Base Parties shall prepay the Loans made to each of them in an amount equal to the Net Proceeds received (i) in the case of a Domestic Borrower, by a Loan Party, and (ii) in the case of the Canadian Borrower, by a Canadian Loan Party, in each case, on account of a Prepayment Event in the event that a Cash Dominion Event then exists or would arise therefrom. The Foreign Borrowers (other than the Canadian Loan Parties) shall prepay the Loans in an amount equal to the Net Proceeds received (i) in the case of an Australian Borrower, by an Australian Loan Party, and (ii) in the case of a Japanese Borrower, by a Japanese Loan Party, in each case, on account of a Prepayment Event whether or not a Cash Dominion Event then exists. Nothing in this Section 2.05(h) shall be construed to constitute any Agent’s or any Lender’s consent to any Prepayment Event that is not permitted by other provisions of this Agreement or the other Loan Documents.

(i) Prepayments made pursuant to (i) Section 2.05(c), (ii) to the extent representing funds on deposit in the Domestic Concentration Account, Section 2.05(g) and (iii) to the extent the Net Proceeds received by a Domestic Loan Party from a Prepayment Event relating to a Domestic Loan

Party, Section 2.05(h), first, shall be applied ratably to the Domestic L/C Borrowings and the Swing Line Loans made to the Domestic Borrowers, second, shall be applied ratably to the outstanding Committed Domestic Loans, and third, the amount remaining, if any, after the prepayment in full of all Domestic L/C Borrowings, Swing Line Loans made to the Domestic Borrowers and Committed Domestic Loans outstanding at such time may be retained by (or shall be returned to) the Domestic Borrowers for use in a manner not prohibited by this Agreement.

(j) Prepayments made pursuant to (i) Sections 2.05(d), 2.05(e) or 2.05(f) (ii) to the extent representing funds on deposit in a Foreign Concentration Account, Section 2.05(g) and (iii) to the extent the Net Proceeds received a Foreign Loan Party from a Prepayment Event relating to a Foreign Loan Party, Section 2.05(h), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans made to such Foreign Borrower, second, shall be applied ratably to the outstanding Committed Loans made to such Borrower, and third the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time made to a Foreign Borrower may be retained by (or shall be returned to) such Foreign Borrower for use in a manner not prohibited by this Agreement.

(k) In the case of Loans and Letters of Credit denominated in Alternative Currencies, the Administrative Agent shall with the delivery of each Borrowing Base Certificate, and may, at its discretion, at other times, recalculate the aggregate exposure under such Loans and Letters of Credit denominated in Alternative Currencies at any time to account for fluctuations in exchange rates affecting the Alternative Currencies in which any such non-Dollar Loans and Letters of Credit are denominated (a “Currency Recalculation”). Following written notice from the Administrative Agent, the applicable Borrowers shall promptly make payments in accordance with the provisions of Sections 2.05(c), (d), (e) and (f) hereof, to the extent necessary as a result of any such recalculation.

2.06 Termination or Reduction of Commitments; Reallocation of Commitments.

(a) The Domestic Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Aggregate Domestic Commitments, the Domestic Letter of Credit Sublimit or the Domestic Swing Line Sublimit or from time to time permanently reduce in part the Aggregate Domestic Commitments, the Domestic Letter of Credit Sublimit or the Domestic Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Domestic Borrowers shall not reduce (A) the Aggregate Domestic Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Domestic Outstandings would exceed the Aggregate Domestic Commitments, (B) the Domestic Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Domestic L/C Obligations (other than Domestic L/C Borrowings) not fully Cash Collateralized hereunder would exceed the Domestic Letter of Credit Sublimit, and (C) the Domestic Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans made to the Domestic Borrowers hereunder would exceed the Domestic Swing Line Sublimit.

(b) A Foreign Borrower may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Commitments in favor of such Foreign Borrower, the Letter of Credit Sublimit for such Foreign Borrower or the applicable Swing Line Sublimit for such Foreign Borrower, or from time to time permanently reduce in part the Commitments in favor of such Foreign Borrower, the Letter of Credit Sublimit for such Foreign Borrower or the applicable Swing Line Sublimit for such Foreign Borrower; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) a Foreign Borrower shall not reduce (A) the Commitments in favor of such Foreign Borrower if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings of such Foreign Borrower would exceed the aggregate of all Commitments in favor of such Foreign Borrower, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations of such Foreign Borrower (other than L/C Borrowings) not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit for such Foreign Borrower, and (C) the applicable Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans made to such Foreign Borrower hereunder would exceed the applicable Swing Line Sublimit for such Foreign Borrower.

(c) Notwithstanding anything to the contrary herein contained, the aggregate commitments for the Domestic Facility and the Canadian Facility shall at no time be less than 50% of the Aggregate Total Commitments for all Revolving Facilities, unless all Revolving Facilities are terminated simultaneously.

(d) If, after giving effect to any reduction of the Aggregate Domestic Commitments, the Domestic Letter of Credit Sublimit or the Domestic Swing Line Sublimit exceeds the amount of the Aggregate Domestic Commitments, such Domestic Letter of Credit Sublimit or Domestic Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(e) If, after giving effect to any reduction of the Commitments in favor of any Foreign Borrower, the Letter of Credit Sublimit for such Foreign Borrower or the applicable Swing Line Sublimit for such Foreign Borrower exceeds the amount of the Aggregate Applicable Commitments in favor of such Foreign Borrower, the Letter of Credit Sublimit for such Foreign Borrower or the applicable Swing Line Sublimit for such Foreign Borrower shall be automatically reduced by the amount of such excess.

(f) The Foreign Commitments, the Letter of Credit Sublimit for each Foreign Borrower and the applicable Swing Line Sublimit for each Foreign Borrower shall be automatically terminated without any further action of any Loan Party or any Credit Party upon the termination of the Domestic Commitments pursuant to Section 2.06(a) hereof.

(g) The Administrative Agent will promptly notify the applicable Lenders of any termination or reduction made pursuant to this Section 2.06. Upon any reduction of any Commitments, the applicable Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, Commitment Fees and Letter of Credit Fees) and interest in respect of the Aggregate Total Commitments accrued until the effective date of any termination of the Aggregate Total Commitments shall be paid on the effective date of such termination.

(h) If requested by the Borrowers by written notice to, and with the consent of, the Administrative Agent (which consent shall not be unreasonably withheld), the Commitments of any Lender may be reallocated to a different Revolving Facility, in each case with the consent of only those Lenders so reallocating their Commitments; provided that any such request by the Borrowers for a reallocation may be made no more often than twice in any twelve month period, and provided further that no such reallocation shall result in a reduction of the aggregate of all Commitments of any Lender to the Revolving Facilities. Upon each such reallocation of the Commitments pursuant to this Section 2.06(h), the outstanding Loans of each Lender for each applicable Revolving Facility and each Lender’s participations hereunder for each applicable Revolving Facility in outstanding Letters of Credit and Swing Line Loans shall be automatically adjusted such that (x) the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit in each such Revolving Facility, (ii) participations hereunder in Swing Line Loans in each such Revolving Facility held by each applicable Lender, and (iii) Commitment of each Lender participating in each such Revolving Facility will equal the appropriate percentage of the Commitments of each such Lender participating in each such Revolving Facility, and (y) outstanding Loans of all such Lenders participating in each such Revolving Facility will equal the appropriate percentage of the Commitments of all such Lenders participating in each such Revolving Facility (and to the extent required to achieve such appropriate percentages, assignments and payments of such Loans shall be made amongst the Lenders participating in each such Revolving Facility).

(i) Notwithstanding anything to the contrary contained herein, any notice of prepayment or Commitment reallocation, reduction or termination, as the case may be, delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other event or condition, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.07 Repayment of Loans.

Each Borrower shall repay to the Administrative Agent, for the account of the applicable Lenders, on the Termination Date the aggregate principal amount of Committed Loans made to such Borrower and outstanding on such date. To the extent not previously paid, each Borrower shall repay the outstanding balance of the Swing Line Loans made to such Borrower on the Termination Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin plus (in the case of a

LIBO Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Canadian BA Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Canadian BA Rate for such Interest Period plus the Applicable Margin; (iii) each BBR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Australian Bank Bill Rate for such Interest Period plus the Applicable Margin; (iv) each TIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the TIBOR Rate for such Interest Period plus the Applicable Margin; (v) each Domestic Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin; (vi) each Canadian Prime Rate Loan and Canadian Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate, or Canadian Base Rate, as applicable, plus the Applicable Margin; (vii) each Australian Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Australian Base Rate plus the Applicable Margin, (viii) each Japanese Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Japanese Base Rate plus the Applicable Margin, (ix) each Swing Line Loan made to the Domestic Borrowers shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin; (x) each Swing Line Loan made to the Canadian Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin, (xi) each Swing Line Loan made to the Australian Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Australian Base Rate plus the Applicable Margin, and (xii) each Swing Line Loan made to the Japanese Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Japanese Base Rate plus the Applicable Margin .

(b) (i) If any amount payable under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Specified Event of Default exists, then the Administrative Agent, upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations under the Loan Documents shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Loans and L/C Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws for so long as such or any other Event of Default is continuing.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender under each Revolving Facility in accordance with its Applicable Percentage of such Revolving Facility, a commitment fee (the “Commitment Fee”), based upon the average daily unused portion of the applicable Revolving Facility (excluding, for such calculation, the principal amount of Swing Line Loans) equal to 0.375% per annum times the actual daily amount by which the Aggregate Applicable Commitments exceed the sum of (i) the Outstanding Amount of the Loans under such Revolving Facility, and (ii) the Outstanding Amount of L/C Obligations under such Revolving Facility. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period. Commitment Fees shall be paid (1) by the Domestic Borrowers in Dollars, (2) by the Canadian Borrower in Canadian Dollars, (3) by the Australian Borrower in Australian Dollars, and (4) by the Japanese Borrower in Yen.

(b) Other Fees. The Borrowers shall pay to the Administrative Agent and MLPFS for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Canadian BA Rate Loans and TIBOR Rate Loans shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of a year of three hundred and sixty (360) days or any other period of time that is less than a calendar year, the yearly rate of interest which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either three hundred and sixty (360) or such other period of time, as the case may be.

(c) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty (360) or the number of days in such period, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(d) If any provision of this Agreement or of any of the other Loan Documents would obligate a Canadian Loan Party to make any payment of interest or other amount payable to the Administrative Agent or any Lender under this Agreement or any other Loan Document in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Administrative Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Administrative Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Administrative Agent, the Administrative Agent or any Lender under this Section 2.10, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent, the Administrative Agent or any Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Administrative Agent or any Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent or the applicable Lender, to obtain reimbursement from such party in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Administrative Agent or applicable Lender to the Canadian Borrower. Any amount or rate of interest referred to in this Section 2.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding with the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall be included in the calculation of such effective rate and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

(e) All calculations of interest payable by the Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (each, the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent, the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent (who shall notify the applicable Borrowers), the applicable Borrowers (other than the Japanese Borrower) shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto. Any failure to so attach or endorse, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations or the Foreign Liabilities, as applicable. Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the applicable Borrowers (other than the Japanese Borrower) will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor (subject to adjustment in the case of any assignments of such Lender’s Commitments).

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made, as applicable, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars, in each case, in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office in accordance with the provisions of Section 2.14. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case solely for the purpose of calculating interest and fees accruing hereunder, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment (other than with respect to payment of a LIBO Rate Loan, a BBR Rate Loan, a TIBOR Rate Loan or a Canadian BA Rate Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Currency. Except as otherwise set forth herein, (i) Loans shall be funded and payments shall be made in respect of Alternative Currencies in the applicable Alternative Currency, and (ii) Letters of Credit denominated in an Alternative Currency shall be reimbursed by the applicable Borrower in that Alternative Currency. All obligations of the Lenders with respect to Letters of Credit will be immediately due and payable in Dollars, provided that the amount of any amounts denominated in an Alternative Currency will be redenominated into Dollars (other than Canadian Letters of Credit denominated in Canadian Dollars).

(c)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans, as applicable (or in the case of any Committed Borrowing of Prime Rate Loans, prior to 1:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Committed Borrowing of Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrowers to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by a Lender, the Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by any Borrowers, the interest rate applicable to Prime Rate Loans. If the applicable Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrowers the amount of such interest paid by such Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the applicable Overnight Rate.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest, or other amounts with respect to, any of the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations or participations and accrued interest thereon greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other applicable Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or sub-participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (excluding outstanding Swing Line Loans made in Sterling or Euros) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (excluding Swing Line Loans made in Sterling or Euros) and repayments of Loans (excluding Swing Line Loans made in Sterling or Euros) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders, promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all applicable Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in Same Day Funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent equal to the applicable Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15 Increase in Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time request an increase in the Aggregate Total Commitments (which increase may be allocated by the Lead Borrower to any or all of the Revolving Facilities) by an aggregate amount for all Commitment Increases not to exceed $125,000,000 (each such increase, a “Commitment Increase”); provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000, and (ii) the Lead Borrower may effect a maximum of four (4) Commitment Increases. At the time of sending such request for a Commitment Increase, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. None of the Lenders shall have any obligation to increase their respective Commitments upon the Lead Borrower’s request for a Commitment Increase. Each Lender agreeing to increase any of its Commitments is defined herein as an “Existing Increasing Lender”.

(c) Notification by Administrative Agent; Additional Commitment Lenders. To the extent that the then existing Lenders do not agree to increase their respective Commitments by the amount of the Commitment Increase requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for one or more Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Total Commitments requested by the Lead Borrower (each such Eligible Assignee issuing a commitment and becoming a Lender, an “Additional Commitment Lender”), provided, however, that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(d) Effective Date and Allocations. If the Aggregate Total Commitments is increased in accordance with this Section 2.15, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Commitment Increase. The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such Commitment Increase and the Increase Effective Date and on the Increase Effective Date (i) the applicable Commitments of the Existing Increasing Lender and Additional Commitment Lenders, and the Aggregate Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increase, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e) Conditions to Effectiveness of Increase. As a condition precedent to each such Commitment Increase, (i) the Lead Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrowers, certifying that, immediately before and immediately after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a), (b) and (f) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (d), respectively, of Section 6.01 (if applicable), and (2) no Default or Event of Default exists or would arise therefrom; (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to this Agreement (and any other Loan Documents, as necessary) in such form as the Administrative Agent shall reasonably require; (iii) the applicable Borrowers shall have paid such fees and other compensation to the Existing Increasing Lenders and the Additional Commitment Lenders as the Lead Borrower, the Administrative Agent and such Existing Increasing Lenders and Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to MLPFS and the Administrative Agent as the Lead Borrower, the Administrative Agent and MLPFS may agree; (v) with respect to the Australian Borrower and Japanese Borrower, to the extent applicable, all additional stamp duties in respect of the Loan Documents shall have been paid to the Administrative Agent (or its counsel) or withheld from the proceeds of a Credit Extension; (vi) if reasonably requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders customary opinions from counsel to the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, and dated the Increase Effective Date; (vii) the Borrowers, the Existing Increasing Lenders and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; and (viii) no Default or Event of Default exists or would arise therefrom. The Borrowers shall prepay any applicable Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding applicable Committed Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section 2.15.

(f) Actions with respect to Commitment Increases. Each Commitment Increase shall be on the same terms and conditions as the applicable Revolving Facility (other than with respect to any upfront or other similar fees payable to any Additional Commitment Lender and agreed to by the Lead Borrower). Upon each increase in the Commitments pursuant to this Section, (i) each applicable Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Existing Increasing Lender and each Additional Commitment Lender in respect of such increase, and each such Existing Increasing Lender and each such Additional Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such applicable Lender’s participations hereunder in outstanding Letters of Credit, as applicable, and Swing Line Loans made to the applicable Borrowers such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in the applicable Letters of Credit and (B) participations hereunder in Swing Line Loans made to the applicable Borrowers held by each applicable Lender (including each such Existing Increasing Lender and each such Additional Commitment Lender) will equal the percentage of the aggregate applicable Commitments of all applicable Lenders represented by the applicable Commitment of such applicable Lender and (ii) if, on the date of such increase, there are any Committed Loans outstanding, such Committed Loans, as applicable, shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Committed Loans, as applicable, made hereunder (reflecting such increase in applicable Commitments), which prepayment shall be accompanied by accrued interest on the Committed Loans, as applicable, being prepaid and any costs incurred by any applicable Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section.

(g) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Extension of Maturity Date.

(a) Extension of Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Aggregate Commitments under a Revolving Facility (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Commitments (any such Commitments which have been so amended, “Extended Commitments”) and to provide for other terms consistent with this Section 2.16; provided that there shall be no more than three (3) different maturities for Loans to each of the Borrowers and Commitments outstanding at any time; provided further that none of the Aggregate Australian Commitments, the Aggregate Japanese Commitments or the Aggregate Canadian Commitments may be so extended unless the Aggregate Domestic Commitments are also so extended to the same final Maturity Date. In order to establish any Extended Commitments, the Parent or the Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (other than the proposed interest rates and fees payable with respect to the Extended Commitments) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Commitments under the Existing Revolver Tranche from which such Extended Commitments are to be amended (other than with respect to fees and interest rates applicable with respect to such Extended Commitments), except that: (i) the Maturity Date of the Extended Commitments shall be later than the Maturity Date of the Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Commitments); and (iii) all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Commitments); provided further, that (A) the conditions precedent to a Borrowing set forth in Section 4.02 shall be satisfied as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Commitment, (B) in no event shall the final Maturity Date of any Extended Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Commitments hereunder, (C) any such Extended Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect) and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing. Any Extended Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments for all purposes of this Agreement; provided that any Extended Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche. Each Extension Series of Extended Commitments incurred under this Section 2.16 shall be in an aggregate principal amount reasonably acceptable to the Administrative Agent.

(b) Extension Request. The Parent or the Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to provide any Extended Commitment pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Commitments under the Existing Revolver Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Commitments requested to be extended pursuant to the Extension Request, Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Commitments, which Extended Commitments shall be allocated as agreed by the Administrative Agent and the Borrowers. In no event shall an Extension request become effective unless Lenders holding at least 50% of the Aggregate Domestic Commitments have agreed to the Extended Commitments.

(c) New Revolving Commitment Lenders. Following any Extension Request made by the Borrowers in accordance with Sections 2.16(a) and 2.16(b), if the Lenders shall have declined to agree during the period specified in Section 2.16(b) above to provide Extended Commitments in an aggregate principal amount equal to the amount requested by the Borrowers in such Extension Request, the Borrowers may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extending Lenders which qualify as Eligible Assignees (the “New Commitment Lenders”), which New Commitment Lenders may elect to provide an Extended Commitment hereunder (a “New

Commitment”); provided that such Extended Commitments of such New Commitment Lenders (i) shall be in an aggregate principal amount for all such New Commitment Lenders not to exceed the aggregate principal amount of Extended Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Commitment of any New Commitment Lender, the Administrative Agent, the L/C Issuer and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to each New Commitment Lender if such consent would be required under Section 10.06(b) for an assignment of Commitments to such Person. Notwithstanding anything herein to the contrary, any Extended Commitment provided by New Commitment Lenders shall be pro rata to each New Commitment Lender. Upon effectiveness of the Extension Amendment to which each such New Commitment Lender is a party, (a) the Commitments of all existing Lenders under such Revolving Facility specified in the Extension Amendment in accordance with this Section 2.16 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Commitments of such New Commitment Lenders and (b) the Commitment of each such New Commitment Lender will become effective. The Extended Commitments of New Commitment Lenders will be incorporated as Commitments hereunder in the same manner in which Extended Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.16, and for the avoidance of doubt, all Borrowings and repayments of Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Commitments for such Revolving Facility, including such New Commitment Lenders (based on the outstanding principal amounts of the respective Commitments under such Revolving Facility) except for (x) payments of interest and fees at different rates for each Revolving Facility and (y) repayments required on the Maturity Date for any particular Revolving Facility. Upon the effectiveness of each New Commitment pursuant to this Section 2.16(c), (a) each Lender of all applicable existing Revolving Facility immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Commitment Lender, and each such New Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Lender of each Revolving Facility (including each such New Commitment Lender) will equal the percentage of the aggregate Commitments of such Revolving Facility represented by such Lender’s Commitment and (b) if, on the date of such effectiveness, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such New Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such New Commitments, which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) Extension Amendment. Extended Commitments and New Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender and each New Commitment Lender, if any, providing an Extended Commitment or a New Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a), (b) and (c) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent (to the extent applicable) with those delivered on the Effective Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Commitments or the New Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments or the New Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Required Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No Deemed Payment or Prepayment. No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) Conflicting Provisions. This Section 2.16 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.17 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the applicable Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Lead Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 103% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the applicable Borrowers shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. Each applicable Loan Party, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent or the Australian Security Trustee, as applicable, for the benefit of the Administrative Agent, the L/C Issuer and the applicable Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person (other than the Administrative Agent (for the benefit of itself and the other applicable Credit Parties) and the Term Loan Agent (subject to the Intercreditor Agreement)) or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Loan Parties will, promptly upon demand by the Administrative Agent or the Australian Security Trustee, as applicable, pay or provide to the Administrative Agent or the Australian Security Trustee, as applicable, additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The applicable Loan Parties shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.05, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other Obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other Obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(iv))) or (ii) the determination by the Administrative Agent and the L/C

Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by the Loan Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C) With respect to any Commitment Fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Lead Borrower shall have otherwise notified the Administrative Agent at such time, the Lead Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.19 CFC Payments. Any references to the Loan Parties (in the context of payments, proceeds, liabilities or Obligations), Commitments, Collateral, L/C Borrowings or Loans shall mean, in the case of and as applied to the foregoing, with respect to any Obligations of the Domestic Loan Parties, only the Domestic Loan Parties (or any of their Domestic Subsidiaries and only for their own account), the Collateral that is property of Domestic Loan Parties, or L/C Borrowings or Loans constituting Obligations of Domestic Loan Parties (or any of their Domestic Subsidiaries), so that collections received from any Foreign Loan Parties and proceeds of the Collateral that is property of such Foreign Loan Parties shall be applied solely and exclusively to the payment of the Foreign Liabilities. All provisions contained in any Loan Document or side letter shall be interpreted consistently with this Section 2.19 to the extent possible, and where such other provisions conflict with the provisions of this Section 2.19, the provisions of this Section 2.19 shall govern.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then, (A) the Administrative Agent or a Loan Party shall withhold or make such deductions as are determined by the Administrative Agent or a Loan Party to be required taking into account the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent or a Loan Party, to the extent required by the Code, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made, and (D) reasonably promptly after paying such sum required by Law, the Loan Party making such payments (if it is required to make deduction or withholding) shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority (or if the payment, deduction or withholding is made by the Administrative Agent, the Administrative Agent shall furnish such evidence to the affected parties and the Lead Borrower).

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law (without duplication of the provisions of subsection (a) above), or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without duplication of the provisions of subsection (a) above, the Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount (and describing the basis) of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any other Agent, a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or a Loan Party shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent and the Loan Parties under this clause (ii).

(d) Evidence of Payments. Upon request by the Lead Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Lead Borrower or by the Administrative Agent or a Recipient to a Governmental Authority as provided in this Section 3.01, the Lead Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Lead Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender and Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be required on the Effective Date (or, in the case of an assignee, on the date of assignment) and on or before the date such documentation expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent documentation so delivered or as may reasonably be requested by the Lead Borrower or the Administrative Agent. In addition, any Lender and Recipient, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender or Recipient is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment as a result of a Change in Law such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (it being understood that the Borrowers shall be given a reasonable opportunity to reimburse such costs or expense) or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax (or substantively comparable subsequent versions thereof or successors thereto);

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibits M-1, M-2, M-3 or M-4 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (each a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto); or

(IV) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or substantively comparable subsequent versions thereof or successors thereto), accompanied by IRS Form W-8ECI (or substantively comparable subsequent versions thereof or successors thereto), IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9 (or substantively comparable subsequent versions thereof or successors thereto), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) the Administrative Agent shall deliver to the Lead Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter as required by applicable Law) two copies of IRS Form W-9 (or any substantively comparable subsequent versions thereof or successors thereto) certifying that the Administrative Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrowers to determine whether or not the Administrative Agent is subject to United States federal backup withholding tax or information reporting requirements; and

(E) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or other Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or other Recipient shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s or other Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) In the event that a Lender or other Recipient will receive a payment under this Agreement in the course of carrying on a business or enterprise in Australia, that Lender or other Recipient is requested to deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender or other Recipient becomes a Lender or other Recipient under this Agreement the following details of the Lender or other Recipient (A) its Australian tax file number, or (B) its Australian business number.

(iv) In the event that an Australian Credit Party will receive a payment under this agreement, that Australian Credit Party shall indicate in writing to the Lead Borrower and the Administrative Agent on or prior to the date on which it becomes an Australian Credit Party under this agreement whether it (A) will receive such payments in the course of carrying on a business or enterprise in Australia at or through a permanent establishment in Australia, and (B) is a Qualifying Australian Treaty Party.

(v) Each Lender or other Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient in connection with such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) L/C Issuer. For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” shall include any L/C Issuer.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i) GST.

(i) Unless expressly specified otherwise, all payments to be made by the Australian Loan Parties under or in connection with any Loan Document have been calculated or determined without regard to GST.

(ii) If all or part of any such payment is the consideration for a taxable supply for GST purposes then, when that Australian Loan Party makes that payment:

(A) it must pay to the Credit Parties an additional amount equal to that payment or part payment multiplied by the appropriate rate of GST (currently 10%); and

(B) the Credit Parties will promptly provide to that Australian Loan Party a tax invoice complying with the relevant GST legislation.

(j) Where under any Loan Document an Australian Loan Party is required to reimburse or indemnify for an amount, that Australian Loan Party must pay the relevant amount (including any sum in respect to GST) less any GST input tax credit the Credit Parties determine that it is entitled to claim in respect of that amount.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, BBR Rate Loan, TIBOR Rate Loans or Canadian BA Rate Loans, as applicable (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the LIBO Rate, the BA Rate, the BBR Rate or the TIBOR Rate, as applicable, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans, BBR Rate Loan, TIBOR Rate Loans or Canadian BA Rate Loans, as applicable, in the affected currency or currencies or, in the case of LIBO Rate Loans, Canadian BA Rate Loans, BBR Rate Loans or TIBOR Rate Loans in Dollars, to convert Prime Rate Loans to LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian Prime Rate Loans to Canadian BA Rate Loans, as applicable, shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans of such Lender or Canadian BA Rate Loans of such Lender into Canadian Prime Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans, Canadian BA Rate Loans, TIBOR Rate Loans, or Canadian BA Rate Loans, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans, Canadian BA Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans. Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan, a BBR Rate Loan, a TIBOR Rate Loan or a Canadian BA Rate Loan, or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such LIBO Rate Loan, BBR Rate Loans or TIBOR Rate Loans, (b) with respect to Canadian BA Rate Loans only, there is no market for bankers acceptances, (c) adequate and reasonable means do not exist for determining the LIBO Rate, the BBR

Rate, the TIBOR Rate or the BA Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan or Canadian BA Rate Loan (whether denominated in Dollars or an Alternative Currency), or (d) the LIBO Rate, the BBR Rate, the TIBOR Rate or the BA Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan or Canadian BA Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each applicable Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans, as applicable, in the affected currency or currencies shall be suspended until the Administrative Agent (but in any case upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Committed Borrowing of, conversion to or continuation of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans, as applicable, in the affected currency or currencies or, failing that, will be deemed to have converted such request into either a request for a Committed Borrowing of Prime Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the LIBO Rate, and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining LIBO Rate Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market or the Canadian bankers’ acceptance market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan or Canadian BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C

Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and delivery of the certificate contemplated by Section 3.04(c), the applicable Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall claim any amounts pursuant to Section 3.04(a)(ii) unless such Lender is generally seeking similar compensation from borrowers under other similar credit agreements.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has had, or would have, the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon delivery of the certificate contemplated by Section 3.04(c), the applicable Borrowers will pay to such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, as the case may be, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The applicable Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that, the Lead Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan or Canadian BA Rate Loan made to such Borrower on a day other than the last day of the Interest Period for such LIBO Rate Loan, BBR Rate Loan, TIBOR Rate or Canadian BA Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan or any Canadian BA Rate Loan made to such Borrower on the date or in the amount notified by such Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a LIBO Rate Loan, BBR Rate Loan, TIBOR Rate Loan or Canadian BA Rate Loan made to such Borrower on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The applicable Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan, BBR Rate Loan, or TIBOR Rate Loan made by it at the LIBO Rate, BBR Rate, or TIBOR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan, BBR Rate Loan or TIBOR Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Lead Borrower.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender or L/C Issuer requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender or L/C Issuer gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the obligations of each Loan Party under this Article III shall survive termination of the Aggregate Total Commitments and repayment of all other Obligations hereunder.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Domestic Borrower hereby irrevocably designates and appoints each of the Parent and the Lead Borrower as such Domestic Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Domestic Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Domestic Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Domestic Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Domestic Borrower. In addition, each Domestic Loan Party other than the Domestic Borrowers hereby irrevocably designates and appoints each of the Parent and the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Foreign Borrower hereby irrevocably designates and appoints the Parent as such Foreign Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to such Foreign Borrower for such uses as are permitted under this Agreement. In addition, each Foreign Loan Party other than the Foreign Borrowers hereby irrevocably designates and appoints each of the Parent and the applicable Foreign Borrower as such Foreign Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(c) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the applicable credit facility contemplated herein with all other applicable Borrowers. Consequently, subject to the terms and conditions of this Agreement, each Borrower hereby assumes, guarantees payment and performance of, and agrees to discharge all Obligations of each of the other Borrowers; provided that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, the Foreign Loan Parties shall be liable only for the Foreign Liabilities.

(d) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, and each properly executed by a Responsible Officer of the signing Loan Party (if applicable):

(i) executed counterparts of this Agreement;

(ii) a Note executed by each applicable Borrower (other than the Japanese Borrower) in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (A) evidencing the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party, (B) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, and (C) in respect of the Australian Loan Parties, certifying that each relevant Australian Loan Party is not in breach of Chapter 2E of the Corporations Act;

(iv) copies of each Loan Party’s certificate or articles of incorporation and bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, if any) and a certificate of good standing (where applicable, or such other customary functionally equivalent certificates, to the extent available in the applicable jurisdiction) from such Loan Party’s jurisdiction of organization and from each jurisdiction where such Loan Party’s ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (A) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Domestic Loan Parties, addressed to the Administrative Agent and each Domestic Lender, as to customary matters concerning the Domestic Loan Parties and the Loan Documents; (B) Dentons Canada LLP and McInnes Cooper LLP, counsels to the Canadian Loan Parties, addressed to the Administrative Agent and each Canadian Lender, as to customary matters concerning the Canadian Loan Parties and the Loan Documents; (C) Norton Rose Australia, special counsel to the Administrative Agent and the Australian Security Trustee, addressed to the Administrative Agent, the Australian Security Trustee and each Australian Lender, as to customary matters concerning the Australian Loan Parties and the Loan Documents, and (D) Nishimura & Asahi, special counsel to the Japanese Loan Parties, addressed to the Administrative Agent and each Japanese Lender, as to customary matters concerning the Japanese Loan Parties and the Loan Documents;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower, satisfactory in form and substance to the Agents, certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) either that (1) no consents from any Governmental Authority, licenses or board approvals by any Loan Party are required in connection with the execution, delivery and performance by any Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents from any Governmental Authority, licenses or board approvals by any Loan Party have been obtained and are in full force and effect, (C) that, as of the Effective Date after giving effect to the transactions contemplated hereby, the Loan Parties on a consolidated basis are Solvent, and (D) that the execution, delivery and performance of this Agreement do not constitute a breach or default under the Term Loan Credit Agreement or any of the indentures evidencing the 6.875% Notes and the 8.875% Notes;

(vii) with respect to each Loan Party organized under the laws of Japan, (a) a certified copy of corporate registration (genzai jikou shoumei) in respect of such Loan Party and a certificate of seal registration issued in respect of such Loan Party by the competent legal affairs bureau in Japan, in each case no earlier than three months prior to the date of the initial Credit Extension, and (b) such other documents as may be requested by the Administrative Agent in order to comply with the Act on Prevention of Transfer of Criminal Proceeds;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents and, subject to the Post-Closing Letter, all endorsements in favor of the Administrative Agent required under the Loan Documents have been obtained and are in effect and all premiums then required to have been paid have been so paid;

(ix) Reserved;

(x) the Security Documents set forth on Schedule 4.01(a)(x) hereto and copies (except with respect to DC Shoes Australia, the original of which share certificate shall be delivered to the Australian Security Trustee) of certificates evidencing any stock or shares being pledged under the Pledge Agreement, the Canadian Security Documents, the Japanese Security Documents and the Australian Security Documents on the Effective Date (to the extent required by the Pledge Agreement, the Canadian Security Documents, the Japanese Security Documents or the Australian Security Documents, as applicable), together with copies (except with respect to DC Shoes Australia, the original of which stock powers shall be delivered to the Australian Security Trustee) of undated stock powers and share transfer forms executed in blank, each duly executed by the applicable Loan Parties (originals of certain of which certificates and powers have been delivered to the Term Loan Agent subject to the Intercreditor Agreement);

(xi) all other Loan Documents set forth on Schedule 4.01(a)(xi) hereto, each duly executed by the applicable Loan Parties;

(xii) the Intercreditor Agreement duly executed by the signatories thereto;

(xiii) the Novation Deed;

(xiv) a completed New South Wales Office of State Revenue multi-jurisdictional mortgage statement form duly executed by a director of the Australian Borrower;

(xv) evidence that, to the extent applicable, estimated funds for payment of stamp duty by the Australian Borrower and, if applicable, the Japanese Borrower have either been paid to the Administrative Agent (or its counsel) or withheld from the proceeds of the initial Credit Extension;

(xvi) (A) a written report regarding the results of a commercial finance examination of the Australian Loan Parties and the Japanese Loan Parties, which shall be reasonably satisfactory to the Co-Collateral Agents, (B) an Inventory appraisal for each of the Loan Parties, the results of which shall be reasonably satisfactory to the Co-Collateral Agents, and (C) background checks on the Parent, the Loan Parties and their management reasonably requested by any Agent, in each case with results reasonably satisfactory to the Agents;

(xvii) results of searches, a gaiyo kiroku jiko shomeisho (what is called “Naikoto shomei”) (with respect to the Japanese Loan Parties), or other evidence reasonably satisfactory to the Co-Collateral Agents and the Australian Security Trustee, as applicable (in each case dated as of a date reasonably satisfactory to the Co-Collateral Agents and the Australian Security Trustee, as applicable) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases are being tendered concurrently with the initial extension of credit hereunder or other arrangements reasonably satisfactory to the Co-Collateral Agents for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xviii) (A) all UCC financing statements, PPSA financing statements and Australian PPSA financing statements, required by Law or reasonably requested by the Agents to be filed, registered or recorded to create, perfect or protect the Liens intended to be created under the Loan Documents, (B) all certificates of matters entered into the applicable registry in Japan to create, perfect or protect the Liens intended to be created under the Loan Documents or copies of applications for registration of such matters in form reasonably satisfactory to the Agents and, except as otherwise provided in the Post-Closing Letter, to the extent applicable with respect to any Liens intended to be created in any bank account, Account or insurance policy of a Loan Party in Japan, a consent letter from the account bank where such bank account is domiciled consenting to the creation of the Lien in respect of such bank account, Account debtor or insurer, as applicable, and (C) Credit Card Notifications and Blocked Account Agreements required to be delivered on or prior to the Effective Date pursuant to Section 6.14 hereof;

(xix) in respect of each of the Australian Loan Parties, evidence that the constitutional documents have (if applicable) been amended to remove any discretion of the directors to refuse to register a transfer of shares in any Australian Subsidiary of the relevant Australian Loan Party; and

(xx) (A) a payoff letter from Commonwealth Bank satisfactory in form and substance to the Administrative Agent evidencing that the Indebtedness due to such Person has been or concurrently with the Effective Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations with respect to such Indebtedness have been or concurrently with the Effective Date are being released; and (B) subject to the Post-Closing Letter, evidence satisfactory in form and substance to the Administrative Agent that the Indebtedness due to each of Tokyo Tomin Bank, Limited, Mizuho Bank Ltd. and Sumitomo Mitsui Banking Corporation has been or concurrently with the Effective Date is being terminated and all obligations thereunder are being paid in full.

(b) After giving effect to (i) the first funding under the Loans (if any) on the Effective Date, (ii) the payment of all fees and other amounts due to the Credit Parties by the Borrowers on the Effective Date as required under the Loan Documents, (iii) all Letters of Credit to be issued on the Effective Date, and (iv) the Loan Parties’ trade payables being paid currently and the Loan Parties’ expenses and liabilities being paid in the ordinary course of business and without acceleration of sales, Aggregate Availability shall be not less than $40,000,000.

(c) The Administrative Agent shall have received a Borrowing Base Certificate from each Borrower dated the Effective Date, relating to the month ended on April 30, 2013, and executed by a Responsible Officer of the Lead Borrower or the Parent.

(d) The Administrative Agent shall have received, (i) and the Agents shall be reasonably satisfied with a Consolidated balance sheet of the Parent and its Subsidiaries as at the Fiscal Quarter ended January 31, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, and (ii) a detailed forecast for the period commencing with the Fiscal Quarter ending January 31, 2013 and ending with the end of the Fiscal Quarter ending October 31, 2016, which shall include an Availability model (including projected Availability for each Borrower), Americas/Foreign Consolidated income statement, balance sheet, and statement of cash flow, prepared by quarter for the Fiscal Years 2013 and 2014 and on an annual basis thereafter, each prepared in conformity with GAAP (in the case of clause (i)) and consistent with the Loan Parties’ then current practices.

(e) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained.

(f) All fees required to be paid by the Borrowers to any of the Agents or the Arrangers on or before the Effective Date shall have been paid in full, and all fees required to be paid by the Borrowers to the Lenders on or before the Effective Date shall have been paid in full.

(g) The Borrowers shall have paid all reasonable and documented fees, charges and disbursements of counsel to each of the Agents and the Arrangers to the extent payable by the Borrowers hereunder and invoiced prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements payable by the Borrowers hereunder as shall constitute such counsels’ reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimates shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent, the Australian Security Trustee or MLPFS).

(h) The Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Patriot Act.

(i) Since October 31, 2012, no event that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred.

(j) The Effective Date shall have occurred on or before May 24, 2013. The Administrative Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on the Loan Parties.

Without limiting the generality of the provisions of Section 9.05, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender (other than an Agent or the Administrative Agent) that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of a Committed Loan to another Type of Committed Loan, or a continuation of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a), (b) and (f) of Section 5.05 shall be deemed to refer to the most recent statements, if any, furnished pursuant to clauses (a), (b) and (e), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) Except as provided in Section 2.01(c), no Overadvance shall result from such Borrowing or L/C Credit Extension.

Each Request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of a Committed Loan to another Type of Committed Loan or a continuation of LIBO Rate Loans, BBR Rate Loans, TIBOR Rate Loans or Canadian BA Rate Loans) submitted any Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but unless and until the Required Lenders otherwise direct the Administrative Agent (in accordance with the terms of this Agreement) to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans that are requested by the Borrowers of all L/C Advances required to be made hereunder and participate in all Swing Line Loans and Letters of Credit whenever made or issued in accordance with the provisions of this Agreement, and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent, as applicable; provided that, the making of any such Loans or the issuance of any Letters of Credit in the event the provisions of this Article IV are not complied with shall not be deemed to be a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party and each applicable Subsidiary represents and warrants to the Administrative Agent, the L/C Issuer and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is a corporation, limited liability company, unlimited liability company, kabushiki kaisha, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (in the case of any Subsidiary that is not a Loan Party), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, in each case as of the Effective Date, each Loan Party’s name as it appears in official filings in its state or province of incorporation or organization, its state or province of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization (in the case of each Domestic Loan Party), and its federal employer identification number (if any).

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than any Loan Document) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agents under the Security Documents and other than in accordance with the Intercreditor Agreement); or (d) violate any applicable Law in any material respect.

5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, and no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is a party, except for (a) the perfection or maintenance of the Liens created under the Security Documents or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with

GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated January 31, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all materials respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all Material Indebtedness of the Parent and its Americas/Foreign Subsidiaries (other than any intercompany Indebtedness) outstanding as of the Effective Date (after giving effect to all the transactions occurring on the Effective Date).

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Parent and its Americas/Foreign Subsidiaries on an Americas/Foreign Consolidated basis.

(e) Intentionally Omitted.

(f) The forecasted balance sheet and statements of income and cash flows of the Parent, the other Loan Parties and Subsidiaries delivered pursuant to Section 4.01 and (if applicable) Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of their future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby to occur on the Effective Date, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party or any Subsidiary is in default in any material respect under or with respect to any Material Contract or any Material Indebtedness. No Default has occurred and is continuing or would result on the Effective Date from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or failure to have such title or other interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except where failure to have such title, interest, license or other right could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b)(1) sets forth the address (including street address and state, province or territory and postal or zip code) of all Real Estate that is owned by the Loan Parties as of the Effective Date, together with a list of the holders of any mortgage thereon as of the Effective Date. Schedule 5.08(b)(2) sets forth the address (including street address and state or province or territory) of, and, with respect to the Australian Loan Parties, details of title relating to, all locations leased by the Loan Parties as of the Effective Date.

(c) The property of each Loan Party and each of the Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) No Japanese Loan Party has granted, or permitted to exist, any Liens pursuant to any constructive transfers (joto tampo by way of senyu kaitei) of any property, assets or revenue of such Japanese Loan Party, other than any such Liens in favor of the Administrative Agent under the Loan Documents.

5.09 Environmental Compliance.

(a) No Loan Party or any Subsidiary (i) is in violation of any Environmental Law or has not obtained or, to its knowledge, has not complied with any Environmental Permit required under any Environmental Law, (ii) is subject to any Environmental Liability that remains outstanding, or (iii) has received written notice of any claim alleging Environmental Liability by any of them, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently owned by any Loan Party or any Subsidiary, or to the knowledge of any Loan Party, leased by any Loan Party or any Subsidiary, is listed or, to the knowledge of any Loan Party, proposed for listing on the NPL or any analogous foreign, state, provincial, territorial, municipal or local list; (ii) there are no underground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed of except in compliance with applicable Environmental Laws on any property currently owned by any Loan Party or any Subsidiary in violation of applicable Environmental Law and (iii) to the knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed on any property currently owned by any Loan Party or any Subsidiary in violation of applicable Environmental Law.

(c) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or any Subsidiary is undertaking, either individually or together with other “potentially responsible parties” (as that term is defined in CERCLA), any investigation, assessment, or remedial or response action to remove Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

5.10 Insurance. The properties of the Loan Parties and their Americas/Foreign Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Each insurance policy is enforceable against the relevant insurer in accordance with its terms and is not void or voidable. Schedule 5.10 sets forth a summary of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all material federal, state, provincial, local and other material tax returns and reports required to be filed, and have paid all material federal, state, provincial, territorial, municipal, local and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP, as to which taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement, other than any tax sharing agreement between or among such Loan Party (or any Subsidiary thereof) and any Affiliate of such Loan Party (or any Subsidiary thereof).

5.12 Plans.

(a) Except as would not be reasonably expected to have a Material Adverse Effect, with respect to the Domestic Loan Parties: each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service and, to the best knowledge of the Lead Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) With respect to the Domestic Loan Parties: there are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Lead Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Domestic Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher and neither a Domestic Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; (iv) neither a Domestic Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) As of the Effective Date, no Canadian Pension Plan in respect of employees of any Canadian Loan Party or any of their Related Parties is a pension plan or subject to any pension benefits legislation. As of the Effective Date, no Canadian Loan Party has any Canadian Pension Plan.

(e) With respect to any scheme or arrangement mandated by a government other than the United States and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States laws (such schemes, arrangements and employee benefit plans, collectively, “Foreign Plans”), none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of any Loan Party or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Foreign Plan; (d) any Lien on the property of any Loan Party or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Foreign Plan; (e) for each such foreign plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Parent or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent or any of its Subsidiaries concerning the assets of any such foreign plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13 Subsidiaries; Equity Interests. As of the Effective Date, the Loan Parties have no direct Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth, in each case as of the Effective Date, the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests owned by a Loan Party in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances. As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than (i) Investments described in clause (g) and (h) of the definition of “Permitted Investments” and (ii) those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties (other than the Parent) have been validly issued, and are fully paid and non-assessable and, as of the Effective Date, are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances.

5.14 Margin Regulations; Investment Company Act.

(a) None of the proceeds of the Credit Extensions shall be used directly or indirectly for any purpose that would entail a violation of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties is, or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No financial statement, certificate or other factual written information (excluding projections, forward-looking information and information of a general economic or general industry nature) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Americas/Foreign Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted, without violation of the rights of any other Person. To the knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, by any Loan Party infringes upon any rights held by any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No claim or litigation against any Loan Party alleging any such infringement is pending or, to the knowledge of the Lead Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters.

There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Americas/Foreign Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that, in any case, could reasonably be expected to have a Material Adverse Effect. The hours worked by, and payments made to employees of, the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, territorial, municipal, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Americas/Foreign Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar federal, state, provincial, local or foreign Law dealing with such matters that, in any case, could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party and its Americas/Foreign Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.18, as of the Effective Date, no Loan Party or any Americas/Foreign Subsidiary is a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party or any Americas/Foreign Subsidiary has made a pending demand for recognition that, in any case, could reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Americas/Foreign Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Americas/Foreign Subsidiaries that, in any case, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Americas/Foreign Subsidiaries is bound.

5.19 Security Documents.

The Security Documents create in favor of the Administrative Agent (for the benefit of itself and the other applicable Credit Parties) or the Australian Security Trustee, as applicable, and, with respect to the Liens granted by the Japanese Loan Parties, each of the Japanese Secured Parties, as applicable, a legal, valid, continuing and enforceable security interest in the Collateral (with respect to (a) the security interests in bank accounts under Japanese Security Documents, upon the consent of the applicable account bank, (b) the security interests (joto tampo) in Accounts under the Japanese Security Documents, whereupon there is a contractual restriction on the grant of such security interest (joto tampo), upon the consent of the relevant Account debtor, and (c) the security interests in insurance claims under the Japanese Security Documents, whereupon there is a contractual restriction on the grant of such security interest, upon the consent of the relevant insurers (in each case with respect to the Japanese Loan Parties, subject to the terms of the Post-Closing Letter)), and the Security Documents constitute, or will upon the filing of financing statements or other requisite registrations and recordations or obtaining consents (including, with respect to IP Collateral, the filing and recordation of the Intellectual Property Security Agreement (or other appropriate documents) with the United States Patent and Trademark Office, United States Copyright Office, Canadian Intellectual Property Office, the Patent Office of Japan, the Agency for Cultural Affairs or the Software Information Center, and any substitute or successor agency) and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable UCC or similar legislation of any jurisdiction, including, without limitation, the PPSA, the Civil Code of Quebec and the Australian PPSA, the creation of a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral that may be perfected in the United States, Canada, Australia or Japan by filing, recording or registering a financing statement or analogous document (and, in the case of IP Collateral and any other Intellectual Property, the filing and recordation of the Intellectual Property Security Agreement (or other appropriate documents) with the United States Patent and Trademark Office and the United States Copyright Office, the Canadian Intellectual Property Office or the Patent Office of Japan, the Agency for Cultural Affairs or the Software Information Center) or, to the extent required by the Loan Documents (it being understood that subsequent recordings in the United States Patent and

Trademark Office, United States Copyright Office, Canadian Intellectual Property Office, the Patent Office of Japan, the Agency for Cultural Affairs or the Software Information Center, or a substitute or successor agency may be necessary to perfect a Lien on Intellectual Property acquired, register or applied for after the date hereof). Notwithstanding anything to the contrary herein, the Loan Parties shall have no obligation to perfect Liens on any IP Collateral or other Intellectual Property in any jurisdiction outside the United States, Canada, Australia, or Japan.

5.20 Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Set forth in the Information Certificate is a list of all DDAs maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each DDA and in each case as of the Effective Date: (i) the name of the depository; (ii) the account number(s) maintained with such depository; and (iii) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list of all arrangements as of the Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22 Brokers. Except as disclosed on Schedule 5.22 no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations except to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

5.24 Material Contracts. Schedule 5.24 sets forth a list of all Material Contracts to which any Loan Party is a party as of the Effective Date (other than the Loan Documents and the Term Loan Documents). The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract (exclusive of the Term Loan Documents) and have not received any notice of the intention of any other party thereto to terminate any Material Contract (other than the Parent or any Subsidiary in connection with any repayment of Material Indebtedness or Permitted Amendment/Refinancing thereof).

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Americas/Foreign Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 Anti-Social Forces. No Loan Party or any of its directors, officers or employees are an Anti-Social Force. “Anti-Social Force” means a Person or group which threatens or is likely to threaten the order or safety of the civil society, and prevents or is likely to prevent the sound development of the economy or society, which specifically means the following Persons:

(a) any organized crime group (meaning a group a member of which (including a member of a group constituting such group), in an organized or habitual way, is likely to encourage the committing of violent illegal acts or similar acts; the same applies hereinafter;

(b) any organized crime group member (meaning a member of an organized crime group; the same applies hereinafter) or any Person with respect to whom a period of 5 years has not expired after such Person ceases to be an organized crime group member;

(c) any organized crime group associated member (a Person other than an organized crime group member who has a relationship with the organized crime group and is likely to perform violent unlawful acts backed by the influence of the organized crime group, or cooperates in, or is involved in, maintaining or operating the organized crime group by supplying funds, weapons, or other items to the organized crime group or an organized crime group member);

(d) any corporation related to the organized crime group (meaning a corporation the management of which an organized crime group member is substantially involved in, a corporation which is operated by any organized crime group associated member or former organized crime group member and actively cooperates in, or is involved in, maintaining or operating the organized crime group by supplying funds or otherwise taking actions, or a corporation which actively uses the organized crime group and cooperates in maintaining or operating the organized crime group upon the performance of its business);

(e) any corporate racketeer (sokaiya) or other Person (meaning a Person who is likely to perform a violent unlawful act in the pursuit of unjust profits against a corporation or other entity and threatens the safety of civil life, such as a corporate racketeer (sokaiya) or a corporate swindler (kaisha goro);

(f) any corporate swindler acting in the name of a social movement (shakai undo-to hyobo goro) (meaning a Person who is likely to perform violent unlawful acts in the pursuit of unjust profits by pretending to represent or acting in the name of a social movement or political activity and threatens the safety of civil life);

(g) any special intelligence violent group or other group (meaning a group or individual, other than those listed in (a) through (f) above, that plays a key part in structural injustice by using its powers or having a financial connection with a organized crime group backed by a relationship with a organized crime group);

(h) other Persons similar to those listed in (a) through (g) above;

(i) any Person who has a relationship in which a Person who is a Person or group listed in (i) through (h) (the “Organized Crime Group Member Etc.”) is deemed to control its management;

(j) any Person who has a relationship in which an Organized Crime Group Member Etc. is deemed to be substantially involved its management;

(k) any Person who has a relationship in which the Person is deemed to be unlawfully using an Organized Crime Group Member Etc. for purposes of pursuing unjust profits for itself, its own company or a third party or causing damage to a third party, or for other similar purposes;

(l) any Person who has a relationship in which he/she is deemed to be involved in an Organized Crime Group Member Etc. such as by supplying funds or other supplies or affording facilities; or

(m) any Person whose officer or employee involved in management has a relationship with an Organized Crime Group Member Etc. that should be subject to social disapproval.

5.27 Tax Consolidation. Each Australian Loan Party is a member of a Tax Consolidated Group for which the Head Company (as defined in the Income Tax Assessment Act 1997 (Cth) of Australia) is Quiksilver Australia Pty Limited.

5.28 Commercial benefit. The entry into this document is for each Loan Party’s commercial benefit.

5.29 No Immunity. Each Loan Party has no right of immunity from set-off, legal action, suit or proceeding, attachment or execution or the jurisdiction of any court with respect to the Collateral or its obligations under the Loan Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations for which a claim has not then been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03), cause each applicable Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender):

(a) within ninety (90) days after the end of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) an Americas/Foreign Consolidated balance sheet of the Parent and its Americas/Foreign Subsidiaries as at the end of such Fiscal Year, and the related Americas/Foreign Consolidated statements of income or operations of the Parent and its Americas/Foreign Subsidiaries and Americas/Foreign Consolidated cash flows for such Fiscal Year, setting forth in each case (in the case of clause (ii), to the extent practicable) in comparative form the figures for the previous Fiscal Year;

(b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, and (ii) an Americas/Foreign Consolidated balance sheet of the Parent and its Americas/Foreign Subsidiaries as at the end of such Fiscal Quarter, and the related Americas/Foreign Consolidated statements of income or operations and Shareholders’ Equity of the Parent and its Americas/Foreign Subsidiaries and Americas/Foreign Consolidated cash flows for such Fiscal Quarter, setting forth in each case (to the extent practicable) in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(f) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Americas/Foreign Consolidated statements to be certified by a Responsible Officer of the Lead Borrower or the Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Americas/Foreign Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (i) a balance sheet of each Foreign Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case (to the extent practicable) in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(f) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, to be certified by a Responsible Officer of the Lead Borrower or the Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of each Foreign Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Parent, an Americas/Foreign Consolidated balance sheet of the Parent and its Americas/Foreign Subsidiaries as at the end of such Fiscal Month, and the related Americas/Foreign Consolidated statements of income or operations, Shareholders’ Equity and Americas/Foreign Consolidated cash flows for such Fiscal Month, and (to the extent practicable) for the portion of the Parent’s Fiscal Year then ended, setting forth in each case (to the extent practicable) in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(f) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, to the extent applicable, subject to normal year end audit adjustments and in the absence of footnotes, and in any event, in a manner consistent with the Parent’s accounting practices, such Americas/Foreign Consolidated statements to be certified by a Responsible Officer of the Lead Borrower or the Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Americas/Foreign Subsidiaries as of the end of such Fiscal Month;

(e) within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Parent, (i) a balance sheet of each Foreign Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case (to the extent practicable) in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(f) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, to be certified by a Responsible Officer of the Lead Borrower or the Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of each Foreign Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(f) (i) within thirty (30) days after the end of each Fiscal Year of the Parent, forecasts prepared by management of the Parent and Lead Borrower, in form reasonably satisfactory to the Agents, of (A) a balance sheet, statements of income or operations, and a statement of cash flow, broken out for each Borrower and its Subsidiaries and on an Americas/Foreign Consolidated basis for the Parent and its Americas/Foreign Subsidiaries, (B) to the extent such are able to be prepared, separate forecasts and projections including a balance sheet, income statement, and a statement of cash flow for each of the Canadian Borrower, the Australian Borrower, and the Japanese Borrower, and (C) an availability model for each of the Domestic Borrowers, the Canadian Borrower, the Australian Borrower, and the Japanese Borrower, prepared on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs); and (ii) promptly after they become available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender) and, with respect to items (b), (c) and (f) below, the Co-Collateral Agents:

(a) intentionally omitted;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b), (c), (d) and (e), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower or the Parent (to be furnished even if a Covenant Compliance Event is not then in effect) and (ii) a copy of management’s discussion and analysis with respect to such financial statements. In the event of any change in GAAP used in the preparation of such financial statements, the Lead Borrower or the Parent shall also provide a statement of reconciliation conforming such financial statements to GAAP;

(c) on the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) (or more frequently at the option of the Lead Borrower), Borrowing Base Certificates showing each Borrowing Base, as of the close of business as of the last day of the immediately preceding Fiscal Month; provided that, upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, each such Borrowing Base Certificate (which shall include information relating to the Inventory only to the extent then available) shall be delivered on Wednesday of each week (or, if any Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday; provided that supporting documentation for each Borrowing Base Certificate may be delivered no later than five (5) days after delivery of each such Borrowing Base Certificate;

(d) promptly upon receipt, copies of the final versions of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report which any Loan Party files with the SEC and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or with any national or foreign securities exchange or applicable Governmental Authority, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) the financial and collateral reports described on Schedule 6.02 hereto, no later than the times set forth in such Schedule, provided that certain of the reports listed on Schedule 6.02 may not be required if such delivery is not required by all of the Agents, and, if applicable, the Administrative Agent;

(g) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any document, agreement or indenture relating to Material Indebtedness (other than the Term Loan Credit Agreement, but not any Permitted Amendment/Refinancing thereof) and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; provided that such statements or reports need to delivered to the Credit Parties only to the extent that they relate to the failure of any Loan Party to comply with the terms of any document, agreement or indenture relating to such Material Indebtedness or which relate to matters which would cause a Default or have an adverse effect on the Credit Parties;

(h) within sixty (60) days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier), including all renewal certificates and, with respect to the Australian Loan Parties, certificates of currency in effect for each Loan Party and its Americas/Foreign Subsidiaries and containing such additional information as the Administrative Agent, any Co-Collateral Agent, or any Lender through the Administrative Agent, may reasonably specify;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which could reasonably be expected to have a Material Adverse Effect;

(j) promptly, written notice of any actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby to occur on the Effective Date, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(k) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Americas/Foreign Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, any Co-Collateral Agent, or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c), (d) or (e) or Section 6.02(c), (e), (f), (g) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Lead Borrower shall deliver paper copies of such documents to any Agent or Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by such Agent or such Lender, and (ii) the Lead Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents filed on SEC forms 10-K, 10-Q or 8-K. No Agent shall have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or MLPFS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) the Lead Borrower shall use commercially reasonable efforts to provide that such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, MLPFS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of all applicable securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly, and in any event within five (5) Business Days after any Responsible Officer of any Loan Party obtains knowledge thereof, notify the Administrative Agent (and the Co-Collateral Agents in the case of (h), (i), (j), (k), (l) or (m), below) of:

(a) the occurrence of any Default or Event of Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any similar events under any other applicable Law;

(d) any material change in accounting policies or financial reporting practices by any Loan Party;

(e) any change in the Parent’s senior executive officers;

(f) the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) any collective bargaining agreement to which a Loan Party becomes a party;

(h) the filing of any Lien for unpaid Taxes against any Loan Party in excess of $500,000;

(i) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j) any failure by any Loan Party to pay rent at (i) five (5%) or more of such Loan Party’s locations, (ii) any location which is a distribution center or warehouse, or (iii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and, in any such case, such failure would be reasonably likely to result in a Material Adverse Effect;

(k) any Permitted Disposition (other than sales of Inventory in the ordinary course of business), casualty or condemnation, in each case involving assets of a Loan Party included in the applicable Borrowing Base with a Cost of more than $1,000,000 in any single transaction or series of related transactions;

(l) in the case of any Australian Loan Party or Japanese Loan Party, any retention of title, hire purchase, constructive transfer, conditional sale or other similar arrangements with respect to any trade supply contract; and

(m) (i) of any negative pledge included in any lease contract, or (ii) any restriction on assignment with respect to an Account or Inventory, in each case, to the extent such negative pledge or restriction on assignment prevents the Agents from obtaining a Lien on any Inventory or Account of any Loan Party.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower or the Parent setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity the provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and the other provisions of Section 7.07, to the extent applicable, except, in each case, where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto or (b) the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to establishing or modifying Reserves in manner permitted by this Agreement.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except (i) in a transaction permitted by Section 7.04 or 7.05 or (ii) in the case of any Subsidiary that is not a Loan Party, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

(c) Preserve or renew all of its Intellectual Property, except (i) to the extent such Intellectual Property is no longer used or useful in the conduct of the business of such Loan Party, (ii) pursuant to a transaction permitted by Section 7.04 or 7.05 or (iii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and Equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted, and make all necessary repairs thereto and renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Reserved.

6.08 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agents (which insurance companies are not Affiliates of the Loan Parties), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agents.

(b) Subject to the terms of the Post-Closing Letter, fire and extended coverage policies maintained with respect to any Collateral shall name the Administrative Agent and/or, as applicable, the Australian Security Trustee as a lender’s loss payee and shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies jointly to Loan Parties and the Administrative Agent and/or, to the extent applicable, the Australian Security Trustee, provided that after the occurrence of an Event of Default, such proceeds shall be payable only to the Administrative Agent and/or, to the extent applicable, the Australian Security Trustee, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agents may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies with respect to the Loan Parties shall be endorsed to name the Administrative Agent or, as applicable, the Australian Security Trustee as an additional insured. Subject to the terms of the Post-Closing Letter, business interruption policies with respect to the Loan Parties shall name the Administrative Agent and/or, as applicable, the Australian Security Trustee as a lender’s loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies jointly to the Loan Parties and the Administrative Agent and, if applicable, the Australian Security Trustee (subject to the rights of the Term Loan Agent as described in the Intercreditor Agreement), provided that after the occurrence of an Event of Default, such proceeds shall be payable only to the Administrative Agent and/or, to the extent applicable, the Australian Security Trustee (provided further that with respect to the Domestic Loan Parties and Canadian Loan Parties

only, unless a Cash Dominion Event then exists, the Administrative Agent shall promptly remit the proceeds to the Lead Borrower or the Canadian Borrower, as applicable, or as the Lead Borrower or Canadian Borrower may direct), (ii) a provision to the effect that none of the Loan Parties, the Agents or any other party shall be a co-insurer and (iii) such other provisions as the Agents may reasonably require from time to time to protect the interests of the Credit Parties. Notwithstanding the foregoing, the Japanese Loan Parties shall deliver insurance security agreements by and between the applicable Japanese Loan Parties and the Japanese Secured Parties and shall use commercially reasonable efforts to comply with the covenants set forth above with respect to fire and extended coverage and business interruption policies. Subject to the terms of the Post-Closing Letter, each such policy referred to in this Section 6.08(a) shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days prior written notice thereof by the insurer to the Administrative Agent and, to the extent applicable, the Australian Security Trustee (giving such Person the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days prior written notice thereof by the insurer to the Administrative Agent and, to the extent applicable, the Australian Security Trustee. The Lead Borrower shall deliver to the Agents, on or prior to (or with respect to the Japanese Loan Parties, as soon as practically possible after) the date of the cancellation or expiration of any such policy of insurance, or modification materially reducing the scope or amount of coverage of such policies of insurance, a copy of any applicable renewal or replacement insurance certificate. Further, the Japanese Loan Parties shall take such actions as may be required under the Japanese Security Documents to continue the perfection of the Administrative Agent’s Lien in any such renewal policy.

(c) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.08. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 6.08 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(d) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy with responsible companies in such amounts as are customarily and covering such risks carried by business entities engaged in similar businesses similarly situated, and will upon request by any Agent, furnish the Administrative Agent certificates evidencing renewal of each such policy.

6.09 Compliance with Laws. Comply, and cause each Subsidiary to comply, with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (ii) such contest effectively suspends enforcement of the contested Laws, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to establishing or modifying Reserves in a manner permitted by this Agreement.

6.10 Books and Records.

(i) Maintain proper books of record and account, in which entries full, true and correct in all material respects and in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

6.11 Inspection Rights.

(a) Permit representatives and independent contractors of the Co-Collateral Agents (acting in consultation with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and insurance policies, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (in the presence of a Responsible Officer of the Parent or the Lead Borrower) Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default exists the Co-Collateral Agents (acting in consultation with the Administrative Agent) (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of any Co-Collateral Agent (acting in consultation with the Administrative Agent) after reasonable prior notice (which notice need not be furnished if a Specified Event of Default is then continuing), permit such Co-Collateral Agent (acting in consultation with the Administrative Agent) or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) any Borrower’s practices in the computation of its Borrowing Base, and (ii) the assets included in the each Borrowing Base, respectively, and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves; provided that appraisals shall be limited to assets of the Borrowing Base Parties. Subject to the following sentence, the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of any of the Administrative Agent and the Co-Collateral Agents and such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Loan Parties acknowledge that (A) subject to clause (B) below, the Co-Collateral Agents (acting in consultation with the Administrative Agent) shall undertake one (1) inventory appraisal and one (1) commercial finance examination in each twelve (12) month period for each of the Borrowing Base Parties at the Loan Parties’ expense, and (B) if the Borrowers fail to maintain Aggregate Availability, for three (3) consecutive Business Days, at least equal to the greater of (x) twenty-five percent (25%) of the lesser of the Aggregate Total Commitments or the Aggregate Borrowing Base, and (y) $50,000,000, the Co-Collateral Agents (acting in consultation with the Administrative Agent) shall undertake up to two (2) inventory appraisals and two (2) commercial finance examinations in any twelve month period for each of the Borrowing Base Parties at the Loan Parties’ expense provided that, in determining Aggregate Availability for purposes of this paragraph, Foreign Availability shall not account for more than 40% thereof. Notwithstanding the foregoing, any Co-Collateral Agent (acting in consultation with the Administrative Agent) may cause additional appraisals and commercial finance examinations to be undertaken (i) as it in its Permitted Discretion deems necessary or appropriate, at its own expense or, (ii) if required by applicable Law or if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties. In all events, any professional engaged to perform any evaluations, appraisals, commercial finance examinations or other services pursuant to this clause (b) shall be retained by the Administrative Agent and no other Person. For clarity, any commercial finance examinations and inventory appraisals undertaken prior to the Effective Date shall not be considered in determining the number of commercial finance examinations and inventory appraisals which may be undertaken at the Loan Parties’ expense under this Section 6.11(b).

(c) Notwithstanding anything to the contrary in this Section 6.11, none of the Parent or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agents or any Lender (or any of their respective representatives) is then prohibited by Law or any agreement binding on the Parent or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

6.12 Use of Proceeds. Use the proceeds of the Credit Extensions only (a) to refinance certain Indebtedness of the Parent and its Subsidiaries, (b) to finance transaction fees and expenses related hereto, (c) to finance the acquisition of working capital assets of the Loan Parties, including the purchase of Inventory and Equipment, in each case, in the ordinary course of business, (d) to finance Capital Expenditures of the Loan Parties, (d) to make intercompany loans to, and other Investments in, other Borrowers and Guarantors and, other Subsidiaries, and (e) for other general corporate purposes of the Loan Parties and their Subsidiaries, in each case to the extent not prohibited under applicable Law and the Loan Documents.

6.13 Additional Loan Parties.

(a) Notify the Administrative Agent promptly after any Person becomes a Domestic Subsidiary that is a direct Wholly Owned Subsidiary of any Domestic Loan Party (other than any Immaterial Subsidiary, CFC or Subsidiary of a CFC), and promptly thereafter (and in any event within thirty (30) days or such longer period as the Agents may agree), (a) cause any such Domestic Subsidiary that is a direct Wholly Owned Subsidiary (other than any Immaterial Subsidiary, CFC or Subsidiary of a CFC) to (i) become a Domestic Borrower or Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and, in the case of a Guarantor, a Facility Guaranty (or a counterpart or supplement thereto), (ii) grant a Lien to the Administrative Agent on such Person’s assets to the extent required by the Security Documents, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv), (xvii) and (xviii) of Section 4.01(a) and, if requested by the Administrative Agent, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by any Domestic Loan Party, such Domestic Loan Party shall pledge such Equity Interests and promissory notes evidencing such Indebtedness (if any) (except that, if such Subsidiary is a CFC or a Subsidiary of a CFC, the Equity Interests of such Subsidiary will not be required to be pledged), in the manner and format required by the Pledge Agreement; provided that, no Equity Interests of any Foreign Subsidiary which is not a Foreign Loan Party shall be required to be pledged.

(b) Notify the Administrative Agent promptly after any Person becomes a Subsidiary that is a direct Wholly Owned Subsidiary of any Foreign Loan Party (other than (i) any Immaterial Subsidiary and (ii) any Subsidiary that is not organized under the Laws of Canada or any province thereof, Australia or Japan), and promptly thereafter (and in any event within thirty (30) days or such longer period as the Administrative Agent may agree), (a) cause any such Subsidiary that is a direct Wholly Owned Subsidiary (other than (i) any Immaterial Subsidiary (ii) any Subsidiary that is not organized under the Laws of Canada or any province thereof, Australia or Japan)) to (i) become a Foreign Borrower or a Guarantor of the Foreign Liabilities by executing and delivering to the Administrative Agent a Joinder Agreement and, in the case of a Guarantor, a Facility Guaranty (or a counterpart or supplement thereto), (ii) grant a Lien to the Administrative Agent on such Person’s assets (to the extent required by the Security Documents) to secure the Foreign Liabilities by executing and delivering to the Administrative Agent, appropriate Security Documents, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if requested by the Administrative Agent, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by any Foreign Loan Party, such Foreign Loan Party shall pledge such Equity Interests and promissory notes evidencing such Indebtedness (if any), in the manner and format required by the Pledge Agreement, the Canadian Security Documents, the Australian Security Documents or the Japanese Security Documents, as applicable; provided that, no Equity Interests of any Foreign Subsidiary which is not a Foreign Loan Party, and no Equity Interests of any unlimited company incorporated or amalgamated and existing under the laws of the Province of Nova Scotia, shall be required to be pledged.

(c) In no event shall compliance with this Section 6.13 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.13 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrowing Base Party or permit the inclusion of any acquired assets in the computation of any Borrowing Base.

(d) Each Borrower shall be permitted to join additional borrowers organized under the same jurisdiction as the Borrower for any Revolving Facility (or guarantors, with the assets of the guarantors to be included in the applicable Borrowing Base for such Revolving Facility) in a manner to be mutually agreed.

6.14 Cash Management.

(a) On or prior to the Effective Date or such later dates specified in the Post-Closing Letter:

(i) deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H-1, Exhibit H-2 or Exhibit H-3, as applicable, which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.21(b) (or with respect to the Japanese Loan Parties, to JMS Co., Ltd., as its collection agent for proceeds from its Credit Card Issuers and Credit Card Processors);

(ii) enter into a Blocked Account Agreement with each Blocked Account Bank maintained by the Loan Parties as of the Effective Date with respect to each DDA specified by the Agents (other than payroll and other specific DDAs as may be acceptable to the Agents) established or maintained by any Loan Party as of the Effective Date with such Blocked Account Bank (collectively, the “Blocked Accounts”); and

(iii) deliver to the Administrative Agent copies of notifications (each, a “Lessor Notification”) substantially in the form attached hereto as Exhibit I (or other form reasonably satisfactory to the Administrative Agent) which have been executed on behalf of each Japanese Loan Party and delivered to such Japanese Loan Party’s lessors listed on Schedule 6.14 and any other lessor which collects receipts from any portion of the Collateral of the Japanese Loan Parties and subsequently remits such payments to the Japanese Loan Parties.

(b) The Loan Parties shall ACH or wire transfer no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each such DDA (net of such minimum balance consistent with past practices, but not to exceed (i) $200,000 in the aggregate for all DDAs of the Domestic Loan Parties and Canadian Loan Parties, (ii) $100,000 in the aggregate for all Australian Loan Parties, (iii) $100,000 in the aggregate for all Japanese Loan Parties, and (iv) $400,000 in the aggregate for all DDAs of all Loan Parties and with respect to the Japanese Loan Parties only, exclusive of amounts on deposit in any segregated sales and other tax accounts) and all payments received by any Loan Party from Credit Card Issuers and Credit Card Processors.

(c) The Loan Parties shall cause each Blocked Account Bank and each Japanese Depository Bank to ACH or wire transfer no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations) to a Concentration Account all cash receipts and collections by the Loan Parties including, without limitation, the following (in each case, other than Cash Equivalents being held in accordance with the terms of the proviso at the end of the definition of “Permitted Investments”, cash maintained in the cash registers in the Stores in the normal course of business and consistent with past practices, and with respect to the Japanese Loan Parties only, amounts on deposit in any segregated sales and other tax accounts and cash proceeds held by any lessor of a Store in a mall and any minimum balance required to be maintained in any DDA (not to exceed (i) $200,000 in the aggregate for all DDAs of the Domestic Loan Parties and Canadian Loan Parties, (ii) $100,000 in the aggregate for all Australian Loan Parties, (iii) $100,000 in the aggregate for all Japanese Loan Parties, and (iv) $400,000 in the aggregate for all DDAs of all Loan Parties)):

(i) all available cash receipts of the Loan Parties from the sale of Inventory and other assets (other than cash maintained in the cash registers in the Stores in the normal course of business and consistent with past practices);

(ii) all proceeds of collections of Accounts and Credit Card Receivables of the Loan Parties;

(iii) all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, all Net Proceeds from any Prepayment Event;

(iv) except as provided in this clause (c), the then cash balance of each DDA;

(v) the then entire ledger balance of each Blocked Account; and

(vi) the cash proceeds of all credit card charges received by any Loan Party;

provided that the Domestic Loan Parties and the Canadian Loan Parties shall be obligated to comply with the foregoing procedures only after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent to the Lead Borrower and the applicable Blocked Account Bank).

(d) The Concentration Accounts shall at all times be under the sole dominion and control of the Administrative Agent or the Australian Security Trustee, as the case may be. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Accounts, unless the Administrative Agent, in its discretion, agrees to permit collected funds in such Concentration Account to be disbursed to, or for the account of, the applicable Loan Parties, (ii) the funds on deposit in each Concentration Account maintained for the account of the Domestic Loan Parties shall at all times be collateral security for the Secured Obligations (as defined in the Security Agreement), (iii) the funds on deposit in each Foreign Concentration Account shall at all times be collateral security for all of the Foreign Liabilities and (iv) the funds on deposit in the

Concentration Accounts shall be applied as provided in Section 2.05 or Section 8.03 of this Agreement, as applicable. With respect to the Australian Facility and the Japanese Facility and cash receipts and collections of any Australian Loan Party and any Japanese Loan Party, the Administrative Agent shall furnish the applicable Foreign Borrower with three (3) Business Days’ notice prior to such application (unless a Specified Event of Default then exists, in which case no such notice shall be required).

(e) In the event that, notwithstanding the provisions of this Section 6.14, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections (other than the minimum balances for all DDAs to the extent permitted under this Section 6.14, Cash Equivalents being held in accordance with the terms of the proviso at the end of the definition of “Permitted Investments” and cash maintained in the cash registers in the Stores in the normal course of business and consistent with past practices), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent or the Australian Security Trustee, as applicable, and shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the applicable Concentration Account, or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent or the Australian Security Trustee, as applicable; provided that the Domestic Loan Parties and the Canadian Loan Parties shall be obligated to comply with the provisions of this sentence only after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent to the Lead Borrower and the applicable Blocked Account Bank).

(f) Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account and each Japanese Depository Bank to ensure the proper transfer of funds as set forth above. So long as no Cash Dominion Event has occurred and is continuing, the Domestic Loan Parties and the Canadian Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts maintained by each of them. Any amounts held or received in any North American Concentration Account maintained for any Domestic Loan Party or Canadian Loan Party at any time when no Cash Dominion Event exists or while no Loans are outstanding (except as provided in Section 8.02) shall be promptly remitted to an account of the Lead Borrower or the Canadian Borrower, as applicable, or as the Lead Borrower or the Canadian Borrower may otherwise direct.

(g) Notwithstanding anything to the contrary herein contained, no Foreign Loan Party shall enter into any cash pooling arrangement.

6.15 Information Regarding the Collateral.

Furnish to the Administrative Agent at least fifteen (15) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), but only with respect to Canadian Loan Parties and Japanese Loan Parties and only if, (A) the Collateral at such new location is in excess of $250,000 and (B) as a result of such change, any further action is required for the Administrative Agent (and with respect to the security interest under the Japanese Security Documents, each of the Japanese Secured Parties), to have a valid, legal and perfected security interest in the Collateral at such changed or new location; (iii) any Loan Party’s organizational type or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, PPSA, Australian PPSA or otherwise that are required in order for the Administrative Agent or the Australian Security Trustee, as applicable (and with respect to the security interest under the Japanese Security Documents, each of the Japanese Secured Parties), to continue, following such change, to have a valid, legal and perfected security interest in the Collateral for its own benefit and the benefit of the other applicable Credit Parties (to the extent a security interest in such Collateral can be perfected by the filing of a financing statement under the UCC or a filing under the PPSA or a financing statement under the Australian PPSA or as required under applicable Laws of Japan).

6.16 Physical Inventories.

(a) Cause (i) a physical inventory to be undertaken for the Japanese Loan Parties and the Australian Loan Parties at least one time in each twelve month period, and (ii) cycle counts of the Inventory of the Loan Parties to be undertaken, at the expense of the Loan Parties, in each case, consistent with past practices, which physical inventories and cycle counts shall be conducted by a Loan Party or such other inventory takers as are reasonably satisfactory to the Co-Collateral Agents and shall follow such methodology as is consistent with the methodology used in the immediately preceding physical inventory or cycle count, as applicable, or as otherwise may be reasonably satisfactory to the Co-Collateral Agents. In the event that at any time Aggregate Availability is less than twenty-five percent (25%) of the Aggregate Total Commitments, any Agent may require that a physical inventory or a cycle count be undertaken, at the expense of the Loan Parties, in the manner described above; provided that the Co-Collateral Agents may require only one such physical inventory or cycle count during any twelve month period. The Co-Collateral Agents, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical inventory or cycle count of Inventory which is undertaken on behalf of any Loan Party. At the request of the Administrative Agent, the Lead Borrower shall, as soon as reasonably practicable, provide the Administrative Agent with a summary of the results of any such physical inventory or cycle count.

(b) Any Agent (after consultation with the Administrative Agent), in its discretion, if any Event of Default exists, may cause additional physical inventories or cycle counts of the Loan Parties to be taken as such Agent determines (each, at the expense of the Loan Parties).

6.17 Environmental Laws.

(a) Conduct, and cause each Subsidiary to conduct, its operations in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew, and cause each Subsidiary to obtain and renew, all Environmental Permits required for its operations, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) implement, and cause each Subsidiary to implement, any and all investigation, remediation, removal and response actions that are required under applicable Environmental Laws to prevent the release of any Hazardous Materials on, at, or from any of its Real Estate; provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, cleanup, removal, remedial or other action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP or (ii) failure to undertake any investigation, clean up, removal, remedial or other action would not reasonably be expected to have a Material Adverse Effect; and (d) promptly notify the Administrative Agent of: (i) any claim, proceeding or investigation in relation to any Environmental Law which is current, pending or threatened against a Loan Party, where such claim, proceeding or investigation could reasonably be expected to have a Material Adverse Effect; or (ii) any facts or circumstances that may result in any claim being commenced or threatened against a Loan Party where that claim could reasonably be expected to have a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to establishing or modifying Reserves in a manner permitted by this Agreement.

6.18 Further Assurances.

(a) Execute any and all further documents, financing statements, filings, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, amendments to financing statements or other documents under the UCC, the PPSA, the Australian PPSA or any other similar legislation), that may be required under any applicable Law, or which any Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties and to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement.

(b) If any material personal property assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof (in the case of Intellectual Property, solely with respect to Intellectual Property which is the subject of a registration or application with the PTO, Copyright Office, CIPO or other applicable Governmental Authority and within the time frames set forth in Schedule 6.02), and the Loan Parties will cause such assets to be subjected to a perfected Lien securing the Secured Obligations (as defined in the Security Agreement) of the Domestic Loan Parties (in the case of a Domestic Loan Party) or the Foreign Liabilities (in the case of a Foreign Loan Party), as applicable, and will take such actions as shall be necessary (including updating all registrations pursuant to the Japanese Security Documents to the extent required in respect of new types of Inventory and new types of goods sold creating any Accounts) or shall be requested by any Agent to grant and perfect such Liens, in each case to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement, including actions described in paragraph (a) of this Section 6.18, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.18(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.18(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) If, after the Effective Date, any Loan Party acquires a fee interest in real property located in the United States with a fair market value of $5.0 million or more (other than to the extent such real property was financed through the incurrence of any Indebtedness permitted by Section 7.03), such Loan Party shall notify the Administrative Agent and, if requested by any Agent, take such actions and execute such documents as any Agent shall reasonably require to create a mortgage Lien on such real property.

6.19 Maintenance of New York Process Agent. In the case of a Foreign Loan Party, maintain in New York, New York or at such other location in the United States as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process.

6.20 Material Contracts. In each case, exclusive of the Term Loan Documents or any other Material Contract relating to Material Indebtedness, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (other than expirations pursuant to the terms thereof and any replacements thereof), and enforce each such Material Contract in accordance with its terms.

6.21 Canadian Pension Benefit Plans. Each Canadian Loan Party shall cause each of its Canadian Pension Plans to be duly qualified and administered in all respects in compliance with, as applicable, the Supplemental Pension Plans Act (Quebec) and the Pension Benefits Act (Ontario) and all other applicable laws (including regulations, orders and directives), and the terms of the Canadian Pension Plans and any agreements relating thereto. Each Canadian Loan Party shall ensure:

(a) it has no unfunded, solvency, or deficiency on windup liability and no accumulated funding deficiency (whether or not waived), or any amount of unfunded benefit liabilities in respect of any Canadian Pension Plan, including any Canadian Pension Plan to be established and administered by it or them;

(b) all amounts required to be paid by it or them are paid when due;

(c) no liability upon it or them or Lien on any of its or their asset property arises or exists in respect of any Canadian Pension Plan;

(d) it makes all required contributions to any Canadian Pension Plan when due;

(e) it does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Canadian Pension Plan that could reasonably be expected to result in liability; and

(f) it does not maintain, contribute or have any liability with respect to a Canadian Pension Plan which provides benefits on a defined benefit basis.

6.22 Compliance with Terms of Leaseholds.

Except in each case as would not reasonably be expected to have a Material Adverse Effect, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party is a party, (b) keep such Leases in full force and effect, (c) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, and (d) cause each of its Subsidiaries to do the foregoing. Notify the Administrative Agent of any default by any Loan Party with respect to any Leases to which such Loan Party is a party if such default would reasonably be expected to have a Material Adverse Effect and cooperate with the Administrative Agent in all respects to cure any such default.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations for which a claim has not then been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any applicable Subsidiary to, directly or indirectly:

7.01 Liens; Retention of Title, Constructive Transfers .

(a) Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file (or authorize the filing) under the UCC, the PPSA, the Australian PPSA or any similar Law or statute of any jurisdiction a financing statement or similar document that names any Loan Party or any Americas/Foreign Subsidiary as debtor; or sign or authorize any security agreement authorizing any Person thereunder to file such financing statement or similar document other than, as to all of the above, Permitted Encumbrances.

(b) Permit, in the case of any Australian Loan Party or any Japanese Loan Party, any retention of title or conditional sale arrangements with respect to any trade supply contract with respect to Inventory permitted under clauses (y) and (z) of the definition of Permitted Encumbrances, unless the applicable Loan Party shall have furnished written notice to the Administrative Agent pursuant to Section 6.03(l) and an Availability Reserve in an amount equal to the balance of the purchase price due to such vendor has been established in the applicable Borrowing Base. In connection with the foregoing, the Loan Parties acknowledge that any Agent may undertake an updated PPSR search with respect to the Australian Loan Parties no more often than once in any three month period, at the Australian Loan Parties’ expense.

7.02 Investments. Make any Investments, except Permitted Investments. For purposes of Section 7.02, notwithstanding anything contrary set forth herein, (i) in the event the Parent or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other property (the “Invested Amount”) for purposes of permitting the Parent or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in any Subsidiary or any Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 7.02, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person; and (ii) if an Investment is denominated in a foreign currency, no fluctuation in currency shall result in a breach of any covenant in this Section 7.02.

7.03 Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness. The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 7.03 will not constitute an incurrence of Indebtedness. In the event that any item of Indebtedness meets more than one of the categories set forth in the definition of “Permitted Indebtedness”, the Lead Borrower may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Alternative Currency Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness allocated to any such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased does not exceed the principal amount permitted under the definition of Permitted Amendment/Refinancing.

7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to, or immediately after giving effect to, any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge, amalgamate or consolidate with or into (i) a Loan Party, provided that a Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any direct Subsidiary of a Loan Party that is a Wholly Owned Subsidiary but is not a Loan Party is merging or amalgamating under this clause (ii) with another Subsidiary (other than a European Subsidiary), a Wholly Owned Subsidiary shall be the continuing or surviving Person;

(b) any Loan Party or any Subsidiary which is a Loan Party may merge, amalgamate, or consolidate with or into any other Subsidiary which is a Loan Party, provided that in any merger, amalgamation or consolidation involving a Borrowing Base Party, a Borrowing Base Party shall be the continuing or surviving Person;

(c) in connection with a Permitted Investment, any Loan Party or any Subsidiary may merge, amalgamate with or into or consolidate with any other Person or permit any other Person to merge, amalgamate with or into or consolidate with it; provided that in any merger, amalgamation or consolidation involving a Loan Party, a Loan Party is the surviving Person;

(d) (i) any Loan Party or any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party; and (ii) any Subsidiary which is not a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary which is not a Loan Party;

(e) (i) any Guarantor (subject to compliance with Section 6.15, as applicable) or any Subsidiary which is not a Loan Party may liquidate or dissolve or change its legal form if the Parent determines in good faith that such action is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders; and (ii) subject to compliance with Section 6.15, as applicable, any Borrower may change its legal form if the Parent determines in good faith that such action is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders; and

(f) a merger, dissolution, amalgamation or consolidation, the purpose of which is to effect a Permitted Disposition, shall be permitted.

7.05 Dispositions. Make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than any Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Loan Party and each Subsidiary may make Restricted Payments to any Loan Party (and in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Parent and any other Loan Party and to each other owner of Equity Interests of such Subsidiary based upon their relative ownership interests of the relevant class of Equity Interests);

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03);

(c) each Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party (and in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to such other Subsidiary and to each other owner of Equity Interests of such Subsidiary based upon their relative ownership interests of the relevant class of Equity Interests);

(d) the Parent may pay for and otherwise effect the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent by any employee, director or officer of the Parent or any of its Subsidiaries pursuant to any equity plan, stock option plan or any other benefit plan or any agreement with any employee, director or officer of the Parent or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (d) shall not exceed $1,000,000 in any calendar year;

(e) any Loan Party and each Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(f) any Foreign Subsidiary may make Restricted Payments to any direct or indirect Subsidiary of the Parent so long as an amount equal to such Restricted Payments made by such Foreign Subsidiary is transferred to a Domestic Loan Party substantially concurrently with such Restricted Payment; and

(g) if the Payment Conditions are satisfied, the Loan Parties and each Subsidiary may make Restricted Payments in addition to those set forth in clauses (a) through (f) above.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Permitted Indebtedness (other than (i) the Obligations, (ii) Indebtedness between non-Loan Parties, (iii) Indebtedness owed by a non-Loan Party to a Loan Party, and (iv) Indebtedness between Loan Parties), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Event of Default then exists or would arise therefrom, regularly scheduled or mandatory repayments, repurchases, redemptions, defeasances or other satisfaction of Permitted Indebtedness (other than Subordinated Indebtedness), (b) as long as no Event of Default has occurred and is continuing, voluntary prepayments, redemptions, repurchases, defeasances or other satisfaction of Permitted Indebtedness (but excluding any payment in violation of the subordination terms of any Subordinated Indebtedness) (i) in an amount less than $10,000,000 in the aggregate during the Availability Period as long as the Availability Condition is satisfied, or (ii) constituting intercompany Indebtedness owing by a Loan Party to any Subsidiary that is not a Loan Party, (c) as long as no Event of Default then exists, repayments and prepayments of Subordinated Indebtedness in accordance with the subordination terms thereof, (d) voluntary prepayments, repurchases, redemptions, defeasances or other satisfaction of Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness (other than Subordinated Indebtedness between the Loan Parties)) as long as the Payment Conditions are satisfied, and (e) any Permitted Amendment/Refinancings of any Indebtedness, and (f) the Loan Parties may prepay the principal amount outstanding under the Term Loan Credit Agreement (together with accrued interest thereon), regardless of whether the Payment Conditions have been satisfied; provided that at the time of determination with respect to any such prepayment of the Indebtedness under the Term Loan Credit Agreement pursuant to this clause (f), (i) no Default or Event of Default then exists or would arise as a result of the making of any such payment and (ii) the Availability Condition is satisfied and evidence thereof reasonably satisfactory to the Agents has been delivered to the Administrative Agent.

7.08 Change in Nature of Business. Engage in any line of business substantially different from the lines of business conducted by such Loan Parties and their Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties not prohibited hereunder; (b) transactions not otherwise prohibited hereunder between or among the Parent or any Subsidiary or Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction; (c) Restricted Payments permitted under Section 7.06; (d) the transactions occurring on the Effective Date and the payment of fees and expenses related thereto; (e) the issuance of Equity Interests to any officer, director, employee or consultant of the Parent or any of its Subsidiaries; (f) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement; (g) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Subsidiaries; (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans of the Parent or any of its Subsidiaries; (i) any transfers by or among any Affiliates to pay tax liabilities, or (j) transactions pursuant to and in connection with the Term Loan Documents (including any Permitted Amendment/Refinancing thereof) or (k) Investments permitted pursuant to clauses (j), (k), (w) and (x) of the definition of “Permitted Investments”.

7.10 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than (w) this Agreement or any other Loan Document, (x) the Term Loan Documents, (y) the 6.875% Notes and the indenture governing such Indebtedness and the 8.875% Notes and the indenture governing such Indebtedness, or (z) any Permitted Amendment/Refinancing of the foregoing) that limits the ability (i) of any Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or (ii) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent and, as applicable, the Australian Security Trustee under the Loan Documents; provided, however, that none of the foregoing shall prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (B) customary anti-assignment provisions in contracts restricting the assignment thereof or in contracts for the Disposition of any assets or any Person, provided that the restrictions in any such contract shall apply only to the assets or Person that is to be Disposed of; (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease; (D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are not prohibited hereunder; (E) customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; (F) Contractual Obligations which (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Amendment/Refinancing of such Indebtedness so long as such Permitted Amendment/Refinancing does not expand the scope of such Contractual Obligation; (G) Contractual Obligations which are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary, (H) restrictions imposed by any agreement governing Indebtedness entered into after the Effective Date and permitted under Section 7.03, which are, taken as a whole, no more restrictive to the Parent or any Subsidiary than customary market terms for Indebtedness of such type and which will not affect the obligation or the ability of the Loan Parties to make payments, grant Liens or otherwise comply with the Loan Documents provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), or (I) any negative pledge, restriction on assignment, or any other limitations in any contracts or agreements relating to assets of the type included in any Borrowing Base or relating to any Agent’s rights to obtain, and the Loan Parties’ obligations to furnish, a Lien thereon.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension in a manner inconsistent with Section 6.12 or in any manner which violates Regulations T, U or X of the FRB.

7.12 Amendment of Material Documents.

Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract (other than any Loan Document) or Material Indebtedness (other than on account of any refinancing or Permitted Amendment/Refinancing otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect, or (c) the E-Commerce Agreement in a manner that adversely affects the Lien of the Administrative Agent on the Collateral held on consignment by GSI, or that is otherwise materially adverse to the Lenders (provided that the foregoing shall not limit the right of the Loan Parties to terminate the E-Commerce Agreement), without the prior written consent of the Agents (which consent shall not be unreasonably withheld or delayed).

7.13 Fiscal Year; Accounting Policies.

Change the Fiscal Year of any Loan Party or change any accounting policies which materially affect the calculation of the Cost of Eligible Inventory included in the Borrowing Base or the calculation of the Consolidated Fixed Charge Coverage Ratio, in each case, without the prior written consent of the Administrative Agent or as required by GAAP.

7.14 Deposit Accounts; Credit Card Processors.

(a) In the case of any Loan Party (other than the Japanese Loan Parties, as to which clause (b) below shall apply), open new Blocked Accounts or engage any new Credit Card Issuers or Credit Card Processors unless such Loan Party shall have delivered to the Administrative Agent or the Australian Security Trustee, as applicable, appropriate Blocked Account Agreements or Credit Card Notifications, as applicable, consistent with the provisions of Section 6.14 or otherwise reasonably satisfactory to the Agents.

(b) In the case of any Japanese Loan Party (i) open any new Blocked Accounts or other DDAs (other than with an existing Japanese Depository Bank) unless such Japanese Loan Party has provided the Administrative Agent with five (5) Business Days prior notice thereof (any such new depository with whom a new DDA is opened by any of the Japanese Loan Parties shall constitute a Japanese Depository Bank for all purposes of this Agreement and shall be subject to the provisions of Section 6.14 hereof) and has taken all such actions as may be required with respect to any such DDA pursuant to the Japanese Security Documents, or (ii) engage any new Credit Card Issuers or Credit Card Processors, or terminate, or permit the termination of, the appointment of JMS Co., Ltd. as its collection agent with respect to any Credit Card Processors or Credit Card Issuers for the account of the Japanese Loan Parties, or engage any new collection agent, unless such Japanese Loan Party has provided the Administrative Agent with five (5) Business Days’ prior written notice thereof and has delivered to the Administrative Agent copies of Credit Card Notifications, which have been executed on behalf of such Japanese Loan Party and delivered to the applicable Credit Card Processors, Credit Card Issuers and/or collection agent, in substantially the forms delivered by the Japanese Borrower on the Effective Date (or such other form as the Administrative Agent may reasonably request in light of the circumstances) and has taken all such actions as may be required with respect thereto pursuant to the Japanese Security Documents, and provided that, such Japanese Loan Party shall use commercially reasonable efforts to deliver to the Administrative Agent, within sixty (60) days following the date of each such Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, waivers and acknowledgments of the type described in Paragraph 6(d) or 7(b), as applicable, of Exhibit A to the Post-Closing Letter with respect to any such Credit Card Processors, Credit Card Issuers and/or collection agents.

7.15 Financial Covenant.

During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, for the Measurement Period ending most recently before the date on which such Covenant Compliance Event occurred, and for each Measurement Period ending at any time thereafter until the termination of such Covenant Compliance Event, to be less than 1.0:1.0.

7.16 Anti-Social Force.

Become an Anti-Social Force.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay when and as required to be paid herein, and in the currency required hereunder, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, which failure continues for three (3) Business Days, or (iii) any other amount payable hereunder or under any other Loan Document which failure continues for five (5) Business Days; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02 (exclusive of Section 6.02(f)), 6.03, 6.05(a)(as it relates to a Loan Party), 6.07, 6.11, 6.12, 6.13, 6.14, 6.15 or Article VII; or any

Loan Party fails to deliver any one or more of the financial and collateral reports described on Schedule 6.02 hereto, no later than the times set forth in such Schedule, and such failure continues for three (3) Business Days after notice thereof by the Administrative Agent to the Lead Borrower, or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Lead Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein or in any other Loan Document, shall be incorrect or misleading in any material respect (or in the case of any representation or warranty qualified by materiality, in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that any such failure is unremedied and is not waived by the holders of such Indebtedness; provided further that this clause (i)(B) shall not apply to (x) secured Indebtedness of a Loan Party or a Subsidiary that becomes due upon the sale or transfer by such Loan Party or Subsidiary of the property or assets securing such Indebtedness; or (y) scheduled payments, defeasances or redemptions of Indebtedness on the dates set forth in the instruments and agreements governing such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $15,000,000; provided that such failure is unremedied and is not waived by the applicable counterparty to such Swap Contract; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding or makes any filing under any Debtor Relief Law (or, with respect to the Australian Loan Parties, any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Australian Loan Party other than a solvent liquidation or reorganization of an Australian Subsidiary which is not a Loan Party), or makes a composition, an assignment or arrangement for the benefit of creditors; or applies for or consents to the appointment of any receiver, administrator, receiver and manager, Controller, interim receiver, trustee, monitor, custodian, conservator, liquidator (other than in respect of a solvent liquidation of a Subsidiary which is not a Loan Party), compulsory manager, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any administrator, receiver, interim receiver, receiver and manager, trustee, monitor, custodian, conservator, liquidator, rehabilitator compulsory manager or similar officer and such administrator, receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, compulsory manager or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days (other than with respect to the Australian Loan Parties, as to which the 45 calendar day period shall not apply and an Event of Default shall immediately arise); or any proceeding under any Debtor Relief Law relating to any such Loan Party or Subsidiary thereof or to all or any material part of its property is instituted without the consent of such Loan Party or Subsidiary and continues undismissed or unstayed for 45 calendar days (other than with respect to the Australian Loan Parties, as to which the 45 calendar day period shall not apply and an Event of Default shall immediately arise), or an order for relief is entered in any such proceeding; or

(g) Creditors’ Process. Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Australian Loan Party; or

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issuance or levy or (iii) any Loan Party is ordered by a clearinghouse to suspend transactions with banks and financial institutions; or

(i) Reserved; or

(j) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments for the payment of money in an aggregate amount (as to all such final judgments) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case such judgment is not, within 30 days after the entry thereof, satisfied, vacated, discharged or execution thereof stayed or bonded pending appeal, or such final judgment is not satisfied, vacated or discharged prior to the expiration of any such stay; or

(k) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect; or

(l) Canadian Pension Plan. Any event or condition shall occur or exist with respect to a Canadian Pension Plan that could reasonably be expected to subject any Canadian Loan Party to any tax, penalty or other liabilities under the Supplemental Pension Plans Act (Quebec) and the Pension Benefits Act (Ontario) or any other applicable Laws, or if a Canadian Loan Party is in default with respect to required payments to a Canadian Pension Plan or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, and which could reasonably be expected to result in a Material Adverse Effect; or

(m) Foreign Pension Plans; An event occurs with respect to a Pension Plan of the Australian Loan Parties or the Japanese Loan Parties which has resulted or could reasonably be expected to result in liability of any Australian Loan Party or Japanese Loan Party, as applicable, in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect, or

(n) Invalidity of Loan Documents. (i) Any provision of any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate, repudiate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any Subsidiary not to be, a valid and (to the extent required by the Security Documents and this Agreement) perfected Lien on any Collateral (other than an immaterial portion of the Collateral), with the priority required by the applicable Security Document; or

(o) Change of Control. There occurs any Change of Control; or

(p) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of the business of the Loan Parties, taken as a whole, in the ordinary course or liquidate all or a material portion of the assets of the Loan Parties, taken as a whole; or

(q) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral or any of the Japanese Loan Parties request a “fixing of the principal secured” (ganpon no kautei); or

(r) Reserved; or

(s) Indictment. The indictment against any Loan Party or any Subsidiary thereof, under any federal, state, provincial, territorial, municipal, foreign or other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and such indictment remains unquashed or undismissed for a period of ninety (90) days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material; or

(t) Guaranty. The termination, revocation or attempted termination or revocation by any Loan Party of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(u) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Domestic Borrowers Cash Collateralize the Domestic L/C Obligations (other than L/C Borrowings), and require that the Foreign Loan Parties Cash Collateralize the Foreign L/C Obligations (other than L/C Borrowings); and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations (other than L/C Borrowings) as aforesaid shall automatically become effective, in each case without further act of the Agents, the L/C Issuer, or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any Domestic Loan Party, from the liquidation of any Collateral of any Domestic Loan Party, or on account of the Obligations shall be applied by the Administrative Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities and the Foreign Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Co-Collateral Agents and amounts payable under Article III) payable to the Administrative Agent and the Co-Collateral Agents, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Domestic Lenders and the L/C Issuer (on account of Domestic Letters of Credit) (including fees, charges and disbursements of counsel to the respective Domestic Lenders and the L/C Issuer (on account of Domestic Letters of Credit) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Domestic Lenders, to payment to the Domestic Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Domestic Overadvances, ratably among the Domestic Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans made to the Domestic Borrowers have not been refinanced by a Committed Domestic Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans made to the Domestic Borrowers;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Domestic Loans, Domestic L/C Borrowings and other Obligations (other than the Foreign Liabilities), and fees (including Letter of Credit Fees, other than any fees due on account of any Canadian Letter of Credit), ratably among the Domestic Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans made to the Domestic Borrowers have not been refinanced by a Committed Domestic Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans made to the Domestic Borrowers;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Domestic Loans and Domestic L/C Borrowings, ratably among the Domestic Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of Domestic L/C Obligations comprised of the aggregate undrawn amount of Domestic Letters of Credit;

Ninth, subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders as cash collateral to payment of that portion of the Foreign Liabilities (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent, in its capacity as such;

Tenth, subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders and the L/C Issuer as cash collateral to payment of that portion of the Foreign Liabilities (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Foreign Lenders and the L/C Issuer (on account of Foreign Letters of Credit) (including fees, charges and disbursements of counsel to the respective Foreign Lenders and the L/C Issuer (on account of Foreign Letters of Credit) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Tenth payable to them;

Eleventh, to the extent not previously reimbursed by the Foreign Lenders and subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders as cash collateral to payment to the Foreign Lenders of that portion of the Foreign Liabilities constituting principal and accrued and unpaid interest on any Permitted Foreign Overadvances, ratably among the Foreign Lenders in proportion to the amounts described in this clause Eleventh payable to them;

Twelfth, to the extent that Swing Line Loans made to the Foreign Borrowers have not been refinanced by Committed Loans and subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders and the Swing Line Lender as cash collateral to payment to the Swing Line Lender of that portion of the Foreign Liabilities constituting accrued and unpaid interest on the Swing Line Loans made to the Foreign Borrowers;

Thirteenth, subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders and the L/C Issuer as cash collateral to payment of that portion of the Foreign Liabilities constituting accrued and unpaid interest on the Foreign Loans, Foreign L/C Borrowings and other Foreign Liabilities, and fees (including Letter of Credit Fees not paid pursuant to clause Fifth above), ratably among the Foreign Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Thirteenth payable to them;

Fourteenth, to the extent that Swing Line Loans made to the Foreign Borrowers have not been refinanced by Committed Loans and subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders and the Swing Line Lender as cash collateral to payment to the Swing Line Lender of that portion of the Foreign Liabilities constituting unpaid principal of the Swing Line Loans made to the Foreign Borrowers;

Fifteenth, subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders and the L/C Issuer as cash collateral to payment of that portion of the Foreign Liabilities constituting unpaid principal of the Foreign Loans and Foreign L/C Borrowings, ratably among the Foreign Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifteenth held by them;

Sixteenth, subject to Section 8.03(c), to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders and the L/C Issuer, to Cash Collateralize that portion of Foreign L/C Obligations comprised of the aggregate undrawn amount of Foreign Letters of Credit;

Seventeenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.04, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventeenth held by them;

Eighteenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighteenth held by them;

Nineteenth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Nineteenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Domestic Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Domestic Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Domestic Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any Foreign Loan Party, from the liquidation of any Collateral of any Foreign Loan Party, or on account of the Foreign Liabilities, shall be applied, subject to any applicable Laws to the contrary, by the Administrative Agent (or as directed by the Administrative Agent) against the Foreign Liabilities in the following order:

First, to payment of that portion of the Foreign Liabilities (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent, in its capacity as such;

Second, to payment of that portion of the Foreign Liabilities (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Foreign Lenders and the L/C Issuer (on account of Foreign Letters of Credit) (including fees, charges and disbursements of counsel to the respective Domestic Lenders and the L/C Issuer (on account of Foreign Letters of Credit) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Foreign Lenders, to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders as cash collateral to payment to the Foreign Lenders of that portion of the Foreign Liabilities constituting principal and accrued and unpaid interest on any Permitted Foreign Overadvances, ratably among the Foreign Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans made to the Foreign Borrowers have not been refinanced by a Committed Loan, to the Administrative Agent to be held by the Administrative Agent, for the ratable benefit of the Foreign Lenders as cash collateral to payment to the Swing Line Lender of that portion of the Foreign Liabilities constituting accrued and unpaid interest on the Swing Line Loans made to the Foreign Borrowers;

Fifth, to payment of that portion of the Foreign Liabilities constituting accrued and unpaid interest on the Foreign Loans, Foreign L/C Borrowings and other Foreign Liabilities, and fees (including Letter of Credit Fees due on account of Foreign Letters of Credit), ratably among the Foreign Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans made to the Foreign Borrowers have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Foreign Liabilities constituting unpaid principal of the Swing Line Loans made to the Foreign Borrowers;

Seventh, to payment of that portion of the Foreign Liabilities constituting unpaid principal of the Foreign Loans and Foreign L/C Borrowings, ratably among the Foreign Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of Foreign L/C Obligations comprised of the aggregate undrawn amount of Foreign Letters of Credit;

Ninth, to payment of all other Foreign Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Foreign Liabilities arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all other Foreign Liabilities arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after all of the Foreign Liabilities have been indefeasibly paid in full, to the Foreign Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Foreign Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Foreign Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Foreign Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Foreign Liabilities, if any, in the order set forth above.

Notwithstanding the foregoing, all amounts received from or on account of each Foreign Loan Party or its Collateral shall be first applied to the outstanding Loans and Letters of Credit of such Foreign Loan Party (i.e. proceeds from any Australian Loan Party shall be first applied to the Australian Liabilities, proceeds from any Canadian Loan Party shall first be applied to the Canadian Liabilities and proceeds from any Japanese Loan Party shall first be applied to the Japanese Liabilities, as applicable) prior to application to the Foreign Liabilities of any other Foreign Loan Party.

(c) Any amounts received by the Administrative Agent pursuant to clauses Ninth through Sixteenth of Section 8.03(a) shall be held as cash collateral for the applicable Foreign Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the Foreign Loan Parties to secure the Foreign Liabilities, or (ii) such date that the Administrative Agent shall otherwise determine.

(d) Notwithstanding anything contained in this Section 8.03, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor but appropriate adjustments shall be made with respect to payments from the other Loan Parties to preserve the allocation of the Obligations otherwise set forth above in this Section 8.03.

8.04 Waivers By Loan Parties

Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, and hereby ratifies and confirms whatever the Administrative Agent may do in this regard, (b) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Administrative Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

ARTICLE IX

AGENTS AND LENDERS

9.01 Appointment and Authority.

(a) Each of the Domestic Lenders and the L/C Issuer (with respect to Domestic Letters of Credit) hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are for the benefit of the Agents, the Domestic Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.07).

(b) Each of the Foreign Lenders and the L/C Issuer (with respect to Foreign Letters of Credit) hereby irrevocably appoints Bank of America acting through its branches and Affiliates to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are for the benefit of the Administrative Agent, the Foreign Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.07).

(c) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(d) Without limiting the generality of the foregoing Section 9.01(b), for the purposes of creating a solidarité active in accordance with article 1541 of the Civil Code of Québec between each Credit Party that is owed any Canadian Liabilities, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Canadian Loan Party and each such Credit Party acknowledge and agree with the Administrative Agent that such Credit Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of the Canadian Loan Parties in respect of all Canadian Liabilities, present and future, owed by any Canadian Loan Party to each such Credit Party and the Administrative Agent (collectively, for the purposes of this paragraph, the “solidary claim”). Accordingly, but subject (for the avoidance of doubt) to article 1542 of the Civil Code of Québec, the Canadian Loan Parties are irrevocably bound towards the Administrative Agent and each such Credit Party in respect of the entire solidary claim of the Administrative Agent and such Credit Party. As a result of the foregoing, the Canadian Loan Parties confirm and agree that subject to Section 9.01(b), above, the rights of the Administrative Agent and each of the Credit Parties who are owed

Canadian Liabilities from time to time a party to this Agreement or any of the other Loan Documents by way of assignment or otherwise are solidary and, as regards the Canadian Liabilities owing from time to time to each such Credit Party, each of the Administrative Agent and such Credit Party is entitled, when permitted pursuant to Section 8.01, to: (i) demand payment of all outstanding amounts from time to time in respect of the Canadian Liabilities; (ii) exact the whole performance of such Canadian Liabilities from the Canadian Loan Parties; (iii) benefit from the Administrative Agent’s Liens in the Collateral in respect of such Canadian Liabilities; (iv) give a full acquittance of such Canadian Liabilities (each Credit Party that is owed Canadian Liabilities hereby agreeing to be bound by any such acquittance); and (v) exercise all rights and recourses under the Loan Documents with respect to those Canadian Liabilities. The Canadian Liabilities of the Canadian Loan Parties will be secured by the Administrative Agent’s Liens in the Collateral and the Administrative Agent and the Credit Parties who are owed Canadian Liabilities will have a solidary interest therein.

(e) Each of the Lenders (in its capacities as a Lender), the Swing Line Lender and the L/C Issuer hereby authorizes the Administrative Agent, to the extent permitted by applicable Law, to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

9.02 Appointment of Australian Security Trustee by Foreign Credit Parties.

(a) The Australian Security Trustee is (a) appointed by the other Foreign Credit Parties to act as the Australian Security Trustee for the purpose of the Loan Documents; and (b) irrevocably authorized to enter into the Loan Documents in its capacity as Australian Security Trustee and to take the action and to exercise the rights that are expressly or by implication delegated to the Australian Security Trustee by a Loan Document and any other action or rights that are reasonably incidental.

(b) A Foreign Lender must not assign, encumber, declare a trust over or otherwise deal with any of its rights or novate any of its rights and obligations under any of the Loan Documents to any person other than as permitted by this Agreement and the other Loan Documents.

(c) A Foreign Credit Party must promptly notify the Administrative Agent of any assignment, encumbrance, declaration of trust over or other dealing with or novation of that Foreign Credit Party’s rights, benefits or obligations under any Loan Document.

(d) If at any time the Australian Security Trustee receives money under a Loan Document that is available for distribution, whether or not it represents the proceeds of recovery action taken under any Loan Document, then the Australian Security Trustee must, subject to any applicable Law to the contrary including section 140 of the Australian PPS Law, distribute that money in accordance with this Agreement.

(e) Money referred to in Section 9.02(d) above includes money that is received by the Australian Security Trustee before enforcement proceedings are commenced under a Loan Document in relation to any Collateral but which has not been distributed by that time.

(f) Subject to a contrary decision by the Administrative Agent (acting on the instructions of the relevant Required Lenders), the money referred to in Section 9.02(d) does not constitute recovered money (being the aggregate amount received in accordance with Section 8.03 that has not been distributed under this Agreement) if the money is deposited in an interest bearing suspense account under a Loan Document.

(g) The Australian Security Trustee must: (i) promptly send to each Foreign Credit Party details of each communication and document received by it from the Administrative Agent or an Australian Lender in connection with the Loan Documents, unless the details are of a purely routine or administrative nature; (ii) subject to the other provisions of this Agreement, act in accordance with any instructions from the Administrative Agent (acting on the instructions of the Required Lenders) or, if so instructed by the Administrative Agent, refrain from exercising rights vested in it under the Loan Documents; and (iii) promptly notify the Administrative Agent of any Event of Default of which the Australian Security Trustee, acting in its capacity as Australian Security Trustee, acquires actual knowledge and of which the Administrative Agent does not have actual knowledge.

(h) Subject to the other provisions of this Section 9.02 and except in relation to amounts due to the Australian Security Trustee in its own right, the Australian Security Trustee agrees to act in accordance with the instructions of the Administrative Agent (acting on the instructions of the relevant Required Lenders) in exercising its rights under the Loan Documents.

(i) The Australian Security Trustee in its capacity as Australian Security Trustee must not, without the prior written instructions of the Administrative Agent, (i) exercise rights delegated to or conferred on it under the Loan Documents; or (ii) waive any breach of or otherwise excuse performance of any obligation of any Australian Loan Party under any Loan Document.

(j) Any instruction given to or action taken by the Australian Security Trustee in accordance with this Agreement or any other Loan Document is binding on all Foreign Credit Parties and each Foreign Credit Party authorizes the Australian Security Trustee to give any consent and do any other matter or thing necessary or appropriate to give effect to the instruction.

(k) The instructions referred to in this Section 9.02(k) (and any other provisions in this Section 9.02 requiring the Administrative Agent to seek or act in accordance with the Required Lenders’ consent, authority or instructions) are deemed to be given in accordance with this Agreement, if the Administrative Agent communicates such consent, authority or instructions to the Australian Security Trustee and states that the consent, authority or instructions were given or obtained in accordance with this Agreement. In such event, the Australian Security Trustee need not enquire whether the Required Lenders have given the requisite consent, authority or instructions to the Administrative Agent.

(l) If (in the reasonable opinion of the Administrative Agent) the Australian Security Trustee fails to act in accordance with any instructions given to it under this Agreement (and within a time deemed reasonable by the Administrative Agent), each Foreign Credit Party has a right to exercise the rights of the Australian Security Trustee to enable that instruction to be effected.

(m) The Australian Security Trustee may (i) perform any of its duties, obligations and responsibilities under the Loan Documents by or through its agents and representatives; (ii) refrain from exercising any rights vested in it under the Loan Documents until it has received instructions from the Administrative Agent (acting on the instructions of the Required Lenders), as to whether (and, if it is to be exercised, the way in which) that right is to be exercised and in all cases will not incur any liability when (a) acting in accordance with those instructions or (b) refraining from acting, either in accordance with those instructions or in the absence of those instructions; (iii) refrain from doing anything that would or might in its opinion be contrary to any applicable Law or directive or otherwise render it liable to any Person and may do anything which is, in its opinion, necessary to comply with any applicable Law or directive; (iv) refrain from taking any step (or further step) to protect or enforce the rights of any Foreign Credit Party under the Loan Documents until it has been indemnified or secured to its reasonable satisfaction against any and all claims which it would or might sustain or incur as a result; (v) hold any of the Loan Documents and any other related documents with any financial institution or reputable Person whose business includes undertaking the safe custody of documents or any lawyer or firm of lawyers selected by the Australian Security Trustee, and the Australian Security Trustee is not responsible for any claims incurred in connection with the deposit of those documents and may pay all sums required to be paid on account or in respect of any deposit of those documents; (vi) in the conduct of any trust, instead of acting personally, employ and pay an agent, being a lawyer, or other professional person, to transact or conduct, or concur in doing all acts required to be done by the Australian Security Trustee (including the receipt and payment of money); and (viii) appoint further or additional trustees for the purpose of giving valid receipts without being liable for the actions of those trustees.

(n) The Australian Security Trustee may at any time request (through the Administrative Agent or directly) a Foreign Credit Party to provide a statement setting out (i) as at the date of the statement or any other relevant date specified by the Australian Security Trustee, the Foreign Liabilities owing to such Foreign Credit Party; (ii) any other information (including documents) that the Australian Security Trustee may reasonably require in relation to the details and calculations of the amounts under this Section 9.02(n); (iii) if the Australian Security Trustee requests a Foreign Credit Party to provide a statement under this Section 9.02(n), the Foreign Credit Party must provide that statement within a reasonable time; (iv) the

Australian Security Trustee, as between itself and the other Foreign Credit Parties, may rely on the statement referred to in this Section 9.02(n) as conclusive evidence of its contents, unless (A) the contrary is proved, or (B) the Australian Security Trustee determines it is not reasonably satisfied as to the correctness of those amounts.

(o) If the Australian Security Trustee, in its sole discretion, considers that delegation is desirable in assisting the Australian Security Trustee to perform its functions under the Loan Documents, the Australian Security Trustee may delegate to any person or fluctuating body of persons all or any of the duties, trusts, powers, authorities and discretions vested in the Australian Security Trustee under or in connection with the Loan Documents; and (ii) any delegation under this Section 9.02(o) may be (a) by power of attorney or in any other manner as the Australian Security Trustee may think fit; and (b) made on the terms and conditions (including power to sub delegate) as the Australian Security Trustee may think fit (but the terms and conditions must not be inconsistent with any of the provision of the Loan Documents).

(p) The Australian Security Trustee may (i) rely on any communication or document believed by it to be genuine; (ii) rely, as to any matter of fact that might reasonably be expected to be within the knowledge of a Loan Party, on a statement by or on their behalf; (iii) obtain and pay for legal or other expert advice or services that may to it seem necessary or desirable and rely on that advice; (iv) retain for its own benefit, and without liability to account, any fee or other sum receivable by it for its own account; and (v) accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to the Loan Documents and any Affiliates of any party (and, in each case, may do so without liability to account).

(q) The Australian Security Trustee, in its capacity as a Foreign Credit Party (if applicable), has the same rights under this document as any other Foreign Credit Party and may exercise those rights as if it were not acting as Australian Security Trustee.

(r) The Australian Security Trustee is not (i) responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in the Loan Documents or any notice or other document delivered under or referred to in the Loan Documents; (ii) responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of the Loan Documents; (iii) required to (a) take any action with respect to the Australian PPS Law, other than as directed by the Administrative Agent; or (b) monitor the Australia PPSA Law or the implementation of it; (c) obliged to enquire as to the occurrence or continuation of an Event of Default or Default; (d) under any obligations other than those for which express provision is made in a Loan Document to which it is a party; (e) liable for anything done or not done by it under or in connection with the Loan Documents except in the case of fraud, gross negligence or willful misconduct by the Australian Security Trustee or any of its agents or representatives, as determined by a final and non-appealable judgment of a court of competent jurisdiction; or (f) liable for anything done or not done by any receiver or manager under or in connection with the Collateral.

(s) This Agreement and the other Loan Documents only bind the Australian Security Trustee in its capacity as Australian Security Trustee and any obligation of the Australian Security Trustee under this Agreement or the other Loan Documents applies to the Australian Security Trustee in its capacity as Australian Security Trustee.

(t) No Person to whom the Australian Security Trustee is liable under this Agreement or any other Loan Document is entitled to have recourse in satisfaction of such liability to any assets held by the Australian Security Trustee in its personal capacity or in its capacity as trustee of any trust other than the trust established under and pursuant to the Security Trust Deed and clause (9) (Limitation of Liability) of the Security Trust Deed applies to this Agreement mutatis mutandis as if set forth in full herein. The Australian Security Trustee is not liable for any act (or omission) if it acts (or refrains from acting) in accordance with the instructions of Administrative Agent.

(u) Neither the Australian Security Trustee nor any of its directors, officers, employees, agents, attorneys or Affiliates is responsible or liable to any person (i) because a Loan Party does not perform its obligations under the Loan Documents; (ii) for the financial condition of the Loan Parties; (iii) because any statement, representation or warranty in a Loan Document given by a party other than the Australian Security Trustee is incorrect or misleading; (iv) for the effectiveness, genuineness, validity, admissibility in evidence or sufficiency of the Loan Documents or any document signed or delivered in connection with the Loan Documents; (v) for the enforceability of the Loan Documents or any other document signed or delivered in connection with the Loan Documents against any person (other than the Australian Security Trustee); (vi) for any loss or damage occurring as a result of it exercising, failing to exercise or purporting to exercise any right or power under this Agreement or other Loan Documents; (vii) subject to this Agreement; (viii) for the default, negligence or fault of any directors, officers, employees, agents, delegates, attorneys or Affiliates of the Australian Security Trustee; (ix) for any mistake or omission made by it or any directors, officers, employees, agents, delegates, attorneys or Affiliates of the Australian Security Trustee; (x) for any other matter or thing done, or not done, in relation to the Loan Documents; (xi) for any absence of, or defect in title or for its inability to exercise any of its powers under the Loan Documents; (xii) for any failure by a Loan Party to perform its obligations under any Loan Document; (xiii) for acting in accordance with the provisions of any Loan Document to which it is a party; or (xiv) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any certificate or document given under any of them; except to the extent that the act or omission amounts to fraud, gross negligence or willful misconduct by the Australian Security Trustee or any directors, officers, employees, agents, delegates, attorneys or Affiliates of the Australian Security Trustee or a gross or willful breach by it of its obligations under this Agreement, as determined by a final and non-appealable judgment of a court of competent jurisdiction. Without limiting this Section 9.02(u) or the terms of the Security Trust Deed, the Australian Security Trustee is not responsible or liable to any Person for anything done or not done in connection with this Agreement and the Security Trust Deed by the Australian Security Trustee or its directors, officers, employees, agents, attorneys or Affiliates except to the extent that the act or omission amounts to fraud, gross negligence or willful misconduct by the Australian Security Trustee or a gross or willful breach by it of its obligations under this Agreement and the Security Trust Deed, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(v) The Australian Security Trustee (i) subject to the appointment of a successor may, and must if the Administrative Agent requires, retire at any time from its position as Australian Security Trustee under the Loan Documents without assigning any reason, and (ii) must give notice of its intention to retire by giving to the other Foreign Credit Parties not less than 30 days’ nor more than 60 days’ notice.

(w) The Administrative Agent may appoint a successor to the Australian Security Trustee, during the period of notice in Section 9.02(v). If no successor is appointed by the Administrative Agent, the Australian Security Trustee (after consulting with Administrative Agent) may appoint its successor. The Foreign Credit Parties shall promptly enter into any agreements that the successor may reasonably require to effect its appointment.

(x) From the date that the appointment of the successor is effected under Section 9.02(w) above, the retiring Australian Security Trustee must be discharged from any further obligations under the Loan Documents as Australian Security Trustee, and the successor to the Australian Security Trustee and each of the other Foreign Credit Parties have the same rights and obligations between themselves as they would have had if the successor had been a party to those Loan Documents.

(y) To the extent that the Loan Parties do not do so on demand or are not obliged to do so, each Foreign Credit Party must on demand indemnify the Australian Security Trustee against any claims sustained or incurred by the Australian Security Trustee in (i) complying with any instructions from the Administrative Agent or the Foreign Credit Parties; (ii) otherwise sustained or incurred by it in connection with the Loan Documents or its duties, obligations and responsibilities under the Loan Documents; or (iii) as a result of appointing a receiver or manager under any of the Collateral, except to the extent that the claim is sustained or incurred as a result of the fraud, gross negligence or willful misconduct of the Australian Security Trustee or any of its representatives, as determined by a final and non-appealable judgment of a court of competent jurisdiction. When there are no Foreign Liabilities (including, anything that is reasonably foreseeable as falling within the definition of Foreign Liabilities) in relation to any Foreign Credit Party and the relevant Foreign Credit Party is not committed or obliged to make advances or provide any other financial accommodation to the Loan Parties, the relevant Foreign Credit Party ceases to be a Foreign Credit Party on notice in writing to that effect from the Administrative Agent and the Australian Security Trustee.

9.03 Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent, Australian Security Trustee or the Co-Collateral Agents and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent, Australian Security Trustee or the Co-Collateral Agents hereunder in its individual capacity. Such Person and its Lender Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent, Australian Security Trustee or the Co-Collateral Agents hereunder and without any duty to account therefor to the Lenders.

9.04 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Co-Collateral Agents, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Co-Collateral Agents or any of its Lender Affiliates in any capacity.

No Agent shall be liable to any Credit Party for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or the L/C Issuer. In the event that any Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Agents and Lenders. Upon the occurrence of an Event of Default, the

Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Credit Parties. In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.05 Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.06 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07 Resignation of Agents. Any Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which, in the case of any Agent (other than the Australian Security Trustee), shall be a bank with an office in the United States, or a Lender Affiliate of any such bank with an office in the United States and shall, unless an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent, as applicable, meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Person on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) in the event of resignation of the Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.07. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.07). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as Security Trustee, Co-Collateral Agent, L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Security Trustee, Co-Collateral Agent, L/C Issuer and Swing Line Lender, (b) the retiring Security Trustee, Co-Collateral Agent, L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08 Non-Reliance on Agents and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.13, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.09 No Other Duties, Etc. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, no Person who is or becomes an Arranger, a Bookrunner or a Syndication Agent shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Administrative Agent and such Credit Parties under Sections 2.03(h), 2.03(i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver and manager, Controller, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment, compromise or composition or proposal affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.11 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agents, and the Agents hereby agree:

(a) to release any Lien on any property granted to or held by the Administrative Agent or the Australian Security Trustee, as applicable (and with respect to the Lien under the Japanese Security Documents, each of the Japanese Secured Parties) under any Loan Document (i) upon termination of the Aggregate Total Commitments and Payment in Full (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit, (ii) solely with respect to any Lien on any property of any of the Australian Loan Parties, upon termination of the Australian Commitments pursuant to Section 2.06 and Payment in Full of all Australian Liabilities (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all applicable Australian Letters of Credit, (iii) solely with respect to any Lien on any property of any of the Japanese Loan Parties, upon termination of the Japanese Commitments pursuant to Section 2.06 and Payment in Full of all Japanese Liabilities (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all applicable Japanese Letters of Credit, (iv) solely with respect to any Lien on any property of any of the Canadian Loan Parties, upon termination of the Canadian Commitments pursuant to Section 2.06 and Payment in Full of all Canadian Liabilities (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all applicable Canadian Letters of Credit, (v) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.01;

(b) to release any Lien on Collateral not constituting ABL Priority Collateral (as defined in the Intercreditor Agreement) upon repayment in full of the Term Loan with a portion of the proceeds of unsecured Indebtedness (x) incurred under clause (k) of the definition of “Permitted Indebtedness” or (y) constituting a Permitted Amendment/Refinancing of the Term Loan, in each case, to the extent that the Administrative Agent reasonably determines that such release of its Lien is necessary in order to consummate such incurrence; provided that if any

Liens are thereafter granted by any Domestic Loan Party to secure such Indebtedness incurred under such clause (k) (or any Permitted Amendment/Refinancing thereof), an Event of Default shall arise (without notice or grace) (i) if such Lien is not a Permitted Encumbrance, or (ii) if such Lien is a Permitted Encumbrance, unless the Administrative Agent obtains a Lien on the same property of such Domestic Loan Party (to the extent not then subject to a Lien in favor of the Administrative Agent) and the holders of such Indebtedness (or an agent or representative thereof) have entered into an intercreditor agreement with the Administrative Agent containing terms that are at least as favorable to the Credit Parties as those contained in the Intercreditor Agreement or otherwise on terms reasonably satisfactory to the Administrative Agent;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Australian Security Trustee, as applicable (and with respect to the Lien under the Japanese Security Documents, each of the Japanese Secured Parties) under any Loan Document to the holder of any Lien on such property that is permitted by clauses (h) or (x) of the definition of Permitted Encumbrances;

(d) to release any Loan Party from its obligations under any Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(e) to release (i) the Australian Loan Parties upon termination of the Australian Commitments pursuant to Section 2.06 and Payment in Full of all Australian Liabilities (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all applicable Australian Letters of Credit, (ii) the Japanese Loan Parties upon termination of the Japanese Commitments pursuant to Section 2.06 and Payment in Full of all Japanese Liabilities (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all applicable Japanese Letters of Credit, and (iii) the Canadian Loan Parties upon termination of the Canadian Commitments pursuant to Section 2.06 and Payment in Full of all Canadian Liabilities (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all applicable Canadian Letters of Credit.

Upon request by any Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and Lien granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12 Notice of Transfer.

The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans and Commitments for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.13 Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements, notices or other written communications required to be delivered by any Loan Party hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”) and the Administrative Agent hereby agrees to honor each such request;

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.14 Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the applicable Credit Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA, the Australian PPSA or any other applicable Law of the United States, Canada or Australia can be perfected only by possession or control. Should any Credit Party (other than the Agents) obtain possession or control of any such Collateral, such Credit Party shall notify the Agents thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or the Australian Security Trustee, as applicable, or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions or the Australian Security Trustee’s instructions, as applicable.

9.15 Indemnification of Agents.

The Lenders shall indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent, any sub-agent of the foregoing, the L/C Issuer and their respective Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent, any sub-agent of the foregoing, the L/C Issuer and their respective Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, such sub-agent’s, the L/C Issuer’s or their respective Related Parties’ gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

9.16 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.17 Risk Participation.

(a) Upon the earlier of Substantial Liquidation or the Determination Date, if all Foreign Liabilities have not been repaid in full (other than the Other Liabilities of the Foreign Borrowers and their Subsidiaries), then each Domestic Lender (or its Lender Affiliates) shall purchase from the Foreign Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Foreign Liabilities (other than Other Liabilities relating to the Foreign Borrowers and their Subsidiaries) so that such Lender (and its applicable Lender Affiliates) shall, after giving effect to any such purchases, hold its Liquidation Percentage of all such outstanding Foreign Liabilities and all other Obligations.

(b) Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (excluding those Obligations relating to the Foreign Liabilities or the Other Liabilities) have not been repaid in full, then each Foreign Lender (or its Lender Affiliates) shall purchase from the Domestic Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations so that such Lender (and its Lender Affiliates) shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations of the Domestic Borrowers and the Foreign Liabilities.

(c) All purchases of Obligations under this Section 9.17 shall be at par, for cash, with no premium, discount or reduction and each such purchase shall be evidenced by an appropriate Assignment and Assumption.

(d) No Lender shall be responsible for any default of any other Lender in respect of any other Lender’s obligations under this Section 9.17, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.

(e) Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this Section 9.16 and the purchase of Obligations or the Foreign Liabilities, as applicable, as provided herein.

(f) The obligations of each Lender under this Section 9.17 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any of the Lenders.

(g) No fees required to be paid on any assignment pursuant to Section 10.06 of this Agreement shall be payable in connection with any assignment under this Section 9.17.

(h) Notwithstanding anything contained herein to the contrary, this Section 9.17 is solely between the Lenders and other Credit Parties, and the Loan Parties shall not be a third party beneficiary or have any rights or remedies in respect of this Section 9.17, including the right to enforce this Section 9.17.

9.18 Actions In Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Agents and the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Agents or the Required Lenders.

9.19 Collateral Issues. Notwithstanding any other provisions of this Agreement or any of the other Loan Documents to the contrary, each Co-Collateral Agent shall have rights at least as expansive as the rights afforded to the Administrative Agent relating to (i) (x) the definitions herein of the terms “Domestic Availability” and “Foreign Availability” and any component definition of either of the foregoing, and (y) the definitions herein of the terms “Domestic Borrowing Base” and any “Foreign Borrowing Base” and any component thereof (including, without limitation, Reserves, advance rates, eligibility criteria, reporting requirements and appraisals, examinations and collateral audits) and (ii) the validity, extent, perfection or priority of the Liens granted to the Administrative Agent or the Australian Security Trustee, as applicable, in regards to the Collateral (collectively, the “Collateral Issues”), and any provision in this Agreement or any other Loan Document relating to a Collateral Issue which would otherwise only need the consent of or to be satisfactory or acceptable to the Administrative Agent and the Australian Security Trustee, as applicable, shall be deemed to require the consent of or be satisfactory or acceptable (as the case may be) to the Co-Collateral Agents. In addition, in the event that all of the Agents cannot agree on issues relating to any Borrowing Base, Aggregate Availability, Borrowing Base eligibility standards, Reserves, advance rates, borrowing base reporting, appraisals or examinations or any other action or determination relating to a Collateral Issue, the determination shall be made by the Agent either asserting the more conservative credit judgment (that is, that would result in the least amount of credit being available to the Borrowers hereunder) or declining to permit the requested action.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent, with the Consent of the Required Lenders or the Australian Security Trustee, acting on the instructions of the Administrative Agent), and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest or fees due to the applicable Lenders (or any of them) hereunder without the written Consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees payable hereunder, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 2.13, Section 8.03 or Section 9.17 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;

(e) amend Section 1.09 or the definition of “Alternative Currency” without the written Consent of each Lender;

(f) change any provision of this Section or change the definition of “Required Lenders”, “Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(g) except as expressly permitted hereunder or under any other Loan Document, (i) release a material portion of the aggregate value of the Guarantees made by the Guarantors pursuant to the Facility Guaranty, or (ii) release or limit the liability of, any Borrower, in each case, without the written Consent of each Lender; provided, however, that no Consent of any Lender shall be required in connection with the release of any Foreign Loan Party pursuant to Section 9.11 hereof in connection with the termination of the Commitments to such Foreign Borrower pursuant to Section 2.06 (and notwithstanding that the Facility Guaranty from such Foreign Loan Party may also guarantee Foreign Liabilities of other Foreign Borrowers);

(h) except for Permitted Dispositions and for releases authorized under Section 9.11, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender; provided, however, that no Consent of any Lender shall be required in connection with the release of any Collateral from any Foreign Loan Party pursuant to Section 9.11 hereof in connection with the termination of the Commitments to such Foreign Borrower pursuant to Section 2.06 (and notwithstanding that the Collateral from such Foreign Loan Party may also secure Foreign Liabilities of other Foreign Borrowers);

(i) increase in the advance rates in any Borrowing Base, without the written Consent of each Lender;

(j) otherwise change the definition of the term “Domestic Borrowing Base”, any “Foreign Borrowing Base” or any component definition of either term, if as a result thereof the amount of credit available to the Borrowers hereunder would be increased without the written Consent of the Supermajority Lenders, provided that, subject to Section 2.01(e) and Section 9.19 hereof, the foregoing shall not limit the discretion of any Agent to change, establish or eliminate any Reserves with respect to any Borrowing Base, even if such change or elimination results in an increase in the amount of credit available to the Borrowers hereunder;

(k) modify the definition of “Permitted Domestic Overadvance” or the definition of “Permitted Foreign Overadvance” so as to increase the amount thereof or, except as provided in such definitions, the time period for a Permitted Domestic Overadvance or any Permitted Foreign Overadvance without the written Consent of each Lender;

(l) except as expressly permitted herein or in any other Loan Document, subordinate any of the Obligations hereunder or under the other Loan Documents, to any other Indebtedness without the written Consent of each Lender affected thereby; and

(m) except as provided in Section 2.15, increase the Aggregate Total Commitments without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of the applicable Agent under this Agreement or any other Loan Document (other than the modification or revocation of the Agents’ rights to make Permitted Overadvances under Section 10.01(k) which shall require the Consent solely of the Required Lenders); (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Co-Collateral Agents in addition to the Lenders required above, affect the rights or duties of any Co-Collateral Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended, supplemented and waived with the consent of the Administrative Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with any local requirement of Law or advice of local counsel, (ii) to cure ambiguities, mistakes or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each or each affected Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, any of the Agents, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower or any other Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent Parties’ transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Agents, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including electronic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses (provided that the Foreign Borrowers shall be obligated to pay only those Credit Party Expenses which constitute Credit Party Expenses incurred by the Administrative Agent, the Australian Security Trustee or the Foreign Lenders in connection with the Foreign Loans and Foreign Letters of Credit).

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any of their sub-agents), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes which shall be governed by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any of their sub-agents) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any bank advising or confirming a Letter of Credit and any other Person seeking to enforce the rights of a Borrower, beneficiary, transferee, or assignee or Letter of Credit proceeds or the holder of an instrument or document related to any Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Japanese Depository Bank or to Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided that with respect to the Foreign Loan Parties, “Indemnitees” shall only refer to the Foreign Credit Parties and each Related Party of the Foreign Credit Parties. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.15 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (and any of their sub-agents), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (and any of their sub-agents) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (and any of their sub-agents) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties and Indemnitees shall not assert, and hereby waive, any claim against any Indemnitee or any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such

Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent, the L/C Issuer or the Swing Line Lender, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Total Commitments or the Commitments for any Revolving Facility and Payment in Full and the termination of this Agreement.

10.05 Reinstatement; Payments Set Aside. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization or otherwise under any Debtor Relief Law, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager, Controller, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a receiver, interim receiver, receiver and manager, Controller, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer, or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, (b) each Domestic Lender and the L/C Issuer (with respect to Domestic Letters of Credit) severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment, and (c) each Foreign Lender and the L/C Issuer (with respect to Foreign Letters of Credit) severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) and clause (c) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (i) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement. In connection with the assignment by any Lender of such Lender’s Japanese Commitments pursuant hereto, each Japanese Loan Party hereby agrees to execute and deliver (at such Lender’s cost, except that assignments pursuant to Section 10.13 hereof shall be at the Loan Parties’ expense) such consent agreements or related documents as may be required by the Administrative Agent to enable such Lender to transfer such Lender’s interest in any Japanese Security Documents concurrently with such assignment of Japanese Commitments. In connection with the assignment by any Lender of such Lender’s Australian Commitments pursuant hereto, each Australian Loan Party hereby agrees to execute and deliver (at such Lender’s cost, except that assignments pursuant to Section 10.13 hereof shall be at the Loan Parties’ expense) such consent agreements or related documents as may be required by the Australian Security Trustee to enable such Lender to transfer such Lender’s interest in any Australian Security Documents and for a new Lender to accede to the Security Trust Deed concurrently with such assignment of such Australian Commitments.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or a Lender Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed or conditioned); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed or conditioned) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, a Lender Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed or conditioned) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, a Lender Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed or conditioned) shall be required for any assignment in respect of the assignment of any Commitment if such assignment is to a Person that is not a Lender, a Lender Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed or conditioned) shall be required for any assignment in respect of the assignment of any Commitment if such assignment is to a Person that is not a Lender, a Lender Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(e).

(c) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any applicable requirement of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Loan Parties (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, any Foreign Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(d) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any regulations promulgated thereunder (and any other relevant or successor provisions of the Code or such regulations).

(e) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or any Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (d) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b), provided that such Participant’s participation is recorded in the Register as set forth in Section 10.06(d) as though it were a Lender. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01 as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation as Administrative Agent. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above or resigns as Administrative Agent in accordance with the provisions of Section 9.07, Bank of America may, without duplication of any notice required under Section 9.07, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by Bank of America or its Lender Affiliates outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America (including its global branches and Affiliates, including, without limitation, its Canada branch, and Hong Kong branch, as applicable), to effectively assume the obligations of Bank of America (including its global branches and Affiliates, including, without limitation, its Canada branch and Hong Kong branch, as applicable), with respect to such Letters of Credit, and (c) the successor Swing Line Lender shall repay all outstanding Obligations with respect to Swing Line Loans due to the resigning Swing Line Lender. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Lender Affiliates and to its and its Lender Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Lender Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation).

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such obligation by such disclosure). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Lender Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Lender Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations existing under this Agreement or any other Loan Document then due and owing to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Credit Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Lender Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Lender Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, any amounts of the Foreign Loan Parties so offset shall be applied solely to the Foreign Liabilities.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the applicable Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous letters of intent, commitment letters, agreements and understandings, oral or written, relating to the subject matter hereof; provided that the Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be a binding obligation of each of the parties thereto. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been asserted) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Article III, Article IX and Section 10.04 all survive and remain in full force and effect after the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof and Payment in Full (including, without limitation, those arising under Article III, Article IX and Section 10.04) hereunder. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, any Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 thereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender delivers a notice described in Section 3.02, the Loan Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Lead Borrower may, at the Borrowers’ (in the case of any Foreign Borrower, only in respect of any applicable Foreign Lender) sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the applicable Borrowers or assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees in respect thereof and all other amounts payable to it hereunder and under the other Loan Documents in respect thereof (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f) the failure of any such Lender to execute an Assignment and Assumption shall not render such sale and purchase (and corresponding assignment) invalid and such assignment shall be recorded in the Register.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Lender Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Lender Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice; Proceeds of Crime Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and all applicable “know your customer” rules, regulations and procedures applicable to such Lender in Canada, Australia and Japan), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “Proceeds of Crime Act”). If any Agent has ascertained the identity of the Canadian Borrower or any authorized signatories of the Canadian Borrower for the purposes of the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, economic or trade sanctions and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), then such Agent shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and such Agent within the meaning of the applicable AML Legislation; and shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that no Agent has any obligation to ascertain the identity of the Canadian Borrower or any authorized signatories of the Canadian Borrower on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from the Canadian Borrower or any such authorized signatory in doing so. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request in writing by the Administrative Agent or any Lender (through the Administrative Agent), provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans, the issuance of the Letters of Credit, nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 [Reserved].

10.20 Time of the Essence. Time is of the essence of the Loan Documents.

10.21 Foreign Subsidiaries.

Notwithstanding any provision of any Loan Document to the contrary, (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), (i) no more than 65% of the total combined voting power of all classes of stock entitled to vote in or of any CFC shall be pledged or similarly hypothecated to guarantee or support any Obligation of the Domestic Loan Parties, (ii) no CFC shall guarantee or support any Obligation of the Domestic Loan Parties or any Excluded Swap Obligations of such Foreign Loan Party or of any Domestic Loan Party, and (iii) no security or similar interest shall be granted in the assets of any CFC, which security or similar interest guarantees or supports any Obligation of the Domestic Loan Parties or any Excluded Swap Obligations of such Foreign Loan Party or of any Domestic Loan Party. The parties agree that any pledge, guaranty or similar interest made or granted in contravention of this Section 10.21 shall be void ab initio. For purposes of this Section 10.21, a CFC shall include a Subsidiary substantially all of the assets of which consist of Equity Interests in one or more CFCs.

10.22 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Lender Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or any Agent or such Person’s Lender Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to such Lender or such Agent and without the prior written consent of such Lender or such Agent unless (and only to the extent that) such Credit Party or Lender Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Lender Affiliate will consult with such Lender or such Agent before issuing such press release or other public disclosure.

(b) Each Credit Party agrees that neither it nor its Lender Affiliates will in the future issue any press releases or other public disclosure using the name of the Parent or its Subsidiaries without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Lender Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Lender Affiliate will consult with the Lead Borrower before issuing such press release or other public disclosure. Subject to the foregoing, each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof and reasonably cooperate with Lead Borrower in connection with any modifications requested by Lead Borrower. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.23 Additional Waivers.

(a) Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.01, the Obligations (including, for avoidance of doubt, the Foreign Liabilities) are the joint and several obligation of each Loan Party; provided that the Foreign Loan Parties shall be liable only for the Foreign Liabilities. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any release of any other Loan Party from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Co-Collateral Agents or any other Credit Party.

(b) Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.01, the Obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible Payment in Full), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible Payment in Full).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible Payment in Full. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly Paid in Full. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Domestic Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Each Foreign Borrower is obligated to repay the Foreign Liabilities as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible Payment in Full. Any Indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible Payment in Full but may be paid in the ordinary course of business or as permitted pursuant to Section 7.07 hereof. If any amount shall be paid to any Loan Party erroneously or in violation of the provisions of this Agreement on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall, subject to the terms of the Intercreditor Agreement, forthwith be paid to the Administrative Agent to be credited against the payment of the applicable Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Domestic Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Domestic Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Domestic Borrowers (or the Foreign Borrowers, if applicable) in an amount, (x) for each of such other Domestic Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Domestic Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Domestic Borrowers, or (y) for the Foreign Borrowers, in an amount equal to such Accommodation Payment. As of any date of determination, the “Allocable Amount” of each Domestic Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Domestic Borrower hereunder without (a) rendering such Domestic Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Domestic Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Domestic Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

10.24 Judgment Currency. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the applicable Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due the Administrative Agent, the applicable Loan Party will, on the date of receipt by the Administrative Agent pay such additional amounts, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date, as applicable, is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Loan Party shall indemnify and save the Agents, the L/C Issuer and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

10.25 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.26 Attachments. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits (other than the Intercreditor Agreement) and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.27 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreement), the provision contained in this Agreement shall govern and control.

10.28 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.29 Obligations and Collateral of the Foreign Loan Parties.

Notwithstanding anything contained herein or in the other Loan Documents to the contrary, none of the Foreign Loan Parties shall be liable or jointly and severally liable for any Excluded Swap Obligations of such Foreign Loan Party or of any Domestic Loan Party or for any Obligations (other than the Foreign Liabilities) of the Parent or any other Domestic Loan Party (collectively, the “Domestic Obligations”), and none of the Collateral pledged by the Foreign Loan Parties shall secure any Domestic Obligations (other than the Foreign Liabilities). In addition, any insurance proceeds from any Collateral pledged by the Foreign Loan Parties shall not be available to pay any Domestic Obligations (other than the Foreign Liabilities).

10.30 Language.

The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.

10.31 Keepwell.

Subject to the provisions of Section 10.29, each Loan Party that is a Qualified ECP Guarantor at the time its Guarantee or the grant of a security interest under the Loan Documents becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.31 shall remain in full force and effect until Payment in Full. Each Loan Party intends this Section 10.31 to constitute, and this Section 10.31 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.32 Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Effective Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute Obligations under this Agreement (unless paid on the Effective Date). This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Effective Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Effective Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement. The Credit Parties authorize the Agents to execute a Confirmation and Ratification of Ancillary Loan Documents and any amendments and/or amendments and restatements and/or supplements to the Existing Credit Agreement, in each case as the Administrative Agent may deem appropriate in connection with such Loan Documents.

10.33 Money Lending Business Law. The Loan Parties hereby agree to the submission by each of the Japanese Lenders as a Money Lender (kashikin gyo-sha) under Money Lending Business Law of Japan to the Loan Parties of any writings under the Money Lending Business Law of Japan and other regulations related thereto, by electronic means in lieu of delivery of paper documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

QS WHOLESALE, INC., as the Lead Borrower and as a Domestic Borrower

By:
Name: Charles S. Exon Title: President and Secretary

DC SHOES, INC., as a Domestic Borrower

By:
Name: Charles S. Exon Title: Executive Vice President and Secretary

HAWK DESIGNS, INC., as a Domestic Borrower

By:
Name: Charles S. Exon Title: President and Secretary

MERVIN MANUFACTURING, INC., as a Domestic Borrower

By:
Name: Charles S. Exon Title: President and Secretary

Signature Page to Amended and Restated Credit Agreement

QS RETAIL, INC., as a Domestic Borrower

By:
Name: Charles S. Exon Title: President and Secretary

QUIKSILVER, INC., as a Guarantor

By:
Name: Charles S. Exon Title: President and Secretary

Signature Page to Amended and Restated Credit Agreement

QUIKSILVER CANADA CORP., as the Canadian Borrower

By:
Name: Charles S. Exon Title: President and Secretary

QS RETAIL CANADA CORP., as a Guarantor

By:
Name: Charles S. Exon Title: President and Secretary

Signature Page to Amended and Restated Credit Agreement

QUIKSILVER JAPAN CO., LTD., as the Japanese Borrower

By:
Name: Sammy Yoo Title: Representative Director

Signature Page to Amended and Restated Credit Agreement

Executed by Ug Manufacturing Co. Pty Ltd ACN 005 047 941 in accordance with section 127 of the Corporations Act 2001:

Director	Secretary

ANDREW N. BRUENJES	SIMON F. LYNCH
Name of Director (BLOCK LETTERS)	Name of Secretary (BLOCK LETTERS)

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and as a Co-Collateral Agent

By:
Name: Roger Malouf Title: Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., (acting through its Hong Kong branch) as Administrative Agent and as a Co-Collateral Agent

By:
Name: Roger Malouf Title: Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A. (acting through its Australia branch) as an Australian Lender, and Australian Swing Line Lender

By:
Name: Title:

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Domestic Lender, L/C Issuer and Swing Line Lender

By:
Name: Roger Malouf Title: Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender, Canadian L/C Issuer and Canadian Swing Line Lender

By:
Name: Medina Sales De Andrade Title: Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A. (acting through its Tokyo branch), as a Japanese Lender and Japanese Swing Line Lender

By:
Name: Title:

Signature Page to Amended and Restated Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent

By:
Name: Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Domestic Lender

By:
Name: Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Canadian Lender

By:
Name: Title:

GE CAPITAL FINANCE PTY. LTD (as trustee for the GE Capital Commercial Real Estate Financing & Services (Australia) Unit Trust), as an Australian Lender

By:
Name: Title:

Signature Page to Amended and Restated Credit Agreement

GE CAPTIAL ASSET FINANCE CORPORATION, as a Japanese Lender

By:
Name: Title:

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Domestic Lender

By:
Name: Title:

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Canadian Lender

By:
Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION (London Branch), as an Australian Lender

By:
Name: Title:

Signature Page to Amended and Restated Credit Agreement